  As filed with the Securities and Exchange Commission on September 30, 1998
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             --------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                             --------------------

                               Dean Foods Company
             (Exact name of registrant as specified in its charter)

                             --------------------

           Delaware                       2026                   36-0984820
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
       of incorporation           Classification Number)    Identification No.)
       or organization)

                             --------------------

                               3600 N. River Road
                         Franklin Park, Illinois 60131
                                 (847) 678-1680
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                               Eric A. Blanchard
                      General Counsel, Dean Foods Company
               3600 N. River Road, Franklin Park, Illinois 60131
                                 (847) 678-1680
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------

                                   Copies to

                           Merrill J. Schwartz, Esq.
                    Stark, Wells, Rahl, Schwartz & Schieffer
              Lake Merritt Plaza, 1999 Harrison Street, Suite 1300
                         Oakland, California 94612-3508

                             --------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction of the conditions to the merger of Berkeley Farms, Inc. ("Berkeley Farms") with and into a wholly-owned subsidiary of the Registrant (the "Merger") pursuant to an Agreement and Plan of Merger by and among the Registrant, Berkeley Farms and certain other parties thereto.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                             --------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                    Proposed maximum     Proposed maximum
Title of each class of securities to be          Amount to be      offering price per   aggregate offering    Amount of
              registered                        registered (1)          unit (2)            price (2)      Registration fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share,          1,600,000              $14.43             $23,087,973       $6,810.95
 and related Preferred Share Purchase Rights
===========================================================================================================================

(1) The securities being registered represent the maximum number of shares of Common Stock and related Preferred Share Purchase Rights anticipated to be issued in the Merger.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended. Based upon the book value as of June 30, 1998 of the securities of Berkeley Farms to be received by the Registrant in the Merger.

                             --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.
================================================================================

                             BERKELEY FARMS, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       To Be Held On [__________], 1998

To the shareholders of Berkeley Farms, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Berkeley Farms Meeting") of Berkeley Farms, Inc., a California corporation ("Berkeley Farms"), will be held at 25500 Clawiter Road, Hayward, California on [____], 1998 at [____] a.m. local time to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated September 14, 1998 (the "Merger Agreement") by and among Dean Foods Company ("Dean"), BFD Acquisition Co., a wholly-owned subsidiary of Dean ("Merger Sub"), Berkeley Farms and the shareholders of Berkeley Farms party thereto.

     The Merger Agreement provides for (1) the merger of Berkeley Farms with and into Merger Sub (the "Merger") with the result that the separate corporate existence of Berkeley Farms will cease and (2) the conversion of each issued and outstanding share of Berkeley Farms Common Stock (other than any such share as to which statutory dissenters' rights have been perfected) into the right to receive, in accordance with the terms of the Merger Agreement, the following consideration:

     (x) shares of Dean Common Stock having an aggregate Closing Price (as defined in the accompanying Proxy Statement/Prospectus) equal to approximately $37.99 (such shares of Dean Common Stock will be delivered into escrow as discussed below); and

     (y) subject to partial substitution of Dean Common Stock in a specified event as described below, $1,147.33 in cash; provided that the holder of such share of Berkeley Farms Common Stock may elect to receive in lieu of such cash shares of Dean Common Stock having an aggregate Closing Price equal to $1,128.33 (except that cash will be paid in lieu of any fractional share of Dean Common Stock otherwise issuable to the holder).

     To be effective, such an election to receive Dean Common Stock in lieu of cash for any share of Berkeley Farms Common Stock (properly completed) must be received by Dean by the close of business on [__________], 1998. A Berkeley Farms shareholder may elect to receive Dean Common Stock in lieu of cash for all or only certain of his or her shares of Berkeley Farms Common Stock.

     The Merger Agreement provides that the aggregate cash (excluding cash paid in lieu of fractional interests) paid in the Merger will not exceed $30,700,000 (as reduced in the event any Berkeley Farms shareholder exercises statutory dissenters' rights). In the event that, after giving effect to any effective elections to receive Dean Common Stock in lieu of cash, the aggregate cash that would otherwise be paid in the Merger exceeds such maximum amount, cash in such maximum amount will be prorated among those Berkeley Farms shareholders who are to receive any cash in the Merger on the basis of the respective amounts of cash otherwise to be received by such shareholders, and Dean Common Stock (valued at the Closing Price) will be paid to each such shareholder in an amount equal to approximately 98.34% of the difference between the amount of cash otherwise to be received by such shareholder and the cash actually received by such shareholder in the Merger. Thus, the actual number of shares of Dean Common Stock and the actual amount of cash ultimately received by a Berkeley Farms shareholder who desires to receive any cash will depend upon the elections of other shareholders of Berkeley Farms, and under certain circumstances a Berkeley Farms shareholder may receive more shares of Dean Common Stock and less cash than desired. Any shareholder of Berkeley Farms who receives Dean Common Stock in the Merger will become a Dean stockholder.

     In connection with the consummation of the Merger, an escrow will be established as collateral security for the satisfaction by the Berkeley Farms shareholders of their indemnification obligations related to the Merger Agreement, and approximately $2,000,000 (valued at the Closing Price) of the Dean Common Stock payable by Dean in the Merger (pro rated among the Berkeley Farms shareholders based on their Berkeley Farms shareholdings) will be delivered into such escrow in lieu of being delivered to the Berkeley Farms shareholders.

     The terms and conditions of the Merger Agreement are described more fully in the accompanying Proxy Statement/Prospectus.

     The following documents accompany this Notice of Special Meeting of
Shareholders:

     .  Proxy Statement/Prospectus
     .  Proxy Card
     .  Dean Annual Report on Form 10-K for fiscal year 1998
     .  Dean Current Report on Form 8-K filed on September 30, 1998
     .  Dean Annual Report to Stockholders for fiscal year 1998
     .  Proxy Statement of Dean for its 1998 annual stockholders meeting
     . Form of election to receive Dean Common Stock in lieu of cash in the Merger
     .  Copy of Article 13 of the General Corporation Law of California

     Each Berkeley Farms shareholder entitled to vote at the Berkeley Farms Meeting will have the right to dissent from the Merger and to obtain payment for the fair value of his or her shares upon compliance with the provisions of
Article 13 of the General Corporation Law of the State of California. For a summary of the rights of shareholders of Berkeley Farms to dissent, see "Rights of Dissenting Shareholders" in the accompanying Proxy Statement/Prospectus.

     The affirmative vote of the holders of a majority of the outstanding shares of Berkeley Farms Common Stock is required to approve the Merger. Failure to forward a proxy or to vote in person at the Berkeley Farms Meeting will have the same effect as if a shareholder had voted against the Merger. Shareholders of Berkeley Farms who in the aggregate own of record approximately 55% of the outstanding shares entitled to vote at the Berkeley Farms Meeting have indicated their intentions to vote such shares in favor of the Merger Agreement. Only holders of Berkeley Farms Common Stock of record at the close of business on [__________], 1998 are entitled to receive notice of and to vote at the Berkeley Farms Meeting or any adjournments thereof.

     All holders are urged to attend the Berkeley Farms Meeting in person. Whether or not you expect to attend the Berkeley Farms Meeting in person, please sign and promptly return the accompanying proxy in the enclosed return envelope. You may revoke your proxy at any time prior to the Berkeley Farms Meeting by giving written notice to the Secretary of Berkeley Farms or other officer or agent authorized to tabulate votes, by delivering to such Secretary or other officer or agent a later dated proxy, or by voting in person at the Berkeley Farms Meeting. Signing and mailing your proxy at this time will not affect your right to vote in person if you attend the Berkeley Farms Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement/Prospectus.


                              By Order of the Board of Directors



                              Norman Alberts
                              Secretary
                              Berkeley Farms, Inc.

Hayward, California
[_________________], 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A        +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws of +
+ any such state.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998


                    PROXY STATEMENT OF BERKELEY FARMS, INC.
   FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [___________], 1998

                               -----------------

                                 PROSPECTUS OF
                              DEAN FOODS COMPANY


       Up to [_______] Shares of Common Stock, Par Value $1.00 Per Share,
                  and related Preferred Share Purchase Rights


     This Proxy Statement/Prospectus is being furnished to the shareholders of Berkeley Farms, Inc., a California corporation ("Berkeley Farms"), in connection with the solicitation of proxies by the Board of Directors of Berkeley Farms for use at the special meeting of shareholders of Berkeley Farms (the "Berkeley Farms Meeting") to be held at 25500 Clawiter Road, Hayward, California at [____] a.m. local time on [___________], 1998 and at any adjournments thereof. The purpose of the Berkeley Farms Meeting is for the shareholders of Berkeley Farms (the "Berkeley Farms Shareholders") to consider and vote upon approval of the Agreement and Plan of Merger described below. This Proxy Statement/Prospectus is first being given or mailed to Berkeley Farms Shareholders on or about [_________], 1998 in connection with the solicitation of proxies for the Berkeley Farms Meeting.

     This Proxy Statement/Prospectus also constitutes a prospectus of Dean Foods Company, a Delaware corporation ("Dean"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to [_______] shares of Dean common stock, par value $1.00 per share (including the related Preferred Share Purchase Rights unless the context indicates otherwise, "Dean Common Stock") that may be issued to the Berkeley Farms Shareholders in connection with the proposed merger (the "Merger") of Berkeley Farms with and into BFD Acquisition Co., a California corporation and a wholly-owned subsidiary of Dean ("Merger Sub"), as a result of which the separate corporate existence of Berkeley Farms will cease.

     The terms and conditions of the Merger are set forth in an Agreement and Plan of Merger dated September 14, 1998 by and among Dean, Merger Sub, Berkeley Farms and the shareholders of Berkeley Farms party thereto (the "Merger Agreement"), a copy of which is included as Appendix A to this Proxy Statement/Prospectus.

      At the effective time of the Merger (the "Effective Time"), each outstanding share of Berkeley Farms common stock, par value $10.00 per share ("Berkeley Farms Common Stock"), other than any such share as to which statutory dissenters' rights have been perfected, will be converted into the right to receive, in accordance with the terms of the Merger Agreement, the following consideration:

     (x) shares of Dean Common Stock having an aggregate Closing Price (as defined below) equal to approximately $37.99 (such shares of Dean Common Stock will be delivered into escrow as discussed under "The Merger Agreement - Indemnification Escrow Agreement; Shareholder Claims" below); and

     (y) subject to partial substitution of Dean Common Stock in a specified event as described below, $1,147.33 in cash; provided that the holder of such share of Berkeley Farms Common Stock may elect to receive in lieu of such cash shares of Dean Common Stock having an aggregate Closing Price equal to $1,128.33 (except that cash will be paid in lieu of any fractional shares of Dean Common Stock otherwise issuable to the holder).

     To be effective, such an election to receive Dean Common Stock in lieu of cash for any share of Berkeley Farms Common Stock (properly completed) must be received by Dean by the close of business on [__________], 1998. See "The Merger Agreement - Election Procedure." A Berkeley Farms Shareholder may elect to receive Dean Common Stock in lieu of cash for all or only certain of his or her shares of Berkeley Farms Common Stock.

     The Merger Agreement provides that the aggregate cash (excluding cash paid in lieu of fractional interests) paid in the Merger will not exceed $30,700,000 (as reduced in the event any Berkeley Farms Shareholder exercises statutory dissenters' rights). In the event that, after giving effect to any effective elections to receive Dean Common Stock in lieu of cash, the aggregate cash that would otherwise be paid in the Merger exceeds such maximum amount, cash in such maximum amount will be prorated among those Berkeley Farms Shareholders who are to receive any cash in the Merger on the basis of the respective amounts of cash otherwise to be received by such Shareholders, and Dean

Common Stock (valued at the Closing Price) will be paid to each such Shareholder in an amount equal to approximately 98.34% of the difference between the amount of cash otherwise to be received by such Shareholder and the cash actually received by such Shareholder in the Merger. Thus, the actual number of shares of Dean Common Stock and the actual amount of cash ultimately received by a Berkeley Farms Shareholder who desires to receive any cash will depend upon the elections of other Berkeley Farms Shareholders, and under certain circumstances a Berkeley Farms Shareholder may receive more shares of Dean Common Stock and less cash than desired. See "The Merger Agreement - Pro Ration of Cash." Any Berkeley Farms Shareholder who receives Dean Common Stock in the Merger will become a Dean stockholder.

     In connection with the consummation of the Merger, an escrow will be established as collateral security for the satisfaction by the Berkeley Farms Shareholders of their indemnification obligations related to the Merger Agreement, and approximately $2,000,000 (valued at the Closing Price) of the Dean Common Stock payable by Dean in the Merger (pro rated among the Berkeley Farms Shareholders based on their Berkeley Farms shareholdings) will be delivered into such escrow in lieu of being delivered to the Berkeley Farms Shareholders. See "The Merger Agreement - Indemnification Escrow Agreement; Shareholder Claims."

     The following documents accompany this Proxy Statement/Prospectus:

     .    Proxy Card
     .    Dean Annual Report on Form 10-K for fiscal year 1998
     .    Dean Current Report on Form 8-K filed on September 30, 1998
     .    Dean Annual Report to Stockholders for fiscal year 1998
     .    Proxy Statement of Dean for its 1998 annual stockholders meeting
     .    Form of election to receive Dean Common Stock in lieu of cash in the
          Merger
     .    Copy of Article 13 of the General Corporation Law of California

     This Proxy Statement/Prospectus does not cover any resales of any Dean Common Stock received by Berkeley Farms Shareholders upon consummation of the Merger, and no person is authorized to make any use of this Proxy
Statement/Prospectus in connection with any such resale. See "Restrictions on Resales by Affiliates."

     The affirmative vote of the holders of a majority of the outstanding shares of Berkeley Farms Common Stock is required to approve the Merger. Failure to forward a proxy or to vote in person at the Berkeley Farms Meeting will have the same effect as if a Berkeley Farms Shareholder had voted against the Merger. Shareholders of Berkeley Farms who in the aggregate own of record approximately 55% of the outstanding shares entitled to vote at the Berkeley Farms Meeting have indicated their intentions to vote such shares in favor of the Merger Agreement. Only holders of Berkeley Farms Common Stock of record at the close of business on [__________], 1998 are entitled to receive notice of and to vote at the Berkeley Farms Meeting or any adjournments thereof.

     NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus or in the documents indicated above as accompanying this Proxy Statement/Prospectus, and any information or representation not contained herein or in any such accompanying document must not be relied upon as having been authorized by Dean, Merger Sub or Berkeley Farms. This Proxy Statement/Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Dean, Merger Sub or Berkeley Farms since the date hereof.

     The date of this Proxy Statement/Prospectus is ____________ __, 1998.

                             AVAILABLE INFORMATION

     Dean is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material should also be available on-line through EDGAR and may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains a Web site (http://www.sec.gov) that contains reports and other information regarding companies that file electronically with the SEC, including Dean. Such reports and other information concerning Dean can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the Dean Common Stock is listed (and on which application will be made to list the Dean Common Stock that may be issued in the Merger).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement/Prospectus incorporates documents by reference. The Dean Annual Report on Form 10-K for fiscal year 1998 incorporated by reference herein is being delivered herewith. The other documents incorporated by reference herein are available (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement/Prospectus incorporates) without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request addressed to Eric A. Blanchard, Secretary, Dean Foods Company, 3600 North River Road, Franklin Park, Illinois 60131, telephone: (847) 678-1680. In order to ensure timely delivery of the documents, any request should be made by [___________], 1998.

     The following documents of Dean have been filed with the SEC and are incorporated herein by reference:

     (1) Annual Report on Form 10-K for the fiscal year ended May 31, 1998;

     (2) Current Report on Form 8-K filed on August 11, 1998;

     (3) Current Report on Form 8-K filed on September 30, 1998;

     (4) The description of the Dean Common Stock contained in the Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, dated August 1, 1988, as amended on August 8, 1988, August 10, 1988 and December 27, 1989; and

     (5) The description of the Dean Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, dated August 4, 1998.

     All documents filed by Dean pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Berkeley Farms Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


                                     (ii)

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
SUMMARY......................................................................  2
FORWARD-LOOKING STATEMENTS...................................................  6
THE BERKELEY FARMS MEETING...................................................  7
THE PROPOSED MERGER..........................................................  8
THE MERGER AGREEMENT......................................................... 10
RESTRICTIONS ON RESALES BY AFFILIATES........................................ 18
COMPARISON OF RIGHTS OF SHAREHOLDERS......................................... 19
RIGHTS OF DISSENTING SHAREHOLDERS............................................ 25
DESCRIPTION OF DEAN CAPITAL STOCK............................................ 34
BUSINESS OF DEAN............................................................. 38
BUSINESS OF BERKELEY FARMS................................................... 39
MARKET PRICES OF AND DIVIDENDS DECLARED ON BERKELEY FARMS COMMON STOCK....... 40
BERKELEY FARMS SELECTED FINANCIAL DATA AND OTHER INFORMATION................. 41
PRINCIPAL SHAREHOLDERS OF BERKELEY FARMS;
  BERKELEY FARMS MANAGEMENT HOLDINGS......................................... 43
EXPERTS...................................................................... 45
LEGAL OPINIONS............................................................... 45
INDEX TO FINANCIAL STATEMENTS................................................ F-1


                                     (iii)

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus (including the Merger Agreement attached as Appendix A hereto) and in the documents incorporated by reference herein. Shareholders of Berkeley Farms are urged to carefully review the entire Proxy Statement/Prospectus and the documents incorporated by reference herein.

The Parties

     Dean Foods Company. Dean is a Delaware corporation which is engaged principally in the processing, distribution and sale of dairy, pickle and specialty products. On September 23, 1998, Dean disposed of its vegetable operations. See "Business of Dean." The principal executive offices of Dean are located at 3600 North River Road, Franklin Park, Illinois 60131, telephone:
(847) 678-1680.

     Berkeley Farms, Inc. Berkeley Farms is a California corporation which is engaged in the business of processing and distributing fluid milk, ice cream and other dairy products throughout Northern California. The principal executive offices of Berkeley Farms are located at 25500 Clawiter Road, Hayward, California 94545, telephone: (510) 265-8650.

     BFD Acquisition Co. Merger Sub is a wholly-owned subsidiary of Dean that was formed for the sole purpose of implementing the Merger. Merger Sub is minimally capitalized and has not conducted any business or operations.

The Merger

     General. Under the terms of the Merger Agreement, Berkeley Farms will be merged with and into Merger Sub and the separate corporate existence of Berkeley Farms will cease. The Merger Agreement provides for the conversion of each issued and outstanding share of Berkeley Farms Common Stock (other than any such share as to which statutory dissenters' rights have been perfected) into the right to receive, in accordance with the terms of the Merger Agreement, the following consideration:

     (x) shares of Dean Common Stock having an aggregate Closing Price equal to approximately $37.99 (such shares of Dean Common Stock will be delivered into escrow as discussed under "The Merger Agreement - Indemnification Escrow Agreement; Shareholder Claims" below); and

     (y) subject to partial substitution of Dean Common Stock in a specified event as described below, $1,147.33 in cash; provided that the holder of such share of Berkeley Farms Common Stock may elect to receive in lieu of such cash shares of Dean Common Stock having an aggregate Closing Price equal to $1,128.33 (except that cash will be paid in lieu of any fractional share of Dean Common Stock otherwise issuable to the holder).

     To be effective, such an election to receive Dean Common Stock in lieu of cash for any share of Berkeley Farms Common Stock (properly completed) must be received by Dean by the close of business on [__________], 1998. See "The Merger Agreement - Election Procedure." A Berkeley Farms Shareholder may elect to receive Dean Common Stock in lieu of cash for all or only certain of his or her shares of Berkeley Farms Common Stock.

     The Merger Agreement provides that the aggregate cash (excluding cash paid in lieu of fractional interests) paid in the Merger will not exceed $30,700,000 (as reduced in the event any Berkeley Farms Shareholder exercises statutory dissenters' rights). In the event that, after giving effect to any effective elections to receive Dean Common Stock in lieu of cash, the aggregate cash that would otherwise be paid in the Merger exceeds such maximum amount, cash in such maximum amount will be prorated among those Berkeley Farms Shareholders who are to receive any cash in the Merger on the basis of the respective amounts of cash otherwise to be received by such Shareholders, and Dean Common Stock (valued at the Closing Price) will be paid to each such Shareholder in an amount equal to approximately 98.34% of the difference between the amount of cash otherwise to be received by such Shareholder and the cash actually received by such Shareholder in the Merger. Thus, the actual number of shares of Dean Common Stock and actual amount of cash ultimately received by a Berkeley Farms Shareholder who desires to receive any cash will depend upon the elections of other Berkeley Farms Shareholders, and under certain circumstances a Berkeley Farms Shareholder may receive more shares of Dean Common Stock and less cash than desired. See "The Merger Agreement - Pro Ration of Cash." Any Berkeley Farms Shareholder who receives Dean Common Stock in the Merger will become a Dean stockholder.

     In connection with the consummation of the Merger, an escrow will be established as collateral security for the satisfaction by the Berkeley Farms Shareholders of their indemnification obligations related to the Merger Agreement, and approximately $2,000,000 (valued at the Closing Price) of the Dean Common Stock payable by Dean in the Merger (pro rated among the Berkeley Farms Shareholders based on their Berkeley Farms shareholdings) will be delivered into such escrow in lieu of being delivered to the Berkeley Farms Shareholders. See "The Agreement of Merger - Indemnification Escrow Agreement; Shareholder Claims."

     The "Closing Price" of Dean Common Stock will be based on the average of the last reported sales prices as reported by The Wall Street Journal for a share of Dean Common Stock for each of the ten trading days ending on the day prior to the Berkeley Farms Meeting (i.e., each of [____________], 1998).

     Reasons for the Proposed Merger. Dean is acquiring Berkeley Farms to expand its presence in the California dairy system. Berkeley Farms is entering into the Merger to provide the Berkeley Farms Shareholders with an opportunity to obtain a financial interest in Dean through a tax-free exchange of their Berkeley Farms Common Stock, which is not publicly traded, for Dean Common Stock, which is traded on the NYSE, and to participate in the potential growth of Dean. Berkeley Farms also anticipates that Dean's expertise and capital resources will contribute to the expansion of Berkeley Farms' new Hayward processing plant and that Dean's packaging techniques will bring Berkeley Farms' customers innovative new dairy products in unique containers.

     Recommendation of Berkeley Farms Board of Directors. The Berkeley Farms Board of Directors has unanimously approved the Merger Agreement and is unanimously recommending the Merger Agreement to the Berkeley Farms Shareholders. See "The Proposed Merger - Background" and "- Reasons for the Merger; Recommendation of the Berkeley Farms Board of Directors."

     Exchange of Certificates. Upon the closing of the transaction contemplated by the Merger Agreement (the "Closing" and the date thereof, the "Closing Date"), certificates representing shares of Berkeley Farms Common Stock shall be exchanged for certificates representing shares of Dean Common Stock and (unless otherwise elected) cash in accordance with the terms and conditions of the Merger Agreement. A portion of the Dean Common Stock payable by Dean in the Merger will be delivered into escrow. See "The Merger Agreement -Indemnification Escrow Agreement; Shareholder Claims."

     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the parties to consummate the Merger are subject to certain conditions, including among others, receipt of the requisite approval of the Berkeley Farms Shareholders. See "The Merger Agreement - Conditions to Obligations of Each Party to Effect the Merger." Dean, Merger Sub or Berkeley Farms may waive certain of the conditions to the Merger.

     Amendment and Termination of the Merger Agreement. The Merger Agreement may be amended in any manner and at any time prior to the submission of the Merger to the Berkeley Farms Shareholders and after such submission may be amended only under certain circumstances. The Merger Agreement may be terminated at any time by mutual agreement of the Boards of Directors of Dean, Merger Sub and Berkeley Farms or, under certain conditions, by one of such Boards of Directors without the consent of the other. See "The Merger Agreement - Amendment and Termination of the Merger Agreement."

     Antitrust Considerations. The transaction contemplated by the Merger Agreement is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The applicable waiting period under the HSR Act expired as of 11:59 p.m. on [________________], 1998. See "The Proposed Merger - Antitrust Considerations."

     Accounting Treatment. The Merger will be a "purchase" for accounting purposes. See "The Proposed Merger -- Accounting Treatment."

     Federal Income Tax Consequences. For federal income tax purposes, it is expected that the Merger will constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended. As a result, a Berkeley Farms Shareholder who receives Dean Common Stock for Berkeley Farms Common Stock in the Merger should not recognize gain or loss from such receipt. A Berkeley Farms Shareholder who receives cash for Berkeley Farms Common Stock, however, will recognize income or gain equal to the lesser of (i) the excess of the value of the total consideration received from Dean over the basis in his or her Berkeley Farms Common Stock or (ii) the total amount of cash received. An opinion of counsel regarding the federal income tax consequences of the Merger has been obtained in connection with the Merger. See "Federal Income Tax Consequences."

     Rights of Dissenting Shareholders. Under California law, Berkeley Farms Shareholders who object to the Merger have the right to be paid the "fair market value" of their shares of Berkeley Farms Common Stock if they comply with certain requirements, including without limitation giving timely written notice to Berkeley Farms of their intent to demand payment and not voting in favor of the Merger. The Merger Agreement provides that a condition precedent to Dean's and BFD's obligation to close is that the terms of the Merger Agreement shall have been approved by Berkeley Farms Shareholders owning at least 90% of the Berkeley Farms Common Stock. See "Rights of Dissenting Shareholders" and "The Merger Agreement - Conditions to the Obligations of Each Party to Effect the Merger."

     Comparison of Rights of Stockholders. The rights of holders of Berkeley Farms Common Stock are presently governed by the articles of incorporation and bylaws of Berkeley Farms and California law. If the Merger is consummated, then each Berkeley Farms Shareholder who receives Dean Common Stock in the Merger will become a stockholder of Dean and the rights of such holder of Dean Common Stock will be governed by the restated certificate of incorporation and bylaws of Dean and Delaware law. This change in governing instruments and law will modify the rights of Berkeley Farms Shareholders in certain respects. See "Comparison of Rights of Shareholders."

     Share Ownership of Affiliates. The directors and executive officers of Berkeley Farms and certain of its affiliates beneficially own 89% of the Berkeley Farms Common Stock. See "Principal Shareholders of Berkeley Farms; Berkeley Farms Management Holdings."

     The Berkeley Farms Meeting. The Berkeley Farms Meeting will be held at 25500 Clawiter Road, Hayward, California at [____] a.m. local time on [__________], 1998. The purpose of the Berkeley Farms Meeting is to consider and vote upon approval of the Merger Agreement. The shareholders entitled to vote at the Berkeley Farms Meeting are the holders of record of Berkeley Farms Common Stock on [__________] , 1998, which is the record date fixed by the Berkeley Farms Board of Directors. All written notices of revocation and other communications with respect to revocations of proxies should be addressed as follows: Berkeley Farms, Inc., 25500 Clawiter Road, Hayward, CA 94545,
Attention: Norman Alberts, Secretary. See "Principal Shareholders of Berkeley Farms; Berkeley Farms Management Holdings."

     New York Stock Exchange Listing. Dean Common Stock is traded on the NYSE (symbol: DF). All of the shares of Dean Common Stock to be issued in the Merger are treasury shares which have been approved for listing previously by the NYSE.

     Recent Prices of Common Stock. As reported on the New York Stock Exchange composite tape, the last sale price of Dean Common Stock on September 14, 1998, the last trading day before the proposed Merger was publicly announced, and on [___________], 1998 were $42.6875 and $[_____], respectively.

     No information regarding sales prices of Berkeley Farms Common Stock is included because no public trading market exists for Berkeley Farms Common Stock. See "Market Prices of and Dividends Declared on Berkeley Farms Common Stock."

Dean Summary Selected Financial Information

     The following presents summary financial information derived from the consolidated financial statements of Dean and the Form 8-K of Dean filed on September 30, 1998 incorporated by reference in this Proxy Statement/Prospectus and should be read in conjunction with such financial statements and the notes thereto and such Form 8-K.

                                                                              December 31,
                                               ----------------------------------------------------------------------------
                                                                                                                 Pro Forma
                                                 1994(1)      1995         1996(2)       1997         1998         1998
                                               ----------   ----------   ----------    ----------   ----------   ----------
                                                             (Dollars in thousands except per share amounts)
Net Sales....................................  $2,011,273   $2,087,079   $2,240,517    $2,460,563   $2,735,834   $2,831,200(3)
Income (loss) from continuing operations.....      56,859       58,504      (16,865)       73,988       87,980       92,300(3)
Income (loss) from continuing operations
  per diluted share..........................        1.46         1.46         (.42)         1.83         2.13         2.23(3)
Total Assets.................................   1,027,149    1,114,157    1,131,625     1,133,680    1,607,189    1,546,000(3)
Long-Term obligations........................     131,820      220,553      217,984       208,931      558,233      348,200(3)
Cash dividends per common share..............         .64          .68          .72           .76          .80          .80

______________

(1) 1994 includes an after-tax net gain of $1,179 ($.03 per share) related to changes in accounting principles.
(2) 1996 continuing operations results include a pre-tax charge of $102,439 ($64,906 after-tax, or $1.62 per share) related to the adoption of a plan to reduce costs, rationalize production capacity and provide for severance and environmental costs.
(3) As reported on the Form 8-K filed on September 30, 1998 related to the disposition of Dean's vegetable operations.

Equivalent and Comparative Per Share Data

The following unaudited table presents selected (i) historical per common share data for Dean and Berkeley Farms, (ii) Pro Forma per common share data for Dean as reported on its Form 8-K filed on September 30, 1998 and (iii) equivalent Pro Forma per common share data for Berkeley Farms Common Stock at Dean historical and Pro Forma amounts on the basis described in Note 4. Pro Forma combined financial and operating information of Dean and Berkeley Farms are not required to be presented herein because Berkeley Farms information is not considered significant in relation to that of Dean. This data should be read in conjunction with the historical consolidated financial statements of Dean and the Pro Forma information as reported on Form 8-K of Dean filed on September 30, 1998 incorporated by reference into this Proxy Statement/Prospectus, and the historical financial statements of Berkeley Farms included elsewhere in this Proxy Statement/Prospectus.

                          Dean (1)   Berkeley Farms (2)  Dean Pro    Equivalent Pro Forma     Equivalent Pro Forma
                                                         Forma (3)   Per Share of Berkeley    Per Share of Berkeley
                                                                     Farms Common Stock at    Farms Common Stock at
                                                                      Dean Historical (4)       Dean Pro Forma (4)
                          --------   ------------------  ----------  ---------------------    ----------------------
Income (loss) from        $2.13      N/A                 $2.23       $55.38                   $57.98
continuing operations
per diluted share for
Fiscal Year 1998
Income (loss) per         N/A        $20.69              N/A         N/A                      N/A
common share for
Fiscal Year 1997
For six months ended      N/A        ($149.06)           N/A         N/A                      N/A
June 30, 1998
Book value per            $15.49     N/A                 $17.64      $402.74                  $458.64
common share at End
of Fiscal Year 1998
Book value per            N/A        $589.63             N/A         N/A                      N/A
common share at End
of Fiscal Year 1997
For six months ended      N/A        $438.57             N/A         N/A                      N/A
June 30, 1998
Cash dividends per        $.80       N/A                 $.80        $20.80                   $20.80
common share for
Fiscal Year 1998
Cash dividends per        N/A        $2.00               N/A         N/A                      N/A
common share for
Fiscal Year 1997
For six months ended      N/A        $2.00               N/A         N/A                      N/A
June 30, 1998

(1)  Dean's fiscal year end is the last Sunday in May.
(2)  Berkeley Farms' fiscal year end is December 31.
(3) As reported on the Form 8-K of Dean filed on September 30, 1998 related to the disposition of Dean's vegetable operations. The impact of the Merger is not reflected in the Dean Pro Forma information as the impact is not considered significant.
(4) The Berkeley Farms equivalent Pro Forma share amounts are calculated by assuming (i) that a share of Berkeley Farms Common Stock is converted entirely into Dean Common Stock and (ii) a Dean Common Stock Closing Price of $45.00, which was the September 29, 1998 Dean Common Stock closing price, in determining the equivalent shares of Berkeley Farms Common Stock to be exchanged for each share of Dean Common Stock.

                          FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Proxy Statement/Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to the following as well as those factors discussed elsewhere in this Proxy Statement/Prospectus and in the documents incorporated herein by reference: risks associated with the acquisition strategy of Dean, adverse weather conditions resulting in poor harvest conditions, raw milk costs and butterfat prices, interest rate fluctuations, competitive pricing pressures, marketing and cost-management programs, changes in government programs and shifts in market demand. Given these uncertainties, Berkeley Farms Shareholders are cautioned not to place undue reliance on such forward-looking statements. Dean and Berkeley Farms disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                          THE BERKELEY FARMS MEETING


Purpose; Votes Required; Shareholders Entitled to Vote; Record Date

     The Berkeley Farms Meeting will be held at 25500 Clawiter Road, Hayward, California at [______] a.m. local time on [___________], 1998. The purpose of the Berkeley Farms Meeting is to consider and vote upon approval of the Merger Agreement. The shareholders entitled to vote at the Berkeley Farms Meeting are the holders of record of Berkeley Farms Common Stock on [___________], 1998, which is the record date fixed by the Berkeley Farms Board of Directors. As of [___________], 1998, there were [__________] shares of Berkeley Farms Common Stock outstanding and entitled to vote held by [____] shareholders of record, with each share entitled to one vote.

     The affirmative vote of the holders of a majority of the outstanding shares of Berkeley Farms Common Stock is required to approve the Merger. Because approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Berkeley Farms Common Stock, a failure to vote will have the same effect as a vote against approval of the Merger Agreement. Shareholders of Berkeley Farms who in the aggregate own of record approximately 55% of the outstanding shares entitled to vote at the Berkeley Farms Meeting have indicated their intentions to vote such shares in favor of the Merger Agreement. Only holders of Berkeley Farms Common Stock of record at the close of business on [__________], 1998 are entitled to receive notice of and to vote at the Berkeley Farms Meeting or any adjournments thereof.

Solicitation, Voting and Revocation of Proxies

     The Berkeley Farms Board of Directors is soliciting proxies in connection with the Berkeley Farms Meeting. The Berkeley Farms Board of Directors consists of Frank E. Sabatte, John B. Sabatte, John A. Sabatte, Donald Sabatte, Norman Sabatte, George Sabatte, Jr. and Roger Sabatte. Neither Dean nor its Board of Directors is soliciting any proxies in connection with the Berkeley Farms Meeting.

     Solicitations will be made on behalf of Berkeley Farms by the directors, officers and employees of Berkeley Farms, none of whom will receive any special compensation for such services. Such solicitations may be made in person, by mail or by telephone. The costs of the solicitation will be borne by Berkeley Farms.

     Shares of Berkeley Farms Common Stock may be voted either in person or by proxy. A shareholder may appoint a proxy to vote for him by signing an appointment form, either personally or by his attorney-in-fact. An appointment of a proxy is effective when received by the Secretary of Berkeley Farms or other officer or agent authorized to tabulate votes.

     All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the Berkeley Farms Meeting at the option of the person executing them by giving written notice to the Secretary of Berkeley Farms or other officer or agent authorized to tabulate votes, by delivering to the Secretary of Berkeley Farms or other officer or agent a later dated proxy or by voting in person at the Berkeley Farms Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed as follows: Berkeley Farms, Inc., 25500 Clawiter Road, Hayward, California, Attention Norman Alberts, Secretary.

     HOLDERS OF BERKELEY FARMS COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BERKELEY FARMS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                              THE PROPOSED MERGER

Background

     In March 1998, Dean, Berkeley Farms and the controlling shareholders of Berkeley Farms entered into discussions regarding the possible acquisition of Berkeley Farms by Dean. Negotiation of an agreement and plan of merger ensued, which negotiations resulted in such parties entering into the Merger Agreement on September 14, 1998. Dean's and Berkeley Farms' Boards of Directors ratified and approved the Merger Agreement on July 24, 1998 and September 14, 1998, respectively.

Reasons for the Merger; Recommendation of the Berkeley Farms Board of Directors

     Dean's Reasons for the Merger. Dean is acquiring Berkeley Farms to expand its presence in the California dairy system.

     Berkeley Farms' Reasons for the Merger. Berkeley Farms is entering into the Merger to provide the Berkeley Farms Shareholders with an opportunity to obtain a financial interest in Dean through a tax-free exchange of their Berkeley Farms Common Stock, which is not publicly traded, for Dean Common Stock, which is traded on the NYSE and to participate in the potential growth of Dean. Berkeley Farms also anticipates that Dean's expertise and capital resources will contribute to the expansion of Berkeley Farms' new Hayward processing plant and that Dean's packaging techniques will bring Berkeley Farm's customers innovative new dairy products in unique containers.

     Recommendation of Berkeley Farms Board of Directors. The Berkeley Farms Board of Directors has unanimously approved the Merger Agreement and the Merger, and is unanimously recommending approval of the Merger Agreement to the holders of Berkeley Farms Common Stock.

Interests of Certain Berkeley Farms Persons in the Merger

     As a condition to the Closing, Dean, Merger Sub or Berkeley Farms will purchase from Berkeley Land Co., Inc. ("Berkeley Land"), an approximately 4.6 acre real estate parcel adjacent to the processing facility of Berkeley Farms in Hayward California for $1,000,000 on customary terms and conditions. The families which own Berkeley Land are substantially the same as the families which own Berkeley Farms. Berkeley Land currently leases certain other real property to Berkeley Farms at fair market rent and on other customary terms and conditions. Such real property will continue to be leased from Berkeley Land after the Merger.

     At the Closing, Berkeley Farms will pay bonuses to Messrs. Norman Alberts, the Vice President, Finance and Secretary of Berkeley Farms, and J. Patrick Roland, the Controller of Berkeley Farms, in the sums of $400,000 and $200,000, respectively.

     As a condition of Closing, each of the Berkeley Farms Shareholders involved in the business of Berkeley Farms, except for J. Patrick Roland, Norman Alberts, Randy Sabatte and Patrick McChristy, will enter into a non-compete agreement pursuant to which, for a term of two years commencing on the date of the Closing, each shall agree not to compete in the business in which Berkeley Farms was engaged on the Closing Date. No additional compensation is to be paid to any of the Berkeley Farms Shareholders for such non-compete agreements.

     As an additional condition of Closing, the current Berkeley Farms Sabatte Family Executive Retirement Plan will be amended to freeze all accruals as of the Closing Date (except for the CPI adjustments called for under the plan), to provide for benefits to all plan participants whether or not they have accrued the previously required 25 years of employment and to reduce benefits to participants and other spouses in the event marital status changes under certain circumstances.

     Pursuant to an Indemnification Escrow Agreement to be executed at the Closing and as a condition of Closing the Berkeley Farms Shareholders have agreed to indemnify and hold harmless Dean in the event of, among other things, breaches of the representations, warranties and covenants of Berkeley Farms and the Berkeley Farms Shareholders in the Merger Agreement or related documents. See "The Merger Agreement - Indemnification Escrow Agreement; Shareholder Claims."

Antitrust Considerations

     The HSR Act provides that certain acquisition transactions, including the Merger, may not be consummated until certain information has been furnished to the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The applicable waiting period under the HSR Act expired as of 11:59 p.m. on [_________________], 1998.

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting, whereby the fair market value of the aggregate shares of Dean Common Stock issued and cash paid in connection with the Merger will be allocated to the tangible and identifiable intangible assets and liabilities of Berkeley Farms. Any excess purchase price over the estimated fair market value of the net assets of Berkeley Farms will be amortized over a period up to 40 years.

                             THE MERGER AGREEMENT

     The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which (excluding the Exhibits thereto other than Exhibit B, the Indemnification Escrow Agreement) is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference.

Effective Time of the Merger

     The Merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California.

Effect of the Merger

     At the Effective Time, Berkeley Farms will be merged with and into Merger Sub and the separate corporate existence of Berkeley Farms will cease. The Articles of Merger provide that the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will remain unchanged except that the name of Merger Sub will be changed to Berkeley Farms, Inc. The directors and officers of Merger Sub immediately following the Effective Time will be the persons specified in the Exhibit A attached to the Merger Agreement.

     The Merger Agreement provides for the conversion of each outstanding share of Berkeley Farms Common Stock (other than any such share as to which statutory dissenters' rights have been perfected) into the right to receive, in accordance with the terms of the Merger Agreement, the following consideration:

     (x) shares of Dean Common Stock having an aggregate Closing Price equal to approximately $37.99, except that the aggregate number of shares of Dean Common Stock into which each Berkeley Farms Shareholder's Berkeley Farms Common Stock are so converted will be rounded down to the next lower whole number of shares (such shares of Dean Common Stock will be delivered into escrow as discussed under " - Indemnification Escrow Agreement; Shareholder Claims" below); and

     (y) subject to partial substitution of Dean Common Stock in a specified event as described below, $1,147.33 in cash; provided that the holder of such share of Berkeley Farms Common Stock may elect to receive in lieu of such cash shares of Dean Common Stock having an aggregate Closing Price equal to $1,128.33 (except that cash will be paid in lieu of any fractional share of Dean Common Stock otherwise issuable to the holder).

     To be effective, such an election to receive Dean Common Stock in lieu of cash for any share of Berkeley Farms Common Stock (properly completed) must be received by Dean by the close of business on [__________], 1998. See "-Election Procedure." A Berkeley Farms Shareholder may elect to receive Dean Common Stock in lieu of cash for all or only certain of his or her shares of Berkeley Farms Common Stock.

     The Merger Agreement provides that the aggregate cash (excluding cash paid in lieu of fractional interests) paid in the Merger will not exceed $30,700,000 less the product of $1,185.32 multiplied by the number of shares of Berkeley Farms Common Stock with respect to which statutory dissenters' rights have been perfected. In the event that, after giving effect to any effective elections to receive Dean Common Stock in lieu of cash, the aggregate cash that would otherwise be paid in the Merger exceeds such maximum amount, cash in such maximum amount ($30,700,000 in the event no statutory dissenters' rights are perfected) will be prorated among those Berkeley Farms Shareholders who are to receive any cash in the Merger on the basis of the respective amounts of cash otherwise to be received by such Shareholders, and Dean Common Stock (valued at the Closing Price) will be paid to each such Shareholder in an amount equal to approximately 98.34% (i.e., $1,128.33 divided by $1,147.33) of the difference between the amount of cash otherwise to be received by such Shareholder and the cash actually received by such Shareholder in the Merger. Thus, the actual number of shares of Dean Common Stock and actual amount of cash ultimately received by a Berkeley Farms Shareholder who desires to receive any cash will depend upon the elections of other Berkeley Farms

Shareholders, and under certain circumstances a Berkeley Farms Shareholder may receive more shares of Dean Common Stock and less cash than desired. See " - Pro Ration of Cash."

     In connection with the consummation of the Merger, an escrow will be established as collateral security for the satisfaction by the Berkeley Farms Shareholders of their indemnification obligations related to the Merger Agreement, and approximately $2,000,000 (valued at the Closing Price) of the Dean Common Stock payable by Dean in the Merger (pro rated among the Berkeley Farms Shareholders based on their Berkeley Farms shareholdings) will be delivered into such escrow in lieu of being delivered to the Berkeley Farms Shareholders. See "- Indemnification Escrow Agreement; Shareholder Claims."

     The "Closing Price" of Dean Common Stock will be based on the average of the last reported sales prices as reported by The Wall Street Journal for a share of Dean Common Stock for each of the ten trading days ending on the day prior to the Berkeley Farms Meeting.

     No conversion of shares of Berkeley Farms Common Stock into shares of Dean Common Stock and (unless otherwise elected) cash shall occur with respect to any shares of Berkeley Farms Common Stock held by a shareholder who has dissented from the Merger in accordance with the Chapter 13 of the General Corporation Law of the State of California (the "California Corporation Law") with respect to such shares (the "Dissenting Shares"). The fair value of the Dissenting Share shall be determined, and the holders of the Dissenting Shares shall be compensated, in accordance with the procedures set forth in the California Corporation Law. The rights accruing from the Dissenting Shares shall be limited to the rights provided in the California Corporation Law. See "Rights of Dissenting Shareholders."

Election Procedure

     Any Berkeley Farms Shareholder who desires to receive Dean Common Stock instead of the $1,147.33 of cash otherwise payable in the Merger for any share of Berkeley Farms Common Stock must sign and date the form of election (the "Election") which accompanies this Proxy Statement/Prospectus and timely deliver such Election to Dean Foods Company, 3600 North River Road, Franklin Park, Illinois 60131, Attention: Eric A. Blanchard, Secretary. Such election shall be made on a share by share basis, and so a Berkeley Farms Shareholder may elect to receive Dean Common Stock in lieu of such cash for certain of his or her shares of Berkeley Farms Common Stock and to receive such cash for other shares of such Stock. Any Berkeley Farms Common Stock with respect to which a proper Election to receive Dean Common Stock in the Merger has not been received by Dean by the close of business on [__________], 1998 will receive the $1,147.33 in cash (subject to the pro ration provisions described under "- Pro Ration of Cash" below). Delivery of the Election to Dean will be deemed made only if and when the Election is actually received by Dean at the above specified address. The method of delivery of the Election is at the option and risk of the delivering Berkeley Farms Shareholder and the risk of loss or delay of any Election is with such delivering Shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Delivery by overnight courier may be advisable.

Pro Ration of Cash

     Under no circumstances will the total amount of cash paid in the Merger with respect to shares of Berkeley Farms Common Stock other than shares of Berkeley Farms Common Stock as to which statutory dissenters rights have been perfected (the "Dissenting Shares"), excluding any cash consideration paid with respect to fractional shares, exceed $30,700,000 less the product of $1,185.32 multiplied by the number of Dissenting Shares (the "Maximum Cash"). If after giving effect to all proper Elections, such total amount of cash would otherwise exceed the Maximum Cash, the Maximum Cash shall be pro-rated among those Berkeley Farms Shareholders who have elected or are deemed to have elected to receive cash with respect to any shares on the basis of the respective amounts of cash elected or deemed elected, and each such Berkeley Farms Shareholder shall receive, in lieu of the amount of cash elected or deemed elected by such Berkeley Farms Shareholder but not paid, Dean Common Stock (valued at the Closing Price) in an amount equal to approximately 98.34% of the difference between the amount of cash otherwise to be received by such Shareholder and the cash actually received by such Shareholder in the Merger.

Share Conversion; Exchange and Payments

     At the Closing, Berkeley Farms and its stockholders will deliver to Dean certificates representing all of the shares of Berkeley Farms Common Stock, other than the Dissenting Shares. Dean will then deliver to a representative of the Berkeley Farms Shareholders, a certificate representing that number of shares of Dean Common Stock which each Shareholder is entitled to receive at the Closing (other than the shares to be paid into an escrow fund) plus any cash to which a Shareholder may be entitled. See " - Indemnification Escrow Agreement; Shareholder Claims."

     Berkeley Farms Shareholders should note that unless the Effective Time occurs prior to the record date for Dean's next quarterly dividend, they will not receive such dividend. It is currently anticipated that the record date for the next quarterly dividend will be in [___________] of 1998.

Conditions to Obligations of Each Party to Effect the Merger

     Conditions Precedent to Obligations of Dean and Merger Sub. Under the Merger Agreement, the obligations of Dean and Merger Sub are subject to the satisfaction of the following conditions:

     (a) The representations and warranties of each of the Berkeley Farms Shareholders and Berkeley Farms contained in the Merger Agreement or otherwise made in writing by them or on their behalf shall be true and correct in all material respects at and as of the Closing Date and each of the agreements and conditions to be performed or satisfied by the Berkeley Farms Shareholders or Berkeley Farms at or prior to the Closing Date shall have been duly performed or satisfied.

     (b) Berkeley Farms shall have furnished Dean and Merger Sub with a favorable opinion of Stark, Wells, Rahl, Schwartz and Schieffer, counsel for Berkeley Farms, regarding certain corporate matters.

     (c) Each of the directors and officers of Berkeley Farms shall have executed and delivered to Berkeley Farms their resignations as directors and officers of Berkeley Farms effective as of the Closing Date.

     (d) Berkeley Farms shall have obtained the consents of third parties required in order that the consummation of the transactions contemplated under the Merger Agreement not constitute events which of themselves, or with the giving of notice or the passage of time or both, could constitute, on the part of Berkeley Farms, a violation of, or could conflict with or result in any breach of, or any default under the terms, conditions or provisions of, any judgment, law or regulation, or the articles of incorporation or bylaws of Berkeley Farms, or any agreement or instrument to which Berkeley Farms is a party or by which it is bound, or could result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever on the property or assets of Berkeley Farms, or could result in the acceleration of the due date of any obligation of Berkeley Farms.

     (e) No law, statute, rule or regulation shall have been enacted or promulgated, nor shall any suit, action or proceeding be pending or threatened before or by any court or governmental body, (a) either seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby or (b) directly or indirectly, (i) imposing material limitations on the ability of Dean or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of Berkeley Farms, (ii) imposing material limitations on the ability of Berkeley Farms to continue effectively all or any material portion of its business as heretofore conducted or to continue to own or operate effectively all or any material portion of its assets as heretofore owned or operated, (iii) imposing material limitations on the ability of Dean or Merger Sub to continue effectively all or any material portion of the business of Berkeley Farms as heretofore conducted or to continue to own or operate effectively all or any material portion of the assets of Berkeley Farms as heretofore owned or operated, or (iv) having or potentially having, in the reasonable judgment of Dean or Merger Sub, a material adverse effect on the condition (financial or other), operating results, assets, liabilities, customer or employee relations, business or prospects of Berkeley Farms.

     (f) Dean and Merger Sub shall have received from Berkeley Farms surveys of certain real property prepared by a registered land surveyor, and including legal descriptions and certifications, in form reasonably satisfactory to counsel for Dean and Merger Sub, showing the boundary lines and location of such real property and the location of all buildings and improvements thereon in compliance with the standards of the American Land Title Association and the title insurer's requirements for issuance of its extended coverage endorsement; provided that under certain circumstances receipt of such surveys will not be a condition to the obligations of Dean and Merger Sub.

     (g) Dean and Merger Sub shall have obtained from Berkeley Farms a preliminary title report dated within 90 days prior to the Closing Date from a reputable title insurance company, reasonably satisfactory to Dean and Merger Sub, reflecting that Berkeley Farms has good, marketable and insurable title in fee simple to certain real estate, free and clear of all material encumbrances, insuring the title of Berkeley Farms in all of such real property.

     (h) All of the Berkeley Farms Shareholders shall have entered into an indemnification escrow agreement in the form attached to the Merger Agreement as
Exhibit 1 (the "Indemnification Escrow Agreement").

     (i) The terms of the Merger Agreement and the Merger shall have been approved by Berkeley Farms Shareholders owning at least 90% of the Berkeley Farms Common Stock.

     (j) All shares of Dean Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     (k) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated and the transactions contemplated by the Merger Agreement can be consummated in their entirety without (i) divestiture or disposition of any of the assets of Berkeley Farms, (ii) any modification in the structure of the transaction contemplated by the Merger Agreement, (iii) the Berkeley Farms Shareholders, Berkeley Farms, Dean or Merger Sub entering into any consent agreement or other restriction imposed on the Berkeley Farms Shareholders, Berkeley Farms, Dean or Merger Sub after the Closing Date or (iv) any other concession by the parties hereto mandated by the U.S. Justice Department or other state or federal antitrust enforcement agency as a condition of consummating the transactions contemplated by the Merger Agreement.

     (l) All of the Berkeley Farms Shareholders (except Randy Sabatte, Pat McChristy, Patrick Roland and Norman Alberts) involved in the business of Berkeley Farms as of the date of the Merger Agreement shall have executed non-compete agreements in favor of Berkeley Farms, Dean and Merger Sub.

     (m) Dean, Merger Sub or Berkeley Farms shall have purchased from Berkeley Land an approximately 4.6 acre real estate parcel adjacent to the processing facility of Berkeley Farms in Hayward, California for $1,000,000 and on certain other terms and conditions.

     (n) There shall have been no uninsured damage, destruction or loss by fire or other casualty to any of the properties and assets of Berkeley Farms or any acquisition or taking of property by any governmental authority, which in either case or in the aggregate materially and adversely affects the conduct of the business of Berkeley Farms.

     (o) All obligations owed to Berkeley Farms by Berkeley Land and Mercantile Finance Company shall have been paid in full on or prior to the Closing Date.

     (p) Berkeley Farms shall have exercised the minimum 12 month extended reporting provision under its Fiduciary Liability Policy FRP 000 0213-03 and Employment Practices Liability Policy 0085-65517; the Company shall also have exercised the unlimited Employee Benefits Errors and Omission Insurance Supplemental Extended Reporting Period under its Policy P TV-444738 0099.

     Conditions Precedent to the Obligations of Berkeley Farms and the Berkeley Farms Shareholders. The obligations of Berkeley Farms and the Berkeley Farms Shareholders are subject to the satisfaction of the following conditions:

     (a) The representations and warranties of Dean and Merger Sub contained in the Merger Agreement or otherwise made in writing by them or on their behalf shall be true and correct in all material respects at and as of the Closing Date and each of the agreements and conditions to be performed or satisfied by Dean and Merger Sub at or prior to the Closing Date shall have been duly performed or satisfied.

     (b) Dean and Merger Sub shall have furnished the Berkeley Farms Shareholders with a favorable opinion of Eric A. Blanchard, General Counsel for Dean, regarding certain corporate matters.

     (c) No suit, action or proceeding shall be pending or threatened before or by any court or governmental body seeking to restrain or prohibit, or damages or other relief in connection with, the Merger Agreement or the related transactions.

     (d) Dean and Merger Sub shall have entered into the Indemnification Escrow Agreement.

     (e) All shares of Dean Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     (f) Dean, Merger Sub or Berkeley Farms shall have purchased from Berkeley Land an approximately 4.6 acre real estate parcel adjacent to the processing facility of Berkeley Farms in Hayward, California for $1,000,000 and on such other terms and conditions as are mutually agreed to by the parties to the Merger Agreement.

     (g) Since May 31, 1998, there shall not have been any material adverse changes in the financial condition or operating results of Dean and its subsidiaries, taken as a whole, other than changes arising out of facts, conditions or events that adversely affect the industries in which Dean participates or the economy of the United States of America in general.

     (h) Berkeley Farms and the Berkeley Farms Shareholders shall have received an opinion of Venture Counsel Associates, LLP ("Venture Counsel"), special tax counsel to Berkeley Farms, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code provided that receipt of such opinion shall not be a condition to the obligations of the Berkeley Farms Shareholders and Berkeley Farms unless the Federal tax laws (including the Code, regulations, ruling and case law) change between the date of the Merger Agreement and the Closing such that Venture Counsel is unable to deliver such opinion.

Amendment and Termination of the Merger Agreement

     Termination or Abandonment. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Berkeley Farms Shareholders:

     (a) By Dean or Merger Sub if prior to the Closing Date any of the assets of Berkeley Farms is damaged, destroyed or lost by fire or other casualty or acquired or taken by any governmental authority, which damage, destruction or loss is material to the conduct of its business (Dean may in lieu of terminating the Merger Agreement as a result thereof reduce the purchase price to be paid in the Merger to the extent of such loss, net of insurance and other such proceeds).

     (b) By Dean or Merger Sub if the Berkeley Farms Meeting is held and Berkeley Farms Shareholders owning at least 90% of the Berkeley Farms Common Stock do not approve the Merger Agreement.

     (c) By Dean or Merger Sub, upon notice to Berkeley Farms, if the conditions to the obligations of Dean and Merger Sub to close have not been satisfied on or before December 12, 1998 (the "Termination Date") or if Berkeley Farms shall have failed to complete the Closing despite satisfaction of the conditions precedent to its obligations on or before the Termination Date.

     (d) By Berkeley Farms, upon notice to Dean and Merger Sub, if the conditions to the obligations of Berkeley Farms shall not have been satisfied on or before the Termination Date of if Dean and Merger Sub shall have failed to complete the Closing despite satisfaction of the conditions precedent to their obligations on or before the Termination Date.

     (e) At any time by mutual agreement of the Boards of Directors of Dean, Merger Sub and Berkeley Farms;

provided, however, that no party shall have the right to terminate the Merger Agreement unilaterally if the event giving rise to such right shall be primarily attributable to such party or to any shareholder, employee, agent or representative of such party.

     Amendment. The Merger Agreement may be amended in any manner and at any time prior to the submission of the Merger to the Berkeley Farms Shareholders and after such submission may be amended to make amendments which, in the opinion of the respective counsel for Dean and Berkeley Farms, do not substantially alter the terms of the Merger Agreement or otherwise violate the California Corporation Code, by written instrument stating that it is an amendment to the Merger Agreement.

Survival of Representations and Warranties

     The representations, warranties, covenants, agreements and indemnifications provided for in the Merger Agreement will be unaffected by any investigation made by or on behalf of any party thereto. All representations and warranties (other than representations and warranties with respect to litigation, compliance with laws, taxes, capitalization and environmental matters) made by Berkeley Farms in the Merger Agreement will survive the Closing and continue until 5 years after the Closing Date. Representations and warranties made by Berkeley Farms in the Merger Agreement with respect to litigation, compliance with laws, taxes, capitalization and environmental matters will survive the Closing and continue until 30 days after the claims with respect thereto are barred by the applicable statute of limitations. All covenants and agreements of the parties to the Merger Agreement shall survive the Closing.

Inspection and Information; Confidentiality; No Negotiations; Operation of Surviving Corporation

     Inspection and Information. Pursuant to the Merger Agreement, Dean and Merger Sub may, through their representatives, accountants and attorneys, make such investigation of the business, properties and assets of Berkeley Farms, including without limitation contacting personnel, customers and suppliers of Berkeley Farms, and of the financial and legal condition of Berkeley Farms, as they may deem necessary or advisable. Berkeley Farms has agreed to make available to such persons its books, tax returns, records and other data and its personnel, customers and suppliers as may from time to time be reasonably requested. Berkeley Farms has further agreed to furnish Dean and Merger Sub with such financial and operating data and other information with respect to the business, properties and assets and financial and legal condition of Berkeley Farms as Dean and Merger Sub or their representatives, accountants and attorneys from time to time reasonably request.

     Confidentiality. Pursuant to the Merger Agreement, the Berkeley Farms Shareholders, Dean and Merger Sub have agreed that, whether or not the Merger is effected, each of them will use its best efforts to keep confidential any and all information and data with respect to the other parties which it has received as a result of any investigation made in connection with the Merger Agreement and which is not otherwise available to the parties; provided, however, that each of them will be free to disclose any such information or data to the extent required by applicable law and during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of the Merger Agreement.

     No Negotiations. Berkeley Farms and the Berkeley Farms Shareholders who are parties to the Merger Agreement have agreed that, so long as the Merger Agreement is in effect, Berkeley Farms and the Berkeley Farms Shareholders shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers or employees) relating to any liquidation, dissolution or recapitalization of, merger or consolidation with or into, or acquisition or purchase of assets of or of any equity interest in, Berkeley Farms or relating to any other similar transaction or business combination involving Berkeley Farms, or participate in any discussions or negotiations regarding, or furnish to any other person or entity except as required by legal process any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Berkeley Farms and the Berkeley Farms Shareholders who are parties to the Merger Agreement have agreed that, so long as the Merger Agreement is in effect, Berkeley Farms and the Berkeley Farms Shareholders shall immediately notify Dean and Merger Sub if any such proposal or offer, or any inquiry or contact with any person or entity with respect thereto, is made.

Indemnification Escrow Agreement; Shareholder Claims

     Indemnification Escrow Agreement. At the Closing, the Berkeley Farms Shareholders will deliver to Dean the Indemnification Escrow Agreement executed by each of the Berkeley Farms Shareholders, pursuant to which an escrow will be established for the purpose of holding shares of Dean Common Stock as collateral security for the satisfaction by the Berkeley Farms Shareholders of their indemnification obligations described in the Indemnification Escrow Agreement. Pursuant to the Indemnification Escrow Agreement, Dean will deliver at the Closing to the escrow agent under such Agreement certificates representing Dean Common Stock having a value equal to approximately $2 million, assuming each share of Dean Common Stock has a value equal to the Closing Price (the "Indemnity Fund").

     Under the Indemnification Escrow Agreement, the Berkeley Farms Shareholders will agree severally (pro rata in the percentages set forth in Exhibit A to the Indemnification Escrow Agreement), to indemnify, defend and save harmless Dean, Merger Sub and their respective successors and assigns (the "Dean Parties") for the amount of any loss, liability, damage or expense (including reasonable attorneys' fees and expenses and interest and penalties) suffered or incurred by any of the Dean Parties arising out of or resulting from any of the following (a "Payment Amount"):

     (a) Any obligation or liability of any holder of Berkeley Farms Common Stock with respect to Berkeley Farms Common Stock which any of the Dean Parties at any time may be required to pay or become liable for (and the Berkeley Farms Shareholder from whose shares such obligation or liability arises shall be responsible for all of such Payment Amount).

     (b) Any representation or warranty on the part of any Berkeley Farms Shareholder or Berkeley Farms in the Merger Agreement, or in any certificate or other document or instrument delivered to Dean or Merger Sub (a "Related Document") thereunder by or on behalf of any Berkeley Farms Shareholder or Berkeley Farms, being untrue in any respect.

     (c) Any breach or nonfulfillment by any Berkeley Farms Shareholder or Berkeley Farms of any covenant or agreement (other than those representations, warranties or covenants set forth in Section 2 of the Merger Agreement) on his, her or its part contained in the Merger Agreement or any Related Document.

     (d) Any liability of any of the Dean Parties for the payment of dissenters' appraisal rights.

     (e) All professional fees, costs and expenses incurred by Berkeley Farms or the Berkeley Farms Shareholders in connection with the Merger which exceed $50,000, provided that the total of such costs plus the amount paid by Berkeley Farms at or prior to the close of escrow under the Merger Agreement shall not exceed $100,000 (it being understood that should such fees, costs and expenses exceed $100,000, the Dean Parties may recover such amounts directly from the Berkeley Farms Shareholders).

     (f) Any amount due to the escrow agent under the Indemnification Escrow Agreement from the Berkeley Farms Shareholders in connection with an indemnification obligation of the Berkeley Farms Shareholders to such escrow agent.

     (g) Any actions, suits, proceedings, demands or assessments incident to any of the foregoing, and any investigation or defense against claims which, if proven, would be covered thereby.

     The Berkeley Farms Shareholders and Dean have agreed in the Indemnification Escrow Agreement to jointly and severally (but as between them on a 50-50 basis) to indemnify and hold harmless the escrow agent under the Indemnification Escrow Agreement from and against a customary range of liabilities, losses and expenses, and the Escrow Fund will be offset by the amount of any such indemnification required to be paid by the Berkeley Farms Shareholders.

     The Indemnity Fund will be paid out to the Berkeley Farms Shareholders five years following the Closing Date, except for any portion of the Indemnity Fund for which the Dean Parties shall have before such date made a claim for a Payment Amount (which amounts retained in the Indemnity Fund shall be subject to release pending resolution of the respective claim). However, cash dividends and income actually earned with respect to the contents of the Indemnity Fund and received by the escrow agent thereunder shall be paid out to the Berkeley Farms Shareholders on a quarterly basis, net of any expenses of such distribution.

     Certain thresholds and other limitations with respect to the indemnification obligations of the Berkeley Farms Shareholders are set forth in the Indemnification Escrow Agreement.

     Ronald Hufft will be the agent of all Berkeley Farms Shareholders for the purposes of giving and receiving notices under the Indemnification Escrow Agreement, executing, delivering and receiving any certificates, service of process or other documents or doing any other actions which are required or permitted to be done by the Berkeley Farms

Shareholders under the Indemnification Escrow Agreement. In the event of the death, incapacity, resignation, removal or refusal to act of Ronald Hufft, the successor representative shall be Merrill J. Schwartz; in the event of his death, incapacity, resignation, removal or refusal to act, the successor representative shall be such person as the majority in interest of the Berkeley Farms Shareholders shall designate by written instrument delivered to Dean the escrow agent under the Indemnification Escrow Agreement. The Indemnification Escrow Agreement contains additional successor provisions. During any period when no such representative is acting under the Indemnification Escrow Agreement, the majority in interest of the Berkeley Farms Shareholders shall act for the Berkeley Farms Shareholders

     Berkeley Farms Shareholder Claims. Berkeley Farms has agreed not to settle or compromise any claim brought by any shareholder of Berkeley Farms in connection with the Merger prior to the Effective Time without the prior written consent of Dean and Merger Sub.

                     RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Dean Common Stock issuable in the Merger have been registered under the Securities Act. Therefore, such shares may be traded freely and without restriction by those Berkeley Farms Shareholders not deemed to be "affiliates" of Berkeley Farms or Dean (as such term is used in Rule 145 under the Securities Act). An affiliate of a specified person is defined in the rules and regulations of the SEC as a person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. Directors and executive officers of a corporation are commonly deemed to be included among the affiliates of such corporation.

     Those persons who are deemed "affiliates" of Berkeley Farms or Dean will be restricted from publicly selling the shares of Dean Common Stock they receive in the Merger unless such sales are made pursuant to either an effective registration statement under the Securities Act or an exemption from registration. Dean is not required to provide any such registration statement (and this Proxy Statement/Prospectus may not be used for selling such shares) and it is not required to take any action to make any such exemption available.

     Persons who become affiliates of Dean generally will be able to sell shares of Dean Common Stock received in the Merger pursuant to Rule 145 under the Securities Act. In general, under Rule 145 an affiliate of Dean, together with certain members of such affiliate's immediate family, will be entitled to sell shares of Dean Common Stock received in the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of such shares to be sold by an affiliate within any three-month period under Rule 145 may not exceed the greater of 1% of the outstanding shares of Dean Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. It is not anticipated that any shareholder of Berkeley Farms will become an affiliate of Dean.

     Under Rule 145, for one year following the Merger, affiliates of Berkeley Farms who do not become affiliates of Dean, and affiliates of Dean who subsequently terminate their affiliate status, will be required to sell shares of Dean Common Stock received in the Merger subject to the conditions described above. It is not anticipated that this limitation will adversely impact any shareholder of Berkeley Farms to any significant extent given that the Dean Common Stock to be outstanding after the Merger will be approximately [____] million shares (assuming that the minimum number of shares of Dean Common Stock are issued in the Merger); and thus the number of shares which can be sold by an affiliate within any three-month period will be approximately [_____] shares. After one year, such persons will be able to sell such Dean Common Stock freely as long as Dean is current in its informational filings under the Exchange Act. Two years after the Effective Time, such persons will be able to sell such shares of Dean Common Stock without any restrictions as long as they had not been affiliates of Dean for at least three months.

                     COMPARISON OF RIGHTS OF SHAREHOLDERS
                       UNDER CALIFORNIA AND DELAWARE LAW

     Berkeley Farms is a California corporation and the rights of its shareholders are therefore governed by California law. If the Merger is consummated, the Berkeley Farms Shareholders will become shareholders of Dean, a Delaware corporation. While there are many similarities between California and Delaware corporate law, the laws of each state are not identical. Following is a summary of some of the more significant provisions of California and Delaware law pertaining to shareholders' rights. This summary is not intended to be a complete description of such provisions and is qualified in its entirety by the corporation laws of California and of Delaware.

Voting Rights

     California and Delaware law provide that every shareholder of record, regardless of class, is entitled to one vote per share of stock owned of record, unless otherwise provided in the articles of incorporation in the case of a California corporation or in the certificate of incorporation in the case of a Delaware corporation (hereafter, the "articles of incorporation"). Berkeley Farms Shareholders are currently entitled to one vote per share of Berkeley Farms Common Stock held by them. Berkeley Farms Shareholders who receive Dean Common Stock in the Merger will be entitled to one vote per share of Dean Common Stock issued to them.

Quorum at Shareholders' Meeting

     California and Delaware law provide that a majority of the shares entitled to vote will constitute a quorum unless the articles of incorporation or a bylaw adopted by the shareholders provide otherwise. In no event, however, may the quorum be less than one-third of the shares entitled to vote. Dean's and Berkeley Farms' Bylaws provide that a majority of the shares entitled to vote constitutes a quorum.

Meetings of Shareholders

     Under California and Delaware law, special meetings of shareholders may be called by the board of directors or by such other person as authorized by the articles of incorporation or bylaws. Berkeley Farms' Bylaws provide that special meetings of the shareholders may be called by the President, the Board of Directors, or at the request of shareholders holding not less than one-fifth of the outstanding shares entitled to vote at any meeting of shareholders. Dean's Certificate of Incorporation requires the consent of holders of 80% of Dean Common Stock in order for shareholders to call a special meeting without the consent of its Board of Directors, Chairman or President.

Amendment of the Articles of Incorporation

     Under California law, with certain exceptions described below, an amendment of the articles of incorporation must be approved by a majority of the shares entitled to vote by each group of shareholders entitled to vote on the proposed amendment. Unless the articles of incorporation provide otherwise, the board of directors may amend the articles of incorporation without shareholder approval:
(i) to extend the duration of the corporation, if the corporation was incorporated at a time when limited duration was required by law; (ii) to delete the names and addresses of the initial directors; (iii) to delete the name address of the initial registered agent for service of process; and (iv) to effect a stock split of a class (including a proportionate increase in the number of authorized shares)if the corporation has only shares of that class outstanding.

     Under Delaware law, an amendment to the articles of incorporation must be approved by a majority of the outstanding stock of each class entitled to vote thereon. Delaware law contains no provision which is comparable to the California provisions permitting amendment of the articles of incorporation by the board of directors without a vote of the shareholders. Dean's Certificate of Incorporation requires an 80% shareholder vote to amend it in certain respects. See "Description of Dean Capital Stock - Dean Common Stock."

Extraordinary Corporate Transactions

     California law provides that, unless a greater vote is required by the articles of incorporation, a corporate reorganization such as a merger or sale of substantially all of the corporation's assets must be approved by a majority of each class entitled to vote, voting as a class. In addition, California law imposes a requirement that a supermajority of shares vote in favor of certain reorganization transactions, such as (i) a reorganization transaction between an affiliated buyer and seller in which the majority attempts to "cash out" the minority shareholders, (ii) a merger in which all outstanding shares of the seller are to be cancelled without payment of consideration in the merger, (iii) a reorganization transaction which provides that a class or series of shares will receive a smaller percentage of consideration in the transaction than would otherwise be required through the application of the percentages in the articles of incorporation at the dissolution of the corporation, (iv) a reorganization transaction in which a class of shareholders is treated disparately, and (v) a reorganization in which a nonprofit corporation is the surviving entity. On the other hand, a vote of the shareholders is, with certain limited exceptions, not required in a reorganization transaction in which the shareholders of the selling or disappearing corporation have control of greater than five-sixths of the voting power of the acquiring or surviving corporation.

     Under California law, unless the articles of incorporation provide otherwise, shareholder action is not required for the board of directors to: (i) dispose of less than all or substantially all of the corporation's assets; (ii) mortgage or encumber the corporation's assets; or (iii) transfer all corporate assets if the transfer is in the regular and usual course of the corporation's business. Any other sale, exchange or transfer of all or substantially all of the corporation's assets requires approval of the holders of a majority of the shares entitled to vote or, if the corporation receives equity securities or certain types of debt securities in payment for the assets, the approval of majority of the outstanding shares of each class of shares voting as a class.

     Under Delaware law, with certain exceptions, the holders of at least a majority of the corporation's stock must approve a merger transaction. A significant exception to the foregoing rule is that shareholder approval is not required if the articles of incorporation are not changed as a result of the merger and if the amount of common stock to be issued as a result of the merger does not exceed twenty percent of the common stock outstanding immediately prior to the merger.

     Dean's Certificate of Incorporation provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions or reclassifications or recapitalizations involving holders of stock representing 5% or more of the voting power (a "Related Entity") of the then outstanding Voting Stock (as hereinafter defined), such transactions must be approved by at least 80% of the combined voting power of the then outstanding Voting Stock, unless (a) such transaction would not otherwise require a vote of stockholders, (b) the Dean Board of Directors shall have approved, by resolution, a memorandum of understanding substantially consistent with such transaction prior to the time any party to the transaction became a Related Entity or an affiliate of a Related Entity or (c) each party to the transaction other than Dean is a corporation of which the majority of the outstanding voting shares of common stock are owned by Dean. Dean's Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

     In addition to the general requirement of shareholder approval of mergers, a corporation may under Delaware law sell, lease or exchange all or substantially all of its property only if that transaction is approved by the affirmative vote of the holders of a majority of the corporation's shares entitled to vote. Also, as described elsewhere in this Proxy Statement/Prospectus (see "Description of Dean Capital Stock"), under Delaware law and with certain exceptions, Dean and its majority-owned subsidiaries generally may not engage in one of the transactions described above or certain other "business combinations" or transactions with an "interested stockholder" within three years following the date the interested stockholder became such unless such transaction: (i) is approved by Dean's Board of Directors prior to the date the interested stockholder became such; or (ii) is with an interested stockholder whose becoming such was so approved or who owned at least 85% of the voting stock of Dean upon consummation of the transaction which resulted in such interested stockholder becoming such.

Voluntary Dissolution

     California law provides that approval of the holders of shares representing at least fifty percent of the voting power of the corporation is necessary to commence a voluntary dissolution of the corporation, unless the articles of incorporation provides that the approval of a greater percentage of shares is required. Delaware law requires that voluntary dissolution be approved by resolution adopted by a majority of the directors and approved by a majority of the shareholders entitled to vote thereon or, without board action, by consent in writing of all shareholders entitled to vote thereon.

Amendment of Bylaws

     Under California law, shareholder action is generally not necessary to amend the bylaws unless the articles of incorporation provide otherwise. The shareholders do, however, have the right to amend, repeal or adopt bylaws. Delaware law provides that the power to adopt, amend or repeal a corporation's bylaws is conferred upon its stockholders alone unless its articles of incorporation confers such power upon its directors. Dean's Certificate of Incorporation permits the amendment or repeal of bylaws by its Board of Directors or with the approval of the holders of 80% of Dean Common Stock.

Dividends

     California law provides that the corporation may pay dividends if the payment of such dividends is approved by the board of directors, provided either that the corporation has retained earnings for that purpose or that it meets a statutorily prescribed ratio of assets to liabilities, and provided further that such distribution does not render the corporation insolvent. The articles of incorporation may impose additional restrictions on the payment of dividends by the corporation.

     Under Delaware law, the board of directors may declare and pay dividends out of surplus or, if there is not surplus, out of net profits for the fiscal year in which the dividend is declared or in the preceding fiscal year. If the capital of the corporation shall have been diminished in any way to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors shall not declare and pay out of such net profits any dividends upon any shares of any classes of capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. The foregoing rights are subject to any additional restrictions that the articles of incorporation may impose. The Dean Bylaws provide that the board of directors may declare and make payable dividends at such times and in such amounts as the board shall determine, which dividends may be paid in cash, other property or in the form of a stock dividend. Before declaring any dividend, the Board may set apart out of any funds of the corporation available for dividends, a reserve for working capital, or to meet contingencies, or for any other lawful purpose and may, from time to time, abolish or decrease such reserves.

Dissenters' Rights

     California law provides that shareholders who are entitled to vote on a reorganization transaction or share exchange transaction may dissent from the transaction and have their shares purchased, in whole or in part, by the corporation at fair market value. Fair market value is established based upon proposals by the corporation and the shareholder, or, if they are unable to agree, by the Superior Court, with or without the assistance of an appraiser. The dissenters' rights do not apply to shareholders of any class of securities listed on a national securities exchange certified by the California Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System unless (i) more than five percent of a class voting on the reorganization or share exchange dissents; or (ii) shares are subject to a restriction on transfer, whether legal or otherwise. The process of asserting dissenters' rights in the Merger are described in greater detail below under "Rights of Dissenting Shareholders".

     Delaware law provides that shareholders who are entitled to vote on a merger or consolidation transaction may dissent from the transaction and have their shares purchased at appraised fair market value as determined by the Chancery Court upon petition by the corporation or by a dissenting shareholder. Appraisal rights are not available (i) to holders of shares which at the record date were either listed on a national securities exchange or designated as national market system securities or (ii) held of record by more than 2,000 shareholders, unless the holders are required to accept for exchange of their shares anything except one of the following: stock of the surviving corporation, or stock of any other corporation whose stock is either listed on a national securities exchange or designated as national market system securities or is held of record by more than 2,000 stockholders, or, in the case of fractional shares of such corporations, cash in lieu of such fractional shares, or any combination of each of the foregoing. Under Delaware law, a corporation's articles of incorporation may provide for appraisal rights with respect to amendments to its articles of incorporation, or to the sale of substantially all of the corporation's assets.

Right of Inspection

     Under California law, any shareholder or holder of a voting trust certificate may, upon written demand, inspect and copy the corporation's record of shareholders, the corporation's accounting books and records and the corporate book during the corporation's normal business hours for any purpose reasonably related to the shareholder's interests as a shareholder or a certificate holder. In addition, shareholders who individually or in the aggregate hold five percent or more of the voting shares of the corporation (or one percent in the case of a corporation that files a Schedule A with the Securities and Exchange Commission) have the absolute right to: (i) inspect and copy the record of shareholders during the corporation's normal business hours on five business days' prior written demand; and (ii) obtain a copy of the list from the transfer agent upon payment of the usual charges for such a list.

     Under Delaware law, shareholders have the right, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, a corporation's stock ledger, a list of its stockholders and its other books and records and to make copies thereof.

Election of Directors

     Under California law, all directors are elected annually at the annual shareholders meeting unless the corporation is a "listed corporation" (a corporation that is listed on the New York or the American Stock Exchange, or, if it meets certain additional criteria, a corporation that is qualified for trading on the NASDAQ system). A listed corporation may provide for a classified board of directors with two- or three-year terms. Shareholders may cumulate their votes in any election of directors unless the corporation is a listed corporation, which may eliminate cumulative voting by amendment to the articles or bylaws. The number of directors and the establishment of either a fixed number of directors or a variable number of directors are determined by the shareholders through approval of or amendment to the corporation's bylaws. If the bylaws provide that the corporation may have a variable number of directors, the board of directors may establish and change the number of directors to any number within that range. Unless the articles or bylaws of the corporation provide otherwise, a vacancy in the board of directors may be filled either by the board of directors or the shareholders unless the vacancy was created by the removal of a director, in which event the vacancy may be filled only by the shareholders.

     Under Delaware law and under Dean's Certificate of Incorporation, Dean's directors are elected by a plurality of votes cast in the election of directors without cumulative voting. Dean's directors serve staggered, three-year terms which means that only approximately one-third of Dean's Board of Directors may be replaced by Dean shareholders each year. Dean's Certificate of Incorporation provides that the number of directors cannot exceed 12. Under Delaware law, a corporation's board of directors may fill any vacancies on the board, including vacancies resulting from an increase in the authorized number of directors.

Removal of Directors

     Under California law, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the shareholders may, by majority vote, remove either a single director or the entire board of directors with or without cause, provided that no individual director may be removed (unless the entire board of directors is removed) if the votes cast against the director's removal would be sufficient to elect a director at an election in which the shareholder vote is cumulated.

     Under Delaware law, directors may be removed with or without cause unless the board is staggered. Dean shareholders may only remove directors for cause because directors are elected to serve staggered terms.

Shareholder Derivative Suits

     California and Delaware both permit shareholders to bring derivative suits in order to redress a wrong done to the corporation. Under the law of each state, the shareholder must either have been a shareholder at the time of the action complained of or must have acquired the shares by operation of law from someone who was a shareholder at the time of the action that is the basis for the suit. California also permits a shareholder to bring an action in certain limited circumstances even if that shareholder became a shareholder after the occurrence of the wrongful conduct if the wrongful conduct is not disclosed prior to the time that the shareholder acquires the shares. Under the laws of both California and Delaware, the shareholder must first demand that the board of directors address the problem before bringing the suit. Under Delaware law, if a shareholder ceases to be a shareholder during the suit, he or she loses standing to maintain it.

Director Liability

     The laws of California and Delaware permit corporations to adopt a provision in their articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care to the corporation and its shareholders. Neither state permits the elimination of liability for breaches of loyalty, for bad faith conduct, for intentional misconduct, transactions from which the director derives an improper benefit, or for the illegal payment of dividends. California, in addition, prohibits the elimination of liability for conduct that would constitute the reckless disregard of a director's duty or the director's abdication of duty and transactions in which in which the director is an interested party.

     Berkeley Farms' Articles of Incorporation have not been amended to include an indemnification provision. Dean's Certificate of Incorporation includes such a provision.

Indemnification

     Delaware law and California law each authorize a corporation by charter, bylaw, contract or resolution to indemnify or agree to indemnify certain persons against liability and litigation expense, including reasonable attorneys' fees. The persons who may receive indemnification include the corporation's officers, directors, employees, and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or as a trustee or administrator under an employee benefit plan, provided that the matter indemnified against arises out of their status as such or out of their activities in any of the foregoing capacities. To be eligible for indemnification, the person requesting indemnification must have acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation. In criminal actions, the person seeking indemnification must have had no reasonable cause to believe his or her conduct was unlawful. No indemnification may be made by the corporation in actions brought by or on behalf of the corporation where the person seeking indemnification has been held liable to the corporation in an action brought by or on behalf of the corporation unless the court specifically orders the indemnification. Additionally, the law of each state requires a corporation to provide indemnification whenever the officer, director or other person is successful in his or her defense. Under Delaware law and Dean's Certificate of Incorporation, Dean has extended indemnification to all persons who have ceased to be officers, directors or other such persons, and to their heirs, executors and administrators.

     Dean's Certificate of Incorporation provides for mandatory indemnification to the fullest extent permitted by Delaware law. In addition, Dean has entered into indemnification agreements with its directors and officers and maintains policies of insurance with respect to such indemnification. A more complete description is included in Part II of the Registration Statement of which this Proxy Statement/Prospectus comprises a part.

     Berkeley Farms' Articles of Incorporation do not make any special provision for indemnification.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 13 of Division 1 of Title One of the California Corporations Code (commencing with Section 1300), any Berkeley Farms Shareholder who objects to the Merger and desires to receive the fair market value of his or her Berkeley Farms Common Stock may do so if he or she complies with the provisions of Chapter 13 pertaining to the exercise of dissenters' rights (any such shareholder who complies with such provisions of Article 13 hereinafter is referred to as a "Dissenting Shareholder"). Following is a summary of such provisions of Chapter 13 and is qualified in its entirety by reference to such provisions. A copy of Chapter 13 accompanies this Proxy Statement/Prospectus.

     Chapter 13 provides that a dissenting shareholder desiring to object to the Merger and to receive payment in cash for his or her Berkeley Farms Common Stock must vote his or her shares against, or abstain from voting on, the Merger. The Merger Agreement provides that a condition precedent to Dean's and BFD's obligation to close is that the terms of the Merger Agreement shall have been approved by shareholders owning at least 90% of the Berkeley Farms Common Stock.

     If the Merger is approved by a majority of the Berkeley Farms shares, Berkeley Farms is required to send to each shareholder who has not voted in favor of the Merger a notice of approval of the Merger within 10 days after the date of such approval accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by Merger Sub to represent the fair market value of the dissenting shares and a brief description of the procedure to be followed if the shareholder desires to exercise his or her rights under such sections. Any Dissenting Shareholder who voted for or consented in writing to the Merger shall not be entitled to the aforesaid notice or to receive payment of the fair market value of his or her shares.

     Each Dissenting Shareholder who desires Merger Sub to purchase his or her shares must make written demand upon Merger Sub for the purchase of such shares and the payment to the shareholder in cash of their fair market value. Such demand must be received by Merger Sub not later than 30 days after the date on which the notice of the approval of the Merger was mailed to the Dissenting Shareholder. The demand must state the number of shares which the Dissenting Shareholder demands that Merger Sub purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed Merger. In addition, within such 30 day period, the Dissenting Shareholder must deliver to Merger Sub his or her certificates representing any shares which the Dissenting Shareholder demands Merger Sub purchase.

     Payment of the fair market value of dissenting shares must be made within 30 days after the date upon which the Dissenting Shareholder and Merger Sub have agreed upon the fair market value of the dissenting shares or within 30 days after any statutory or contractual conditions to the reorganization have been satisfied, whichever is later. If the parties are unable to agree upon the fair market value of the shares, the Dissenting Shareholder must, within six months after the date on which notice of approval of the Merger was mailed to the shareholder, file a complaint in the Superior Court in the county where the principal executive office of the company is located or, if such principal executive office is not located in California, in Sacramento County, asking the court to determine the fair market value of the dissenting shares.

     At the trial of the lawsuit referred to above, the court first determines the status of the shares as dissenting shares if that is an issue. If the fair market value of the dissenting shares is an issue, the court determines or appoints one or more impartial appraisers to determine the fair market value of the shares. Judgment shall be rendered against Merger Sub for payment of an amount equal to the fair market value of the dissenting shares, and such judgment shall be payable upon the endorsement and delivery to Merger Sub of the certificates for the shares. The costs of the lawsuit, including compensation to the appraisers, shall be assessed or apportioned as the court determines equitable. If the appraisal exceeds the price offered by Merger Sub, Merger Sub must pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate if the value awarded by the court for the shares is more than 125% of the price specified by Merger Sub in its notice referred to above).

     The determination of "fair market value" necessarily involves matters of judgment upon which reasonable persons may disagree.

     The Dean Parties are entitled to indemnification out of the Indemnity Fund with respect to any liability of the Dean Parties for the payment of dissenters' appraisal rights.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences which are considered material to Berkeley Farms Shareholders sets forth the opinion of Venture Counsel Associates, LLP, tax counsel to Berkeley Farms (hereinafter "Counsel"). The federal income tax consequences of the Merger will depend in part on the particular facts and circumstances applicable to each Berkeley Farms Shareholder. The summary does not purport to discuss all potential tax issues or consequences that may be relevant to a particular Berkeley Farms Shareholder in light of his or her personal circumstances. For example, persons who acquired their Berkeley Farms Common Stock by gift, devise or inheritance and persons who do not hold Berkeley Farms Common Stock as a capital asset may be subject to special rules not discussed below. Therefore, each Berkeley Farms Shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger to him or her. In addition, no opinion is provided as to (1) any federal income tax consequences other than as expressly set forth herein, (2) any state and local tax consequences, or (3) any federal estate or gift tax consequences.

     In connection with its opinion, Counsel has examined (1) the Merger Agreement, (2) the form of Indemnification Escrow Agreement and (3) this Proxy Statement/Prospectus. Counsel has assumed the genuineness of all signatures and the authority of all signatories on all documents examined by it, the genuineness and authenticity of all documents submitted to it, and the conformity to originals of all copies submitted to it. With respect to factual matters which Counsel has considered material in rendering this opinion, Counsel has relied, without any independent verification, upon the statements of fact set forth in this Proxy Statement/Prospectus and on certain written representations supplied by Berkeley Farms, Merger Sub and Dean. Counsel has not conducted independent investigations to verify such facts, and its opinion is limited to its actual knowledge of facts and circumstances existing as of the date of this Proxy Statement/Prospectus. Such knowledge does not include constructive knowledge nor any information that Counsel might have gained had it performed independent investigations.

     Counsel emphasizes that its opinion is subject to the qualifications, assumptions and representations set forth in the following discussion. Any inaccuracy in those factual statements or representations, including the omission of any material facts, or any change in the relevant facts subsequent to the date of this Proxy Statement/Prospectus could cause Counsel's opinion to become inapplicable and would necessitate a reconsideration of Counsel's opinion and could possibly result in conclusions differing from those set forth below which conclusions could be unfavorable to some or all of the Berkeley Farms Shareholders.

     The opinion of Counsel is based on the Internal Revenue Code of 1986, as amended (the "Code"), the income tax regulations issued by the Internal Revenue Service (the "IRS"), including temporary and proposed regulations (the "Treasury Regulations"), administrative rulings of the IRS, and judicial decisions as of the date of this Proxy Statement/Prospectus - all of which are subject to change at any time either prospectively or retroactively.

     The opinion of Counsel is limited to the specific issues on which Counsel provides an opinion in the following summary. No other issues are considered and no conclusions or opinions pertaining to other issues should be inferred. Without limiting the generality of the foregoing, no opinion is expressed herein, or should be implied, concerning the state or local income tax consequences of the Merger to any of Dean, Merger Sub, Berkeley Farms or any shareholder in any of the foregoing entities.

     Each Berkeley Farms Shareholder should be aware that the opinion of Counsel is not binding on the IRS or the courts. Although the opinion of Counsel expressed herein represents Counsel's best judgment as to how the issues would likely be resolved if litigated, no assurance can be given Berkeley Farms Shareholders that the IRS will not challenge Counsel's conclusions or opinions or that such challenge, if made, will not be successful. It may be necessary for Berkeley Farms Shareholders to resort to administrative or court proceedings in an effort to sustain some or all of the conclusions stated in Counsel's opinion. Such proceedings would cause the Berkeley Farms Shareholders to incur attorneys' fees and possibly other litigation expenses. Further, any such IRS challenge could lead to an IRS audit of each shareholder's personal income tax return.

     EACH BERKELEY FARMS SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, OF THE OWNERSHIP AND DISPOSITION OF DEAN COMMON STOCK, AND OF THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

Characterization of Transaction as a Reorganization

     The Merger has been structured with the intention that it qualify as a "reorganization" as defined in sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (hereinafter a "Reorganization"). The Merger takes the form of what is known as a "forward triangular merger", i.e the merger of the target corporation into the acquiring corporation using the stock of a corporation which is in control of the acquiring corporation.

     To qualify as a Reorganization under Code sections 368(a)(1)(A) and 368(a)(2)(D), the transaction must constitute a merger under the corporation laws of the United States, any state or territory or the District of Columbia; the acquiring corporation must be "controlled" by the corporation whose stock will be issued to the shareholders of the target corporation; and no stock of the acquiring corporation may be used in the transaction. The proposed Merger will satisfy all of these statutory criteria. Berkeley Farms will be merged into Merger Sub under California's corporation laws. Merger Sub is a wholly-owned subsidiary of Dean and is thus controlled by Dean for this purpose. None of Merger Sub's stock will be used in the transaction.

     There is no requirement that a merger, in order to qualify as a Reorganization under Code section 368(a)(2)(D), be accomplished solely by the exchange of stock for stock. Some combination of stock plus cash or other property may be employed. Under the terms of the Merger, up to $30,700,000, being 50 percent of the consideration for Berkeley Farms Common Stock, can be paid in cash at the option of the Berkeley Farms Shareholders. There is also some chance that payments to certain dissenting shareholders or payments in lieu of fractional shares could cause the total cash received by Berkeley Farms Shareholders to exceed $30,700,000. The pertinent Treasury Regulations state that "[a]lthough no stock of the acquiring corporation can be used in [a forward triangular merger], there is no prohibition (other than the continuity of interest requirement) against using other property, such as cash or securities, of either the acquiring corporation or the parent or both."

     In addition to the express statutory requirements of section 368(a)(1)(D) of the Code, Treasury Regulations and relevant case law have established that the following additional requirements must be satisfied if a transaction is to qualify as a Reorganization: (1) the transaction must be motivated by a valid business purpose, (2) the shareholders of the acquired corporation must maintain a continuity of interest in the acquiring corporation (or the corporation controlling it), and (3) the acquiring corporation must continue the business enterprise of the acquired corporation.

     Business Purpose. As a general rule, any gain or loss realized upon an exchange of property constitutes gross income subject to federal income tax. However, relevant Treasury Regulations provide that it is the "purpose of the reorganization provisions of the Code . . . to except from the general rule certain specifically described exchanges incident to such readjustments of corporate structures . . . as are required by business exigencies . . ." Case law has indicated that what is at issue is whether what is contemplated is driven by "business exigencies" and has a goal "apart from the tax motive." Dean is participating in the Merger for the purpose of expanding its presence in the California dairy system. Berkeley Farms anticipates that Dean's expertise and capital resources will contribute to future expansion and that Dean's packaging techniques will assist in future marketing and sales efforts. The objectives of both Dean/Merger Sub and Berkeley Farms should satisfy the business purpose requirement for a Reorganization. They evidence a business motivation for the Merger, establishing that it is not a mere device or disguise, the true object and accomplishment of which is the consummation of a preconceived plan having no business or corporate purpose.

     Continuity of Interest. The continuity of interest requirement is designed to separate sales from Reorganizations. In a sale, the shareholders of an acquired corporation receive cash or other property and cease to have any significant interest in the business of the corporation thereafter. In a Reorganization, Treasury Regulations require that "a substantial part of the proprietary interests in the target corporation be preserved" and this is the case where a

"proprietary interest in the target corporation . . . is exchanged for a proprietary interest in the issuing corporation." A proprietary interest "is not preserved if, in connection with the potential reorganization, it is acquired by the issuing corporation for consideration other than stock of the issuing corporation."

     The fact that up to 50 percent of the consideration for Berkeley Farms Common Stock can be paid in cash at the option of the Berkeley Farms Shareholders does not sever the requisite continuity of interest. Under current ruling guidelines, the IRS will consider the continuity of interest requirement satisfied "if there is a continuing interest through stock ownership in the acquiring or transferee corporation . . . on the part of the former shareholders of the acquired or transferor corporation which is equal in value . . . to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation . . .." The courts have been even more generous in applying the requirement; the Supreme Court has concluded that a continuing interest equal in value to approximately 38 percent of the value of the acquired company constituted "a definite and substantial interest in the affairs of the purchasing corporation."

     Until recently, the IRS had required that the shareholders of the acquired corporation retain their equity interest in the acquiring corporation for a period of time following the reorganization if the continuity of interest requirement were to be satisfied. Judicial interpretation of the continuity of interest rule was more flexible, focusing on intent at the time of the reorganization rather than a minimum post-reorganization holding period. But with respect to transactions occurring after January 28, 1998, the IRS no longer requires post-reorganization continuity of interest, at least with respect to dispositions to parties unrelated to the acquiring corporation. Current Treasury Regulations state that, as concerns such transactions, "a mere disposition of stock of the issuing corporation received in a potential reorganization to persons not related . . . to the issuing corporation is disregarded."

     An indemnification escrow, to the extent that it could result in a post-merger surrender of stock by the former shareholders of the acquired corporation, could negate the requisite continuity of interest. The indemnification escrow in this transaction, however, has been structured so that all the Dean Common Stock held pursuant to the escrow will qualify for nonrecognition of gain treatment and will not prevent the Merger from qualifying as a Reorganization. Specifically, the Dean Common Stock will be escrowed to assure performance by the former Berkeley Farms Shareholders of their obligations to indemnify Dean for any loss, cost or damage incurred by Dean by reason of the breach or failure of any warranty or representation by the former Berkeley Farms Shareholders. All Dean Common Stock subject to the escrow will be issued and outstanding on Dean's balance sheets and will be legally outstanding under the law of the state of Dean's incorporation. Cash dividends and income actually earned on the escrowed Dean Common Stock will be distributed quarterly to the former Berkeley Farms Shareholders in whose name it is registered. None of the shares of escrowed Dean Common Stock will be subject to restrictions requiring their return to Dean because of the death or failure to continue employment of any former Berkeley Farms Shareholder or will be subject to any similar restrictions. Any remaining shares of the escrowed Dean Common Stock will be released from escrow within five years of the effective date of the Merger (unless there is a bona fide dispute as to whom any of the Dean Common Stock should be released). At least 50 percent of the number of shares of Dean Common Stock to be initially issued to the former Berkeley Farms Shareholders is not subject to the indemnity escrow. The return of escrowed shares will generally not be triggered by an event the occurrence or nonoccurrence of which is within the control of the former Berkeley Farms Shareholders nor will the return of the escrowed shares be triggered by payment of additional tax or reduction of any tax paid as a result of an IRS audit of the former Berkeley Farms Shareholders or Berkeley Farms with respect to the Reorganization. Finally, the mechanism for the calculation of the number of shares of Dean Common Stock to be returned is objective and readily ascertainable.

     These provisions of the escrow agreement for the most part mirror those required by the IRS if it is to issue a ruling that a proposed transaction constitutes a Reorganization. The courts have taken an even more liberal view than the IRS in applying the continuity-of-interest requirement to indemnification escrows. Counsel is therefore of the opinion that the indemnity escrow will not constitute a bar to continuity of interest.

     Continuity of Business Enterprise. Under current Treasury Regulations, continuity of business enterprise exists where the acquiring corporation "either continue[s] the target corporation's . . . historic business or use[s] a significant portion of [the target corporation's] historic business assets in a business." Merger Sub will conduct Berkeley Farms' historic business of manufacturing and distributing dairy products and will use a significant portion of Berkeley Farms' assets in that business. This satisfies the continuity of business enterprise requirement.

     Counsel is of the opinion that the proposed Merger will constitute a Reorganization as described in Code section 368(a)(1)(A) and section 368(a)(2)(D). Should the IRS disagree with this conclusion, and, if the matter is litigated, should the courts decide in favor of the IRS, then the Merger would likely be treated as a taxable sale by Berkeley Farms of its assets to Merger Sub followed by a liquidating distribution to the former Berkeley Farms Shareholders consisting of the Dean Common Stock and any cash. The liquidating distribution would cause the former Berkeley Farms Shareholders to recognize gain in an amount equal to the difference between their respective bases in their Berkeley Farms stock and the fair market value of the Dean Common Stock received by them (including any Dean Common Stock held in escrow) plus any cash paid to them.

Receipt of Cash

     As a general rule, a shareholder in a corporation which is a party to a Reorganization recognizes no gain or loss when his or her stock is exchanged for stock in another corporation which is also a party to the Reorganization. In the present case, both Berkeley Farms and Merger Sub are parties to the Reorganization and so, too, is Dean. To the extent that a shareholder, pursuant to a transaction otherwise described in Code section 354(a)(1), receives not only stock in the acquiring corporation and/or its parent, but also other property or money, then gain, if any, is recognized, but in an amount not in excess of the sum of such money and the fair market value of such other property. Further, under Code section 356(a)(2), if the shareholder's receipt of other property or money "has the effect of the distribution of a dividend . . . then there shall be treated as a dividend to each distributee such an amount of the gain . . . as is not in excess of his or her ratable share of the undistributed earnings and profits of the corporation . . .."

     The former Berkeley Farms Shareholders may receive up to 50 percent of the Merger consideration in the form of cash. This "boot" will constitute taxable income to the recipients and, if it "has the effect of the distribution of a dividend", the income will be ordinary income rather than capital gain. Conversely, if it lacks the attributes of a dividend, it will constitute payment for the stock of a former Berkeley Farms Shareholder and, assuming that the former Berkeley Farms Shareholder held his or her Berkeley Farms Common Stock as a capital asset, will be capital gain to the extent it exceeds his or her basis in his or her Berkeley Farms Common Stock.

     Any Berkeley Farms Shareholder who receives cash in an amount equal to more than approximately 20 percent of the aggregate consideration he or she is entitled to receive in the Merger would sustain a "substantially disproportionate" reduction in his or her Dean share holdings. (The precise amount of reduction necessary to satisfy the "substantially disproportionate" test will be slightly more than 20 percent.) Under the rule of Commissioner v. Clark, 489 U.S. 726 (1989), such cash payment will constitute a distribution in redemption of the former Berkeley Farms Shareholders' Dean Common Stock. As such, the cash portion of the acquisition consideration will be eligible for capital gain treatment. In determining whether the Shareholder has incurred such a "substantially disproportionate" reduction, however, Dean Common Stock owned by certain related persons and entities would be attributed to the Shareholder. If sufficient stock is retained by the related persons or entities so that the Shareholder's reduction in ownership is 20 percent or less, then the Shareholder would not be able to rely on the "substantially disproportionate" test to ensure that his or her receipt of cash qualifies for capital gain characterization rather than dividend characterization for tax purposes.

     Any Berkeley Farms Shareholder who is unable to rely on the "substantially disproportionate" reduction test would still be entitled to treat his or her receipt of cash as the payment for his or her Berkeley Farms shares, eligible for capital gain rather than ordinary income characterization, if he or she could establish that the cash payment did not have "the effect of the distribution of a dividend." Current law addressing this issue is unsettled, however, and the determination of whether a cash receipt is treated as a payment for shares may depend on the individual circumstances of each shareholder. Counsel is therefore unable to render an opinion as to whether any individual shareholder who fails to satisfy the "substantially disproportionate" test would be able to treat his or her receipt of cash as a payment for shares eligible for capital gains treatment. Each Berkeley Farms Shareholder is urged to consult his or her own tax advisor about this issue.

Berkeley Farms Shareholders' Bases and Holding Period in Dean Common Stock

     A former Berkeley Farms Shareholder who accepts Dean Common Stock pursuant to the Merger will have a basis in that Dean Common Stock equal to the basis in his or her Berkeley Farms Common Stock held at the Effective Time reduced, however, by the amount of any cash received by him or her pursuant to the terms of the Merger and increased by the amount of gain he or she recognizes (or the amount treated as a dividend) as a result of the Merger. The holding period of a former Berkeley Farms Shareholder in his or her Dean Common Stock for tax purposes will include his or her holding period in his or her Berkeley Farms Common Stock.

Dividends on Dean Common Stock

     Dividends paid to former Berkeley Farms Shareholders on Dean Common Stock received in the Merger (whether or not held in escrow) will constitute a "distribution" for federal income tax purposes and to the extent such distribution is paid out of Dean's earnings and profits, such distribution will constitute a "dividend" which will be taxable as ordinary income to the former Berkeley Farms Shareholders upon receipt (even if the distribution is with respect to escrowed shares). To the extent that any such distribution exceeds Dean's earnings and profits when made, it will be treated as a nontaxable recovery of a former Berkeley Farms Shareholder's basis in his or her Dean Common Stock, but only to the extent of such basis. Any portion of the distribution in excess of such basis will be treated as gain from the sale or exchange by the former Berkeley Farms Shareholder of his or her Dean Common Stock and will generally constitute capital gain.

Return of Escrowed Shares to Dean to Satisfy Claims

     Under the terms of the escrow agreement, if, following the Merger, Dean should successfully claim indemnity from the former Berkeley Farms Shareholders, the escrow holder may be obligated to release to Dean the number of shares of Dean Common Stock having a then fair market value equal to the claim. The use of appreciated property to satisfy a liability gives rise to taxable gain to the debtor in an amount equal to the difference between his or her basis in the property and its fair market value. Thus, if the former Berkeley Farms Shareholders use the escrowed shares to satisfy a Dean claim, they will realize taxable income in an amount equal to the difference between their bases in those shares (being the bases carried-over from their Berkeley Farms shares as described above) and the fair market value of the those shares on the date the shares revert to Dean.

Payment by Berkeley Farms Shareholders of Merger Expenses

     Expenses incurred by an acquired corporation's shareholders incident to a Reorganization are generally capital in nature, although the portion of those expenditures that is attributable to tax planning may be currently deductible under Code section 212(3). However, even if a portion of such expenses is properly treated as deductible, the deduction would constitute a "miscellaneous itemized deduction" under Code section 67 and, as such, would be deductible only to the extent that it (plus other miscellaneous itemized deductions) exceeds 2% of the taxpayer's adjusted gross income.

     In general, then, it is likely that Berkeley Farms Shareholders will be required to capitalize the bulk of the costs of the Reorganization incurred by them by adding such costs to the basis of the Dean Common Stock received by them.

     To the extent practicable, Counsel and the other professional advisors to Berkeley Farms will endeavor to allocate their respective fees and disbursements between nondeductible capital expenditures and deductible costs. Because the determinations of the proper allocation involves in part prospective factual determinations by Counsel and the other professional advisors, Counsel expresses no opinion as to the appropriate allocation of these Reorganization expenses. Counsel also expresses no opinion as to the deductibility of any of the legal, accounting and other Reorganization expenses incurred by the Berkeley Farms Shareholders under Code section 212(3) or any other provision of the Code.

Dissenting Berkeley Farms Shareholders

     Under California law, a shareholder who votes against a proposed merger (a "dissenting shareholder") may compel the corporation in which he or she holds his or her shares to purchase those shares at their fair market value. A Berkeley Farms Shareholder who exercises his or her rights as a dissenting shareholder and receives cash from Merger Sub in payment of his or her Berkeley Farms Common Stock will be treated as having had his or her Berkeley Farms Common Stock redeemed in complete termination of his or her interest in Berkeley Farms within the meaning of Code section 302(b)(3), provided that as a result of the Merger the dissenting shareholder holds no Dean Common Stock directly or constructively through the application of Code section 318(a). The dissenting shareholder will recognize capital gain (or loss) measured by the difference between the cash he or she receives and his or her basis in his or her redeemed Berkeley Farms Common Stock.

Treatment of the Corporate Parties to the Merger

     Assuming that the Merger qualifies as a Reorganization, no gain or loss will be recognized by Dean or Merger Sub in connection with the Reorganization. Likewise, Berkeley Farms will recognize no gain or loss in connection with the Reorganization.

                       DESCRIPTION OF DEAN CAPITAL STOCK

Capital Stock

     The total amount of the authorized capital stock of Dean consists of 80,000,000 shares, par value $1.00 per share, of Common Stock and 10,000,000 shares of Series Preferred Stock, par value $1.00 per share (the "Series Preferred Stock"), of which [__________] shares of Common Stock and no shares of Series Preferred Stock were issued and outstanding as of [__________], 1998. On September 29, 1998, the stockholders of Dean at its annual stockholders meeting approved of an increase in the authorized number of shares of Dean Common Stock from 80,000,000 to 150,000,000. The Dean Board of Directors is authorized to create and issue one or more series of Series Preferred Stock and to determine the rights and preferences of each series, to the extent permitted by the restated certificate of incorporation of Dean. The issued and outstanding shares of Dean Common Stock are fully paid and non-assessable. The holders of outstanding shares of the Dean Common Stock are entitled to receive dividends, subject to the prior rights of any outstanding Series Preferred Stock, out of assets legally available therefor at such times and in such amounts as the Dean Board of Directors may from time to time determine. The shares of Dean Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Dean.

     Each outstanding share of Dean Common Stock is entitled to one vote on all matters submitted to a vote of stockholders of Dean. There is no cumulative voting. The Dean Board of Directors is expressly authorized to adopt, amend or repeal the bylaws in any manner not inconsistent with the laws of the State of Delaware or the restated certificate of incorporation of Dean, subject to the power of the stockholders by action of holders of at least 80% of the shares of stock of Dean entitled to vote generally in the election of directors (the "Voting Stock") to adopt, amend or repeal the Dean bylaws, and Dean may in its bylaws confer powers and authorities upon its Board of Directors in addition to those conferred upon it by statute.

     Upon any liquidation, dissolution or winding up of Dean, whether voluntary or involuntary, remaining net assets of Dean shall be distributed pro rata to the holders of the Dean Common Stock.

Certain Provisions of the Restated Certificate of Incorporation and Bylaws

     The following summary of certain provisions of the restated certificate of incorporation and bylaws of Dean does not purport to be complete and is subject to and qualified in its entirety by reference to the restated certificate of incorporation and bylaws of Dean, which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and are hereby incorporated herein by reference.

     The restated certificate of incorporation of Dean provides that Dean shall indemnify each officer and director of Dean to the fullest extent permitted by applicable law. The restated certificate of incorporation also provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), a director of Dean shall not be liable to Dean or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The restated certificate of incorporation and bylaws of Dean contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of Dean and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Dean unless such takeover or change in control is approved by the Board of Directors of Dean. Such provisions may also render the removal of the current Dean Board of Directors and of management more difficult.

     Pursuant to the restated certificate of incorporation of Dean, the Board of Directors of Dean is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause as provided under the Delaware General Corporation Law and only by the affirmative vote of the holders of a majority of the shares of Dean

Common Stock voting at a duly convened meeting. Vacancies on the Dean Board of Directors may be filled by the remaining directors.

     The restated certificate of incorporation of Dean also provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions or reclassifications or recapitalizations involving holders of stock representing 5% or more of the voting power (a "Related Entity") of the then outstanding Voting Stock, such transactions must be approved by at least 80% of the combined voting power of the then outstanding Voting Stock, unless
(a) such transaction would not otherwise require a vote of stockholders, (b) the Dean Board of Directors shall have approved, by resolution, a memorandum of understanding substantially consistent with such transaction prior to the time any party to the transaction became a Related Entity or an affiliate of a Related Entity or (c) each party to the transaction other than Dean is a corporation of which the majority of the outstanding voting shares of common stock are owned by Dean. The restated certificate of incorporation of Dean provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

     The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the restated certificate of incorporation of Dean could enable a minority of the stockholders of Dean to exercise veto powers over such transactions and amendments.

     The bylaws of Dean provide that any special meetings of stockholders may be called only by the Chairman of the Board or the President of Dean, and shall be called by the Secretary of Dean at the request in writing of either a majority of the Board of Directors of Dean or the holders of at least 80% of the outstanding Voting Stock. The restated certificate of incorporation of Dean provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent unless such consent is signed by the holders of at least 80% of the outstanding Voting Stock. The bylaws of Dean also provide that any nomination for election to the Board of Directors of Dean at any meeting of stockholders, or proposal of business to be transacted at any meeting of stockholders, that is not included in the proxy statement and form of proxy of Dean relating to the meeting but that a stockholder wishes to make at the meeting may be made only if it may properly be made by the stockholder at the meeting and only if the stockholder delivers a notice to the Secretary of Dean at its principal executive offices on a timely basis. For an annual meeting, such notice must be so delivered not less than 60 days nor more than 90 days prior to the anniversary of the prior year's annual meeting (unless the date of the meeting is more than 30 days prior to or more than 60 days after the anniversary of the prior year's annual meeting, in which event such notice must be so delivered not earlier than the 90th day prior to the meeting and not later than the close of business on the later of the 60th day prior to the meeting or the 10th day following the date on which public announcement of the meeting date is made). For a special meeting, the notice must be so delivered not earlier than the 90th day prior to the meeting and not later than the close of business on the later of the 60th day prior to the meeting or the 10th day following the date on which public announcement of the meeting date is made. The notice must set forth the related information required by Article II, Section 10 of the Dean bylaws. Such information generally consists of the information relating to any nominee that would be required to be disclosed in the proxy statement of Dean for that meeting if the nominee were proposed by Dean or, as to other matters, a brief description of the matter, the reason for the proposal and any material interest of the proposing stockholder (or beneficial owner) in the matter and information regarding the proposing stockholder (or beneficial owner) and such stockholder's (or beneficial owner's) beneficial ownership of shares of Dean.

Certain Anti-takeover Provisions of Delaware Law

     Dean is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of Dean) from engaging in a "business combination" (as defined in Section 203) with Dean (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Board of Directors of Dean approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of Dean outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of Dean and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by the Dean Board of Directors and approved at a meeting of stockholders of Dean by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of Dean not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving Dean and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the directors of Dean, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Rights Plan

     On May 22, 1998, the Dean Board of Directors authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of Dean Common Stock. The dividend was payable on August 10, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Dean one one-thousandth of a share of Dean Junior Participating Preferred Stock, Series A, par value $1.00 per share (the "Preferred Shares"), at a price of $200.00 per share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 22, 1998 (the "Rights Agreement"), by and between Dean and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following the date of public disclosure that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of Dean Common Stock (the "Stock Acquisition Date") or (ii) 10 business days following the commencement of, or public disclosure of an intention to commence, a tender offer or exchange offer for securities of Dean if, upon consummation thereof, such person could be the beneficial owner of 15% or more of such outstanding Dean Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by such Common Stock certificate. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date and such separate Right certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on August 10, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed (the "Redemption Date") by Dean, in each case, as described below.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of $20 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Dean Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to 1,000 times the aggregate payment made per share of Dean Common Stock. Each Preferred Share will have 1,000 votes, voting together with the Dean Common Stock. In the event of any merger, consolidation or other transaction in which shares of Dean Common Stock are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per share of Dean Common Stock. The Rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of the one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Dean Common Stock.

     In the event that, after the Distribution Date, Dean is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     If a person acquires 15% or more of the Dean Common Stock (a "Triggering Event"), then the Rights will "flip-in" and entitle each holder of a Right, except as provided below, to purchase, upon exercise at the then-current Purchase Price, that number of shares of Dean Common Stock having a market value of two times such Purchase Price.

     Any Rights beneficially owned at any time on or after the earlier of the Distribution Date or the Stock Acquisition Date by an Acquiring Person or an affiliate or associate of an Acquiring Person (whether or not such ownership is subsequently transferred) shall become null and void upon the occurrence of a Triggering Event, and any holder of such Rights shall have no right to exercise such Rights.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Dean Common Stock, the Board of Directors of Dean may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of Dean without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Dean, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A filed on August 4, 1998. A copy of the Rights Agreement is available to holders of Dean Common Stock free of charge from Dean. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to such Registration Statement and incorporated herein by reference.

                               BUSINESS OF DEAN

     Dean was incorporated in Delaware in 1968 and is the successor to Dean Milk Company, an Illinois corporation organized in 1925. Dean is engaged in the purchase, processing and distribution of dairy, pickle and specialty food products. Dean's principal products are dairy products, such as fluid milk, related dairy products and ice cream, and specialty food products, including pickle products, powdered products, snack dips, dressings and aseptically packaged sauces and puddings. A significant portion of Dean's products is sold under private labels. Further information regarding Dean and its business is contained in Dean's Annual Report on From 10-K for the fiscal year ended May 31, 1998, which accompanies this Proxy Statement/Prospectus. As further described in the Current Report on Form 8-K of Dean filed on September 30, 1998, on September 23, 1998, Dean sold its vegetable operations.

                           BUSINESS OF BERKELEY FARMS

     Berkeley Farms is a producer and wholesaler of dairy products. The business is a family-owned operation which was started in 1910 by Mr. John A. Sabatte. Originally known as South Berkeley Creamery, the business was then located in Oakland, California. Almost all milk was home delivered until the late 1940s and early 1950s, at which time Berkeley Farms' emphasis changed to wholesale delivery and the company became a manufacturer and distributor of dairy products to retailers and institutions. Ice cream was added to the product lines manufactured in 1950.

     In 1956, the successor company, Berkeley Farms, Inc. was incorporated. The company moved from Oakland to Emeryville in 1957. On July 1, 1996, the company began construction of a 228,000 square foot plant facility in Hayward, California. The first phase of the plant was completed in the second half of 1997.

     The principal customers of Berkeley Farms are independent grocers in Northern California, primarily in the Bay Area, with additional sales to restaurants, hotels and other food service outlets. In addition to milk and ice cream products, Berkeley Farms distributes novelty ice cream, cottage cheese, juices and other related products as well as certain non-dairy grocery items purchased from outside suppliers.

     The following table sets forth the amount and percentage of net sales attributable to each of the Berkeley Farms principal product classes for the periods indicated:

                                                       1995                          1996                          1997
                                               -------------------------   --------------------------   -------------------------
              Product Class                      Amount       Percentage      Amount       Percentage      Amount      Percentage
              -------------                    -----------    ----------   ------------    ----------   ------------   ----------
Bulk Milk and Fluid Cream..................   $  2,662,688           1.9   $  3,152,193           2.0   $  3,615,822          2.2
Ice Cream and Related Products.............      8,356,212           6.0      9,892,404           6.2     11,347,393          7.0
Packaged Fluid Milk and Related Products...     89,000,175          63.6     98,672,008          62.1     93,241,401         57.5
Eggs.......................................        752,259           0.5        890,594           0.6      1,021,538          0.6
Other Dairy-Related Products and Juices....     39,078,419          28.0     46,262,567          29.1     53,066,886         32.7
                                              ------------          ----   ------------          ----   ------------         ----
                TOTAL......................   $139,849,753           100   $158,869,686           100   $162,293,040          100
                                              ============          ====   ============          ====   ============         ====

     Berkeley Farms manufactures fluid milk and ice cream products under the Berkeley Farms, Bud's of San Francisco and Dairy Dawn brand names. Berkeley Farms also distributes ice cream, cultured and juice products under its own as well as other brand names.

     Berkeley Farms' business is dependent upon adequate supplies of certain raw and processed agricultural products. Historically, the company has been able to obtain adequate supplies of raw materials, which are generally purchased directly from farmers and farm cooperatives. Berkeley Farms has not experienced, and does not anticipate, any shortages or other difficulties in obtaining raw materials required for any of its products. Berkeley Farms currently has no long-term raw material purchase contracts.

     Berkeley Farms' principal executive offices and fluid milk production facilities are located in Hayward, California in a 228,000 square foot facility owned by Berkeley Farms. Berkeley Farms also owns a 26,000 square foot facility used for ice cream production located in South San Francisco, California and a 10,000 square foot distribution facility located in Castroville, California. Berkeley Farms believes that its present facilities and equipment are adequate and sufficient to meet the its current needs.

     As of September 17, 1998, Berkeley Farms had 564 full-time employees of which 469 were employed in manufacturing, 23 were employed in sales and marketing, 18 were ice cream merchandisers, 8 were route drivers, and 46 were employed in corporate and administration operations. Approximately 470 Berkeley Farms employees are represented by Teamsters Local 853 and other unions under 10 collective bargaining agreements. Employee relations are considered by Berkeley Farms to be good.

                    MARKET PRICES OF AND DIVIDENDS DECLARED
                         ON BERKELEY FARMS COMMON STOCK


     No information regarding sales prices of Berkeley Farms Common Stock is included because no public trading market exists for Berkeley Farms Common Stock.

     Berkeley Farms had 46 shareholders as of September 14, 1998.

     Berkeley Farms has declared and paid a dividend of $2.00 on the Berkeley Farms Common Stock during each of calendar years 1995, 1996, 1997 and 1998.

          BERKELEY FARMS SELECTED FINANCIAL DATA AND OTHER INFORMATION

     The selected financial information set forth below with respect to the statements of income for each of the five fiscal years ended December 31, 1997 and with respect to the balance sheets at the end of each such fiscal year has been derived from the financial statements of Berkeley Farms which have been audited by Hirose, Oto & Bailey Accountants Inc., independent certified public accountants. The selected financial information set forth below with respect to the six months ended June 30, 1998 and 1997 and at June 30, 1998 and 1997 is derived from unaudited financial statements of Berkeley Farms, which have been prepared on a basis substantially consistent with the audited financial statements and, in the opinion of management of Berkeley Farms, contain all adjustments necessary for a fair presentation of the financial position and the results of operations of Berkeley Farms for these periods. The results of operations for the six months ended June 30,1998 are not necessarily indicative of the results which may be expected for the full fiscal year ending December 31, 1998. The financial information set forth below is qualified by and should be read in conjunction with the financial statements of Berkeley Farms and the notes thereto and "Berkeley Farms Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                       Six Months Ended
                                                           Year Ended December 31,                         June 30,
                                          --------------------------------------------------------    -------------------
                                            1993        1994        1995        1996        1997        1997        1998
                                          --------    --------    --------    --------    --------    -------     -------
Net Sales................................ $134,843    $137,258    $139,850    $158,870    $162,293    $79,791     $ 81,869
Net Earnings (Loss)......................    1,754       2,182       1,669       2,508       1,089       (716)      (7,847)
Total Assets.............................   36,780      39,283      39,030      53,326      88,934     64,476       91,020
Debt exclusive of current installments...      433         340         230       8,293      34,103     17,356       32,684
Stockholders Equity......................   24,014      26,090      27,654      30,057      31,040     29,235       23,088
Earnings (Loss) Per Share................    33.33       41.45       31.70       47.64       20.69     (13.60)     (149.06)
Cash Dividend per common share...........     0.00        2.00        2.00        2.00        2.00       2.00         2.00


     No independent certified public accountant of Berkeley Farms has resigned, indicated any intent to resign or been dismissed as the independent certified public accountant of Berkeley Farms during the two fiscal years ended December 31,1997 or subsequent thereto.


              BERKELEY FARMS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Net sales increased 3%, from $79.8 million for the six months ended June 30, 1997 to $81.9 million for the six months ended June 30, 1998, primarily due to increased prices of dairy products resulting from the rising costs of raw milk.

     The gross profit margin (the difference between net sales and cost of sales, expressed as a percentage of net sales) decreased from 23.0% for the six months ended June 30, 1997 to 16.6% for the same period this year. The decrease in the gross profit margin was primarily due to start-up costs related to the opening of Berkeley Farms new milk processing facility in Hayward, California (the "Hayward Plant"). Additionally, pricing increases, during a period of rising milk costs in the current six month period, were not sufficient to maintain margins at the same level as the prior year period.

     Delivery, selling, general and administrative expenses increased approximately $1.1 million or 6.4% for the six months ended June 30, 1998 compared to the same period in 1997. The increase resulted primarily from management incentives and professional fee expenses and increased labor costs in the current six month period.

     Other expense increased approximately $5.7 million for the six months ended June 30, 1998. The increase was primarily due to $4.2 million in management retirement benefits and additional interest expense of $1.4 million resulting from the debt incurred during construction of the Hayward Plant.

Year ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net sales increased 2% from $158.9 million in 1996 to $162.3 million in 1997 primarily due to the expansion of a convenience store warehouse sales program and additional volume associated with the new distribution of a branded juice line of products.

     The gross profit margin (the difference between net sales and cost of sales expressed as a percentage of net sales) was comparable between years.

     Delivery, selling, general and administrative expenses increased 4.8% from $32.8 million in 1996 to $34.4 million in 1997. The increase was primarily due to increased labor and disability expenses associated with higher claim activity and an increase in the rate of disability.

     Other income and (expense) was ($2.7) million in 1997 and $.6 million in 1996. The 1997 expense includes $2.6 million of retirement benefits expense and additional interest expense of $.6 million related to the debt supporting the construction of the Hayward Plant.

Year ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net sales increased 14%, from $139.9 million in 1995 to $158.9 million in 1996, primarily due to volume growth from both existing and new customers, acquisition of a dairy distributor, and overall pricing increases on dairy products throughout the year.

     The gross profit margin decreased from 24.6% in 1995 to 23.0% in 1996 as pricing increases during a period of rising raw milk costs were not sufficient to maintain margins at the same level as prior years.

     Delivery, selling, general and administrative expenses increased 2.0% from $32.2 million in 1995 to $32.8 million in 1996, principally due to increased labor costs.

     Other income (expense) totaled approximately $.6 million in both 1996 and 1995.

Liquidity and Capital Resources

     Berkeley Farms' operating cash and capital expenditures requirements have historically been met through funds generated internally from assets employed.

     Working capital at June 30, 1998 and December 31, 1997 was approximately $2.4 million. Cash and cash equivalents at June 30, 1998 were $.1 million, a decrease of $2.7 million from the year ended December 31, 1997. Berkeley Farms' current ratio as of June 30, 1998 and December 31, 1997 was 1.11 to 1.

     At June 30, 1998, Berkeley Farms had approximately $5.1 million in borrowings with Wells Fargo Bank, N.A. under an $8 million long-term line of credit, which expires in July 2003 and bears interest at LIBOR (6.26%) plus 1.125% or prime rate per annum.

     Berkeley Farms also had a $34 million term loan with Wells Fargo Bank, with an outstanding balance of $32.9 million at June 30, 1998. The loan is payable in monthly principal installments of $210,000 plus interest at LIBOR plus
1.125%. The loan is due on June 30, 2011. In order to mitigate the loan's inherent interest rate risk, management has entered into an interest rate swap agreement, expiring January 1, 2006, under which the company will pay an interest differential if LIBOR is less than 6.26% and will receive the differential if it rises above that rate. There is a penalty for early termination of the swap agreement. The swap agreement is collateralized by all of the company's rights to payments, its personal property, intangibles and the Hayward Plant.

     In October 1997, Berkeley Farms entered into an agreement for a $2 million term loan to acquire certain equipment for the Hayward Plant. The loan is payable in monthly installments of $24,000 plus interest at LIBOR (6.25%) plus 1.125%. The loan matures in December 2004. The outstanding balance at June 30, 1998 totaled $1.8 million. Management has entered into an additional interest rate swap agreement under which Berkeley Farms will pay an interest differential if LIBOR is less than 6.25% and will receive the differential if it rises above that rate. There is a penalty for early termination of the swap agreement. The swap agreement is collateralized by all of the Berkeley Farms' rights to payment, its personal property, intangibles, and the Hayward Plant.

     Berkeley Farms was not in compliance with bank credit agreement covenants relating to fixed asset additions and the ratio of total liabilities to tangible net worth as of December 31, 1997. The bank, however, waived its default rights to this specific breach.

     Berkeley Farms was also not in compliance with certain covenants as of June 30, 1998. The bank has indicated that conditions for a waiver of these default rights will be addressed contemporaneously with its consideration for consent to the pending merger (see note 16). Since the bank has deferred its decision for a waiver of default rights and has not demanded an acceleration of its right of repayment, the debt has been classified as to its original terms.

     Berkeley Farms also acquired equipment for the Hayward Plant under the provisions of a long-term lease. For financial reporting purposes, minimum lease payments related to the equipment have been capitalized. The lease expires on January 31, 2002. The equipment acquired through capital lease as of June 30, 1998 had a cost of $721,000. Related amortization expense at June 30, 1998 was $27,000.

     Shareholders' equity at June 30, 1998 was $23.1 million, a decrease of $8.0 million from December 31, 1997, reflecting six months of losses and dividends paid to Berkeley Farms Shareholders.

Cash Flows

     The change in cash for the six months ended June 30, 1998 was a decrease of $2.7 million, whereas the change in cash for the year ended December 31, 1997 was an increase of $2.1 million. The cash flow activities of Berkeley Farms are as follows:

     Operating Activities. Cash provided from operations was $1.8 million for the six months ended June 30, 1998 compared to $6.3 million for the year ended December 31, 1997. The decrease in cash was primarily due to decreased earnings during the six month period.

     Investing Activities. Net cash used in Berkeley Farms' investing activities during the six months ended June 30, 1998 was approximately $8.9 million compared to $31.9 million for the year ended December 31, 1997. Capital expenditures for construction of the Hayward Plant were $9.0 and $32.0 million for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. Berkeley Farms currently has $4.9 million in capital commitments for the remaining six months of 1998.

     Financing Activities. Net cash provided by financing activities was $4.4 million for the six months ended June 30, 1998 and $27.6 million for the year ended December 31, 1997. The issuance of long-term obligations to fund the construction of the Hayward Plant was the principal reason for the change in net financing activities.

     Management believes that Berkeley Farms has in place sufficient cash and sources of working capital to meet its operating needs in the foreseeable future.

     Year 2000
     ---------

     The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. The Company's outside consultant, who performs the data processing function, is responsible for implementing all necessary changes. Management anticipates that the Year 2000 conversion will be achieved with no effect on customers or disruption to business operations. The cost of achieving Year 2000 compliance will be accomplished through normal software upgrades and replacements that will be covered by existing support agreements. Management does not anticipate these costs to be material.

                   PRINCIPAL SHAREHOLDERS OF BERKELEY FARMS;
                      BERKELEY FARMS MANAGEMENT HOLDINGS

     The following table sets forth information as of September 14, 1998 as to Berkeley Farms Common Stock owned by each person known to Berkeley Farms to be the beneficial owner of more than 5% of such stock, by each director and executive officer of Berkeley Farms and by all directors and executive officers of Berkeley Farms as a group.

                                                               Shares Beneficially
Name and Address of Beneficial Holder                               Owned/1/        Percent of Class
-------------------------------------                          -------------------  ----------------

Frank E. Sabatte/2/
3969 S. Peardale Drive
Lafayette, CA 94549...........................................         9,822              18.7%

Roger J. Sabatte
828 Meadow Creek Court
Walnut Creek, CA 94596........................................         3,249               5.8%

John A. Sabatte /3/
3493 Silver Springs Road
Lafayette, CA 94549...........................................        13,101              24.9%

Donald J. Sabatte /4/
7506 Sedgefield Street
San Ramon, CA 94583...........................................         3,190               8.3%

Norman A. Sabatte/5/
2517 Rolling Hills Court
Alamo, CA 94507...............................................         4,173               7.9%

George P. Sabatte, Jr.
2101 Trafalgar Place
Oakland, CA 94611.............................................         6,581              12.5%

John B. Sabatte
2101 Trafalgar Place
Oakland, CA 94611.............................................         6,580              12.5%

Norman J. Alberts
c/o Berkeley Farms, Inc.
25500 Clawiter Road
Hayward, CA 94545.............................................            90                 *

J. Patrick Roland
c/o Berkeley Farms, Inc.
25500 Clawiter Road
Hayward, CA 94545.............................................            60                 *

All directors and executive officers as a group (9 persons)...        46,846              89.0%

Richard Michael Sabatte/6/
c/o Berkeley Farms, Inc.
25500 Clawiter Road
Hayward, CA 94545.............................................         3,249               5.8%

Gary M. Sabatte/7/
6041 Acacia Avenue
Oakland, CA 94618................................  4,387  8.3%

______________________

*   Less than 1%.

/1/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The persons named in this table have sole voting and investment power with respect to all shares of Berkeley Farms Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

/2/ Includes 9,225 shares for which Frank E. Sabatte has been granted revocable proxies; see the second sentence of note 6 below.

/3/ Includes 1,545 shares held as trustee of the John A. Sabatte 1997 Revocable
    Trust, of which John A. Sabatte is the primary beneficiary. Also includes 11,556 shares for which John A. Sabatte has been granted revocable proxies.

/4/ Represents 3,190 shares held as trustee of the Donald John Sabatte and Mary
    Ann Sabatte Revocable Living Trust dated June 14, 1992, of which Donald J. Sabatte and Mary Ann Sabatte are primary beneficiaries.

/5/ Includes 635 shares for which Norman A. Sabatte has been granted revocable proxies.

/6/ Represents 3,249 shares held as trustee of the Richard Michael Sabatte 1991
    Revocable Trust as of November 25, 1991, in which Richard Michael Sabatte is primary beneficiary. Richard Michael Sabatte has executed a proxy in favor of Frank E. Sabatte authorizing Frank E. Sabatte to vote the shares held in such the Revocable Trust, and these shares are included in the table as also beneficially owned by Frank E. Sabatte for purposes of number of shares beneficially owned by Frank E. Sabatte.

/7/ Includes 3,538 shares held as trustee of the Gary M. Sabatte Living Trust dated February 13, 1998 in which Gary M. Sabatte is the primary beneficiary. Also includes 849 shares for which Gary M. Sabatte has been granted revocable proxies.

                                  EXPERTS


     The financial statements of Berkeley Farms as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Hirose, Oto & Bailey Accountants Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Dean and its subsidiaries incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Dean for the fiscal year ended May 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL OPINIONS

     The legality of the Dean Common Stock issuable in the Merger has been passed upon by Eric A. Blanchard, the General Counsel of Dean. Mr. Blanchard beneficially owned 19,865 shares of Dean Common Stock at September 29, 1998.

     The statements in the section entitled "Federal Income Tax Consequences" have been passed upon by Venture Counsel Associates, LLP, 1999 Harrison Street, Suite 1300, Oakland, California 94612.

                         INDEX TO FINANCIAL STATEMENTS


Berkeley Farms, Inc.

Independent Auditor's Report............................................. F-2

Balance Sheets as of December 31, 1997, December 31, 1996 and (unaudited)
 June 30, 1998........................................................... F-3
Statements of Income (loss) for the years ended December 31, 1997,
 December 31, 1996 and December 31, 1995 and (unaudited) six months ended June 30, 1998..................................................... F-5
Statements of Stockholders' Equity for the years ended
 December 31, 1997, December 31, 1996 and December 31, 1995
 and (unaudited) six months ended June 30, 1998.......................... F-6
Statements of Cash Flows for the years ended December 31, 1997,
 December 31, 1996 and (unaudited) six months
 ended June 30, 1998..................................................... F-7
Notes to Financial Statements for the year ended December 31,
 1997, December 31, 1996 and December 31, 1995 and (unaudited)
 six months ended June 30, 1998.......................................... F-9


The Board of Directors and Stockholders
Berkeley Farms, Inc.
Hayward, California


                          Independent Auditor's Report
                          ----------------------------

     We have audited the accompanying balance sheets of Berkeley Farms, Inc., as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Berkeley Farms, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                  HIROSE, OTO & BAILEY ACCOUNTANTS INC.



                                  By: Mary E. Bailey, CPA

Oakland, California
June 20, 1998, except for note 15, as
     to which the date is August 7, 1998

                              BERKELEY FARMS, INC.
                              --------------------

                                 BALANCE SHEETS
                                 --------------



                   Assets                                December 31,        December 31,        June 30,
                   ------                                   1996                 1997              1998
                                                         ------------        ------------      -----------
                                                                                               (Unaudited)
Current Assets
--------------
     Cash and cash equivalents (notes 1 and 2)            $   704,092         $ 2,782,737      $    86,926
     Accounts receivable trade, less allowance for
       credit losses of $650,000 for 1996
       and $550,000 and $747,000 for 1997
       and June 30, 1998 respectively (notes
       1, 2, 7 and 8)                                      13,789,900          14,016,757       13,207,363
     Note receivable  - Mercantile Finance Co. Inc.
       - current portion (notes 2, 4, 7, 8, 12
       and 14)                                                400,000             640,615          320,000
     Notes receivable - current portion (notes 2, 3,
       7 and 8)                                                79,984              97,402           97,402
     Other receivables (notes 7 and 8)                        305,387             369,423          291,127
     Inventories (notes 1, 5, 7 and 8)                      3,221,914           3,323,871        3,576,286
     Prepaid expenses                                         655,899             742,741          636,098
     Prepaid and refundable income taxes
       (notes 1 and 10)                                        96,746             628,038        4,034,702
     Deferred tax asset (notes 1 and 10)                    1,112,217           1,211,045        1,338,689
                                                          -----------         -----------      -----------
                                                           20,366,139          23,812,629       23,588,593
                                                          -----------         -----------      -----------

Property, Plant and Equipment at cost less
-----------------------------
  accumulated depreciation and amortization
  (notes 1, 2, 6, 7, 8 and 9)                              29,671,430          62,432,543       63,648,068
                                                          -----------         -----------      -----------
                                                           50,037,569          86,245,172       87,236,661
                                                          -----------         -----------      -----------
Other Assets
------------
     Note receivable - Mercantile Finance Co., Inc.
       (notes 2, 4, 7, 8, 12 and 14)                        1,555,615             320,000                -

     Notes receivable - net of current portion (notes
       2, 3, 7 and 8)                                         162,558              88,108           93,080

     Net assets of closed facility (note 7)                         -                   -          600,996

     Intangibles and other assets - net of
       amortization (notes 1, 7 and 8)                      1,403,661           1,171,645        1,070,787
     Deferred tax asset (1 and 10)                            166,148           1,109,216        2,018,624
                                                          -----------         -----------      -----------
                                                            3,287,982           2,688,969        3,783,487
                                                          -----------         -----------      -----------
                                                          $53,325,551         $88,934,141      $91,020,148
                                                          ===========         ===========      ===========

(The accompanying notes are an integral part of these financial statements).

  (The accompanying notes are an integral part of these financial statements)

                             BERKELEY FARMS, INC.
                             --------------------

                          BALANCE SHEETS (Continued)
                          --------------------------


                                                           December 31,  December 31,   June 30,
     Liabilities and Stockholders' Equity                      1996          1997         1998
     ------------------------------------                  -----------   -----------  -----------
                                                                                      (Unaudited)
Current Liabilities

   Current portion of long-term debt (notes 2, 7,
          8 and 9)                                         $   142,159   $ 2,817,977  $ 2,939,310
   Line of credit (notes 2, 7 and 8)                         1,100,000             -            -
   Due to related companies (notes 12 and 14)                   88,960       101,248      155,731
   Trade accounts payable                                    7,957,166     7,471,283   10,350,179
   Accrued payroll and related expenses                      1,963,864     1,991,825    2,842,155
   Accrued workers' compensation                               934,483     1,531,219    1,413,197
   Construction costs payable (notes 7 and 8)                1,938,043     5,755,694    1,346,529
   Accrued expenses other                                      851,099     1,681,728    2,118,016
                                                           -----------   -----------  -----------
                                                            14,975,774    21,350,974   21,165,117
                                                           -----------   -----------  -----------

Long-Term Debt - net of current portion (notes 2, 7, 8
and 9)
   Bank and other                                            8,293,221    33,594,770   37,375,390
   Capital lease obligation                                          -       508,083      458,668
                                                           -----------   -----------  -----------

                                                             8,293,221    34,102,853   37,834,058
                                                           -----------   -----------  -----------
Deferred Compensation (note 11)                                      -     2,440,000    8,933,000
                                                           -----------   -----------  -----------
                                                            23,268,995    57,893,827   67,932,175
                                                           -----------   -----------  -----------

Commitments and Contingencies (notes 12 and 15)                      -             -            -

Stockholders' Equity:
   Capital stock:                                              842,664       842,664      842,664
          200,000 shares authorized; 52,644
          shares issued and outstanding
   Retained earnings                                        29,213,892    30,197,650   22,245,309
                                                           -----------   -----------  -----------
                                                            30,056,556    31,040,314   23,087,973
                                                           -----------   -----------  -----------
                                                           $53,325,551   $88,934,141  $91,020,148
                                                           ===========   ===========  ===========

  (The accompanying notes are an integral part of these financial statements)


                                            BERKELEY FARMS, INC.
                                            --------------------

                                         STATEMENTS OF INCOME (LOSS)
                                         ---------------------------


                                            Year Ended December 31,            Six Months Ended June 30,
                                  ------------------------------------------   --------------------------
                                      1995           1996           1997          1997           1998
                                  ------------   ------------   ------------   -----------    -----------
                                                                                      (Unaudited)
Income
------
   Sales                          $141,899,514   $161,227,481   $164,713,116   $80,953,999   $ 83,196,398
   Less   - sales rebates           (1,361,789)    (1,535,914)    (1,544,824)     (733,781)      (858,268)
          - cash discounts            (687,972)      (821,881)      (875,252)     (429,584)      (468,828)
                                  ------------   ------------   ------------   -----------    -----------
   Net Sales                       139,849,753    158,869,686    162,293,040    79,790,634     81,869,302
Cost of Goods Sold
------------------
   Beginning inventory               2,464,196      2,665,808      3,221,914     3,221,914      3,323,871
   Purchases                        91,752,971    108,358,925    109,026,582    53,772,224     57,765,619
   Direct labor                      3,242,016      3,705,944      3,891,846     1,899,556      1,984,425
   Overhead                         10,437,257     10,670,470     11,983,992     5,745,181      8,698,170
   Blow molding                        236,140        242,882        292,946       126,164        123,311
                                  ------------   ------------   ------------   -----------    -----------
                                   108,132,580    125,644,029    128,417,280    64,765,039     71,895,396
   Less ending inventory            (2,665,808)    (3,221,914)    (3,323,871)   (3,323,871)    (3,576,286)
                                  ------------   ------------   ------------   -----------    -----------
                                   105,466,772    122,422,115    125,093,409    61,441,168     68,319,110
                                  ------------   ------------   ------------   -----------    -----------
Gross Profit                        34,382,981     36,447,571     37,199,631    18,349,466     13,550,192
------------                      ------------   ------------   ------------   -----------    -----------
Selling and Delivery Expenses       26,118,957     26,477,906     27,956,763    13,592,746     13,702,159
-----------------------------
General and Administrative           6,075,448      6,346,250      6,452,229     3,200,991      4,171,107
 Expenses                         ------------   ------------   ------------   -----------    -----------
-----------------------------
                                    32,194,405     32,824,156     34,408,992    16,793,737     17,873,266
                                  ------------   ------------   ------------   -----------    -----------
Income (Loss) from operations        2,188,576      3,623,415      2,790,639     1,555,729     (4,323,074)
-----------------------------     ------------   ------------   ------------   -----------    -----------
Other Income (Expense)
----------------------
   Deferred compensation (note 11)           -              -     (2,563,170)   (2,410,000)    (6,629,020)
   Interest income                     771,550        418,653        289,640       152,256         96,360
   Interest expense (notes 7 and 8)    (69,456)       (44,979)      (701,905)      (18,923)    (1,432,059)
   Closed facility expense (note 7)          -              -              -             -       (134,404)
   Other - net                         (73,519)       261,576        270,655        16,866        131,427
                                  ------------   ------------   ------------   -----------    -----------
                                       628,575        635,250     (2,704,780)   (2,259,801)    (7,967,696)
                                  ------------   ------------   ------------   -----------    -----------
Income (Loss) before Taxes           2,817,151      4,258,665         85,859      (704,072)   (12,290,770)
--------------------------
Income Tax Provision (Benefit)
(notes 1 and 10)                     1,148,161      1,750,703     (1,003,187)       11,942     (4,443,717)
                                  ------------   ------------   ------------   -----------    -----------
Net Income (Loss)                 $  1,668,990   $  2,507,962   $  1,089,046   $  (716,014)   $(7,847,053)
-----------------                 ============   ============   ============   ===========    ===========
Earnings (Loss) per Share         $      31.70   $      47.64   $      20.69   $    (13.60)   $   (149.06)
-------------------------         ============   ============   ============   ===========    ===========
Outstanding Shares                      52,644         52,644         52,644        52,644         52,644
------------------                ============   ============   ============   ===========    ===========


  (The accompanying notes are an integral part of these financial statements)

                             BERKELEY FARMS, INC.
                             --------------------

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                      ----------------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998


                                                                  Total Stockholders'
                                Capital Stock  Retained Earnings        Equity
                                -------------  -----------------  -------------------
Balances at December 31, 1994     $842,664        $25,247,516           $26,090,180
Net Income                                          1,668,990             1,668,990
Dividends Paid                                       (105,288)             (105,288)
                                  --------        -----------           -----------
Balances at December 31, 1995      842,664         26,811,218            27,653,882


Net Income                                          2,507,962             2,507,962
Dividends Paid                                       (105,288)             (105,288)
                                  --------        -----------           -----------
Balances at December 31, 1996      842,664         29,213,892            30,056,556


Net Income                                          1,089,046             1,089,046
Dividends Paid                                       (105,288)             (105,288)
                                  --------        -----------           -----------
Balances at December 31, 1997      842,664         30,197,650            31,040,314

Unaudited
---------

Net (Loss)                                         (7,847,053)           (7,847,053)
Dividends Paid                                       (105,288)             (105,288)
                                  --------        -----------           -----------
Balances at June 30, 1998         $842,664        $22,245,309           $23,087,973
                                  ========        ===========           ===========


  (The accompanying notes are an integral part of these financial statements)

                             BERKELEY FARMS, INC.
                             --------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                            Year Ended December 31,             Six Month Ended June 30,
                                                   -----------------------------------------   --------------------------
                                                       1995          1996           1997           1997           1998
                                                   -----------   ------------   ------------   ------------   -----------
                                                                                                       (Unaudited)
Cash Flows from Operating Activities
------------------------------------
     Net income (Loss)                             $ 1,668,990   $  2,507,962   $  1,089,046   $   (716,014)  $(7,847,053)
     Adjustments to reconcile net
            income to net cash provided
            (used) by operating activities:
     Provision for credit losses                       264,007        348,912        157,144        202,306       295,020
     Impairment loss                                         -              -         50,000         50,000             -
     Depreciation and amortization                   3,498,919      3,794,273      3,774,185      1,779,577     2,907,946
     Deferred compensation                                   -              -      2,490,000      2,410,000     6,577,000
     (Gain) loss on disposal of assets                  (7,903)        (2,827)        48,503         25,602       (95,993)
     Deferred tax assets and liabilities
            (notes 1 and 10)                           (43,434)      (256,239)    (1,041,895)       (91,858)   (1,037,052)
                                                   -----------   ------------   ------------   ------------   -----------
                                                     5,380,579      6,392,081      6,566,983      3,659,613       799,868

Changes in operating assets and liabilities:
     Trade accounts receivable                        (766,628)    (2,196,580)      (384,003)       727,851       514,371
     Other receivables                                  51,778       (136,563)       (64,036)       136,011        78,296
     Inventories                                      (201,612)      (556,106)      (101,957)       101,520      (252,415)
     Prepaid expenses                                   31,956        (63,583)       (86,842)       243,490       106,643
     Other assets                                       56,690         (8,360)        19,508              -        (5,396)
     Prepaid and refundable income taxes              (231,513)       300,417       (531,292)      (316,200)   (3,406,664)
     Trade accounts payable                            119,101      2,362,144       (485,883)       294,742     2,878,896
     Accrued payroll and related expenses              (54,181)       130,139        (22,039)      (152,666)      766,330
     Accrued workers' compensation                     (31,997)       (22,937)       596,736        148,167      (118,022)
     Accrued expenses other                           (140,036)       300,902        830,629       (666,076)      436,288
                                                   -----------   ------------   ------------   ------------   -----------
     Net cash provided by Operating activities       4,214,137      6,501,554      6,337,804      4,176,452     1,798,195
                                                   -----------   ------------   ------------   ------------   -----------

Cash Flows from Investing Activities
------------------------------------
     Sale of short and long-term investments         1,646,253      3,090,843              -              -             -
     Collections or (additions) to notes
            receivable-net                            (216,244)       133,685         57,032         32,994        (4,972)
     Additions to property, plant, equipment and
            other assets                            (3,375,622)    (2,437,393)    (3,863,000)    (1,801,323)   (1,198,780)
     New facility - Hayward, CA                       (206,179)   (18,577,033)   (31,930,533)   (12,962,442)   (3,482,214)
     Increase (decrease) in construction
            costs payable                                    -      1,938,043      3,817,651      1,017,244    (4,409,165)
     Proceeds from sale of assets                       95,815        114,725         53,492         28,758       158,774
     Purchase of dairy routes                                -       (297,000)             -              -             -
                                                   -----------   ------------   ------------   ------------   -----------
     Net cash (used) by Investing activities       $(2,055,977)  $(16,034,130)  $(31,865,358)  $(13,684,769)  $(8,936,357)
                                                   -----------   ------------   ------------   ------------   -----------


  (The accompanying notes are an integral part of these financial statements)

                             BERKELEY FARMS, INC.
                             --------------------

                     STATEMENTS OF CASH FLOWS (Continued)
                     ------------------------

                                                     Year Ended December 31,          Six Months Ended June 30,
                                            ---------------------------------------   -------------------------
                                                1995         1996           1997          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                              (Unaudited)
Cash Flows from Financing Activities
------------------------------------
     (Repayment) advances of bank
     line of credit net                     $(1,500,000)  $(1,000,000)  $(1,100,000)  $(1,100,000)  $ 5,150,000
     (Repayment) of long-term debt             (133,328)     (168,723)     (217,804)     (108,902)   (1,297,459)
     Financing of new facility                              7,978,000    28,022,003    10,218,456             -
     Repayments (advances) note
     receivable - Mercantile Finance
     Co., Inc.                                 (450,000)    1,700,000       995,000        98,720       640,615
     Repayments of amounts due from other
       related companies-net                    359,040       624,960        12,288       (88,960)       54,483
     Dividends paid                            (105,288)     (105,288)     (105,288)     (105,288)     (105,288)
                                            -----------   -----------   -----------   -----------   -----------
     Net cash provided (used) by
       financing activities                 $(1,829,576)  $ 9,028,949   $27,606,199   $ 8,914,026   $ 4,442,351
                                            -----------   -----------   -----------   -----------   -----------
Net Increase (Decrease) in Cash                 328,584      (503,627)    2,078,645      (594,291)   (2,695,811)
-------------------------------
Cash and Cash Equivalents at
----------------------------
 Beginning of Period                            879,135     1,207,719       704,092       704,092     2,782,737
 -------------------                        -----------   -----------   -----------   -----------   -----------
Cash and Cash Equivalents at End of
-----------------------------------
 Period                                     $ 1,207,719   $   704,092   $ 2,782,737   $   109,801   $    86,926
 ------                                     ===========   ===========   ===========   ===========   ===========
Supplemental Cash Flow Information
----------------------------------
     Cash paid during the period for:
         Construction period interest                 -   $   115,988   $   765,328   $   347,543             -
         Other interest                          70,757        44,979       652,585        19,193     1,201,719
         Income taxes                         1,423,108     1,705,000       570,000       420,000             -


Supplemental Schedule for Non-Cash Investing and
------------------------------------------------
 Financing Activities
 --------------------
     Equipment purchased by capital lease
     Less cash paid                                                     $  720,944
     Amount financed                                                       (39,693)
                                                                        ----------
                                                                        $  681,251
                                                                        ==========
     Purchase of distributor dairy routes                 $   583,000
     Less cash paid                                          (297,000)
                                                          -----------
     Amount financed                                      $   286,000
                                                          ===========

     Reclassification of net assets of closed
      facility from operating to investment
      assets.                                                                                       $   600,996



  (The accompanying notes are an integral part of these financial statements)

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998


1.   Summary of Significant Accounting Policies

     The Company

     Berkeley Farms, Inc. is a closely-held family owned company, engaged in the production and wholesale distribution of dairy products.

     Basis of Presentation

     Certain amounts as of December 31, 1996 have been reclassified to conform to the December 31, 1997 presentation.

     The unaudited balance sheet at June 30, 1998 and unaudited statements of income (loss) for the six months ended June 30, 1997 and June 30, 1998 have been prepared by management and do not include all of the information and footnotes required by generally accepted accounting principles. Management states that all adjustments considered necessary for fair presentation have been included. These statements should be read in conjunction with the financial statements and accompanying notes included in this report. Results of operations for these interim periods are not necessarily indicative of results for the entire year.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     The Company records all highly liquid investments with an original maturity of three months or less as cash equivalents. Investments with maturities between three and twelve months are considered to be short-term investments.

     Allowance for Credit Losses

     The allowance for credit losses on uncollectible receivables is determined based on management's evaluation of a current aging of the accounts and past collection experience.

     Inventories

     Raw materials and supplies are stated at the lower of cost or market as determined by the first-in, first-out method. Finished dairy products are generally determined using standard costs which approximate the lower of cost or market on a first-in, first-out basis.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998


     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is generally computed by the straight-line method over the estimated useful lives of the assets which range from seven to thirty-two years for building improvements and three to seven years for fixtures and equipment. For income tax purposes the modified accelerated cost recovery system and the accelerated cost recovery system are used.

     Maintenance and repairs are expensed in the year incurred; major renewals and betterments are capitalized and depreciated over the remaining life of the asset. The cost and related depreciation for properties which have been retired or otherwise disposed of are removed from the accounts and gains and losses on disposition are included in other income.

     Long-lived Assets

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has identified impairment losses of approximately $50,000 resulting from the anticipated closing of its old manufacturing facility (see note 7).

     Intangible Assets

     Intangible assets, including goodwill, covenants not to compete and customer lists arising from business acquisitions, are amortized on the straight-line basis over estimated economic lives ranging from three to ten years.

     Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be provided on items recognized for financial reporting purposes in different periods than for income tax purposes, at future enacted rates (see note 10).

     Earnings (Loss) Per Share

     Earnings (loss) per share is computed by dividing net income (loss) by the average share of common shares outstanding during each period.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998


2. Concentration of Credit Risk and Fair Value of Financial Instruments Concentration of Credit Risk

     Concentration of credit risk consists primarily of cash, accounts receivable, related party loan and the new facility financing.

          Cash

          The Company has a cash management program which provides for investments in financial instruments of high credit quality, generally maturing in less than one year. During 1996 and 1997, management directed the investment of excess cash to money market funds which were used to finance portions of the new facility discussed in note 7.

          Investments and cash accounts are maintained with one commercial bank located in San Francisco, California. The total cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

          A summary of the total insured and uninsured cash as of December 31, 1997 is as follows:

                                         Cash
                                      -----------
          Balance as shown by bank    $ 5,434,206
          Portion insured by FDIC        (100,000)
                                      -----------
                                      $ 5,334,206
                                      ===========

          Accounts Receivable

          Berkeley Farms, Inc. distributes its dairy products primarily to grocery stores and food service providers located in Northern California. The Company provides credit to its customers, sometimes on extended terms. It performs ongoing customer credit evaluations and obtains a security interest in inventory, fixtures and other assets when such steps are warranted. The Company maintains allowances for potential credit losses, which historically have been within the range of management's estimates.

          Related Party Loan (see note 4)

          New Facility Financing (see notes 7 and 8)

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998


     Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The interest rates on the Company's bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of the Company's short-term and long-term borrowings also approximate fair value. The Company utilizes letters of credit to collateralize certain commitments. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace.

3.   Notes Receivable

     Notes receivable include trade accounts receivable converted to extended terms. The terms of the notes are at an average interest rate of 9.5%, with maturity dates generally within 48 months. Certain notes are secured by personal property and/or deeds of trust on real estate. The carrying amount of notes receivable approximates fair value.

4.   Note Receivable - Mercantile Finance Co., Inc.

     During 1996 and 1997, Mercantile Finance Co., Inc. (MFC) experienced a decrease in its eligible borrowing base as defined under its bank credit agreement. Consequently, the Company, as guarantor (see note 12), has provided the additional funds necessary to finance the MFC loan portfolio. The note is unsecured, with interest payable monthly at the bank's reference rate (8.5% at December 31, 1997). The balance outstanding at December 31, 1997 totals $960,615, of which the Company considers $320,000 to be long-term since the source of repayment is of a long-term nature.

5.   Inventories

          Inventories are as follows:
                                                                     (unaudited)
                                       December 31,   December 31,    June 30,
                                           1996           1997          1998
                                       ------------   ------------   -----------
          Raw materials and supplies   $    946,034   $  1,011,491   $ 1,058,276
          Finished dairy products         2,275,880      2,312,380     2,518,010
                                       ------------   ------------   -----------
                                       $  3,221,914   $  3,323,871   $ 3,576,286
                                       ============   ============   ===========

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998

6.   Property, Plant and Equipment

          Property, plant and equipment consist of the following:

                                                   December 31, 1996
                                       -----------------------------------------
                                                       Accumulated
                                                      Depreciation/      Net
                                           Cost       Amortization    Book Value
                                       ------------   -------------   ----------
     Land                              $ 1,686,006              -    $ 1,686,006
     Buildings and improvements          6,997,734     (3,861,215)     3,136,519
     Fixtures and equipment             15,226,955    (12,575,929)     2,651,026
     Transportation equipment           13,856,493    (10,235,647)     3,620,846
                                       -----------   ------------    -----------
                                        37,767,188    (26,672,791)    11,094,397
       New facility Hayward, CA         18,577,033              -     18,577,033
                                       -----------   ------------    -----------
                                       $56,344,221   $(26,672,791)   $29,671,430
                                       ===========   ============    ===========

                                                  December 31, 1997
                                      ------------------------------------------
                                                      Accumulated
                                                     Depreciation/      Net
                                          Cost       Amortization    Book Value
                                      -----------    -------------   -----------
     Land                             $ 1,686,006               -    $ 1,686,006
     Buildings and improvements         7,062,705      (4,307,351)     2,755,354
     Fixtures and equipment            15,974,699     (13,468,820)     2,505,879
     Transportation equipment          15,698,801     (11,402,314)     4,296,487
                                      -----------    ------------    -----------
                                       40,422,211     (29,178,485)    11,243,726
     New facility - Hayward, CA        50,467,873               -     50,467,873
     Equipment acquired through
         Capital lease (note 9            720,944                        720,944
                                      -----------    ------------    -----------
                                      $91,611,028    $(29,178,485)   $62,432,543
                                      ===========    ============    ===========

7.   New Facility

     During 1996 and 1997, the Company was committed to the construction of a new milk manufacturing plant and distribution center in Hayward, California. Construction began in 1996 and was substantially completed in 1997 at a final cost of approximately $50.5 million, including capitalized interest and property taxes of $951,000.

     Financing of the project was provided by the Company's primary bank and consisted of a $8 million line of credit and a $34 million construction loan which converted to a term loan as of December 31, 1997. In order to mitigate the loan's inherent interest rate risk, management has entered into an interest rate swap agreement, expiring January 1, 2006, under which the Company will pay an interest differential if LIBOR is less than 6.26% and will receive the differential if it rises above that rate. There is a penalty for early termination of the swap agreement. The swap agreement is collateralized by all of the Company's rights to payments, its personal property, intangibles and the Hayward property.

     Testing of the new plant began in the fall of 1997, while the Company continued operations in its old facility through March of 1998. Costs related to the new plant during this period have been expensed to operations as incurred.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998


     Depreciation and amortization of Hayward plant assets began in 1998 at the conclusion of the test period. Interest expense of $656,805 is included as other expense. Management does not anticipate any material impairment of real estate holdings related to the old facility, since estimated market values appear to be in excess of book. However, impairment of other long-lived assets is estimated at $50,000.

8.   Debt

     Credit Agreement

     Consistent with the commitment from its primary bank to finance the Company's new manufacturing plant, management entered into a new bank credit agreement on September 15, 1996 covering the following financing:

          Line of Credit

          A line of credit of $8 million, which expires July 2003, and bears interest at the LIBOR plus 1.125% (6.75% as of December 31, 1997) or prime rate. There were no outstanding borrowings as of December 31, 1997 (see note 15).

          Term Loan

          A term commitment was converted to a $34 million term loan on December 31, 1997. The loan is payable in monthly principal installments of $210,000 beginning on February 1, 1998 and bears interest at LIBOR plus 1.125% (interest of 6.875% at December 31, 1997 and June 30,
          1998 - note 7). The loan is due June 30, 2011.

          Equipment Loan

          In October 1997, the Company entered into an agreement for a $2 million term loan to acquire certain equipment for the Hayward plant. The loan is payable in monthly installments of $23,810 plus interest at LIBOR plus 1.125% (7.09% and 6.875% at December 31, 1997 and June 30, 1998). The note matures December 2004. Outstanding balance at December 31, 1997 totals $1,976,190. Management has entered into an additional interest rate swap agreement under which the Company will pay an interest differential if LIBOR is less than 6.25% and will receive the differential if it rises above that rate. There is a penalty for early termination of the swap agreement. The swap agreement is collateralized by all of the Company's rights to payment, its personal property, intangibles and the Hayward property.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                June 30, 1998


          Letters of Credit

          Irrevocable standby letters of credit total $1,659,660 at December 31, 1997 and $2,568,747 at June 30, 1998, which includes $200,000 as collateral for payment of liability and auto insurance premiums, $2,234,747 held by the State of California as a deposit for the Company's workers' compensation self-insurance plan liability, and $134,000 as collateral for payment of excess workers' compensation premiums.

          Debt service related to loans covered by this credit agreement is guaranteed by a related company for a limited period of time based on the Company meeting certain financial criteria. All indebtedness is secured by the Company's real and personal property, accounts receivable, inventory and fixed assets.

          The agreement also incorporates various covenants and conditions, including, but not limited to, the following:

          .    Company shall maintain a current ratio of no less than 1.1 to 1.0
          .    Tangible net worth not less than $25 million plus 75% of any future net income
          .    Total liabilities divided by tangible net worth not greater than
               1.75 to 1
          .    Earnings before interest, taxes, depreciation and amortization coverage not less than 1.5 to 1 at the end of each fiscal quarter with exception of the end of each fiscal quarter during 1998;
               however, related amounts must not be less than $6 million at the end of each fiscal quarter during 1998
          .    Free cash flow coverage ratio (as defined) not less than 1 to 1 on a rolling quarter basis for each fiscal quarter in all
               calendar years with the exception of 1998
          .    Fixed asset additions not to exceed $2,750,000 per year
          .    Dividends not to exceed $200,000 per year
          .    Company not to acquire assets or interest in an entity of more than $2 million per year
          .    Bank to provide consent regarding certain construction changes.
          .    Bank to provide consent regarding merger or consolidation with any other entity.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998

          The Company was not in compliance with bank credit agreement covenants relating to fixed asset additions and the ratio of total liabilities to tangible net worth as of December 31, 1997. The bank, however, waived its default rights to this specific breach.

          The Company was also not in compliance with certain covenants as of June 30, 1998. The bank has indicated that conditions for a waiver of these default rights will be addressed contemporaneously with its consideration for consent to the pending merger (see note 16). Since the bank has deferred its decision for a waiver of default rights and has not demanded an acceleration of its right of repayment, the debt has been classified as to its original terms.


     Short-Term Secured Bank Debt
     ----------------------------
                                                                            1996                  1997
                                                                         ----------            -----------
     Line of Credit
     --------------
          The line of credit is secured by all Company assets
     and bears interest at prime (8.25% as of December  31, 1996).
     Debt service is guaranteed by related Company.                      $1,100,000                      -
                                                                         ----------            -----------

     Long-Term Debt
     --------------
     Term Loan (see credit agreement)                                    $7,978,000            $34,000,000
     ---------
     Equipment Term Loan (see credit agreement)                                   -              1,976,190
     ---------
     Secured Debt
     ------------
          Term loans secured by certain equipment and dairy
     routes; guaranteed by related company; payable in monthly
     installments of $5,625, including interest at 10% to
     November 2001                                                       $  218,800            $   171,034

     Unsecured Debt
     --------------
          Various term loans with interest at 8%; payable in
     monthly installments of $9,630 and $8,220 for 1996 and 1997,
     respectively, including interest, to March 2001                        238,580                144,191
                                                                         ----------            -----------
                                                                          8,435,380             36,291,415
          Less current portion                                              142,159              2,696,645
                                                                         ----------            -----------
                                                                         $8,293,221            $33,594,770
                                                                         ==========            ===========

               The scheduled maturity of long-term debt is as follows:
               1998                                          $ 2,696,645
               1999                                            2,882,864
               2000                                            2,890,077
               2001                                            2,858,495
               2002                                            2,805,714
               Thereafter                                     22,157,620
                                                             -----------
                                                             $36,291,415
                                                             ===========

9.   Capital Lease Obligation
     ------------------------

          The Company acquired equipment for the Hayward plant under the provisions of a long-term lease. For financial reporting purposes, minimum lease payments related to the equipment have been capitalized. The lease expires January 31, 2002. The equipment acquired through capital lease as of December 31, 1997 has a cost of

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998






$720,944.  There is no related amortization expense.

          The following is a schedule of future minimum lease payments, including principal and interest:

               1998                                           $185,848
               1999                                            185,848
               2000                                            185,848
               2001                                            185,848
               2002                                             30,975
                                                              --------
               Total minimum lease payments                    774,367
               Less amount representing interest (at 9.3%)     144,952
                                                              --------
               Present value of net minimum lease payments     629,415
               Less current portion of capital lease           121,332
                                                              --------
               Long-term portion of capital lease             $508,083
                                                              ========

10.  Income Taxes
     ------------

     Net deferred tax assets have been computed using Federal and state tax rates of 34% and 8.84%, respectively since such rates are expected to be in effect when the cumulative temporary differences reverse.

     The net deferred tax asset in the accompanying balance sheet includes the following amounts:

                                                                                           (Unaudited)
                                                                                             June 30,
                                                      1996                1997                 1998
                                                  ----------          -----------          -----------
     Deferred tax asset - short-term:
          Allowance for credit losses             $  281,450           $  235,620           $  341,551
          Accrued compensation                       406,684              372,716              456,006
          Workers' compensation reserve              361,331              613,134              650,472
          Franchise tax                               62,752              (85,425)            (109,340)
          State manufacturer's credit                      -               75,000                    -
                                                  ----------           ----------           ----------
                                                   1,112,217            1,211,045            1,338,689
                                                  ==========           ==========           ==========

     Deferred tax asset - long-term:
          Depreciation and amortization              166,148           (1,030,478)          (2,409,517)
          Deferred compensation                            -            1,066,716            3,643,183
          Impairment loss reserve                          -               21,420                    -
          Franchise tax                                    -              (71,621)            (430,221)
          Federal AMT credit carryover                     -              232,786              232,786
          State manufacturer's credit                      -              890,393              982,393
                                                  ----------           ----------           ----------
                                                     166,148            1,109,216            2,018,624
                                                  ----------           ----------           ----------
     Total deferred tax assets                    $1,278,365           $2,320,261           $3,357,313
                                                  ==========           ==========           ==========

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998


     The provision (benefit) for income taxes consists of the following:


                                                   1995
                                ----------------------------------------
                                  Federal          State       Total
                                ----------       ---------   -----------
          Current               $  930,002       $ 294,582   $ 1,224,584
          Tax credits               (5,511)        (27,478)      (32,989)
          Deferred tax - net       (33,216)        (10,218)      (43,434)
                                ----------       ---------   ----------
                                $  891,275       $ 256,886   $ 1,148,161
                                ==========       =========   ===========


                                                   1996
                                ----------------------------------------
                                  Federal          State       Total
                                ----------       ---------   -----------
          Current               $1,603,155       $ 474,925   $ 2,078,080
          Tax credits              (29,403)        (41,735)      (71,138)
          Deferred tax - net      (200,873)        (55,366)     (256,239)
                                ----------       ---------   ----------
                                $1,372,879       $ 377,824   $ 1,750,703
                                ==========       =========   ===========

                                                   1997
                                ----------------------------------------
                                  Federal         State         Total
                                ----------     -----------   -----------
          Current               $  252,338     $   256,431   $   508,769
          Tax credits              (31,143)       (255,350)     (286,493)
          Deferred tax - net       139,238      (1,181,133)   (1,041,895)
          NOL carryback refund    (183,568)              -      (183,568)
                                ----------     -----------   -----------
                                $  176,865     $(1,180,052)  $(1,003,187)
                                ==========     ===========   ===========

     The provision for income tax differs from the "expected" tax expense for calendar years 1995, 1996, 1997 and for the six months unaudited period ended June 30, 1998 (computed at the U.S. Federal corporate tax rate of 34% to income before taxes) as follows:

                                                                                                        June 30,
                                                  1995              1996                1997              1998
                                               ----------        ----------        -----------        -----------
                                                                                                      (Unaudited)
Computed expected tax
  provision (benefit)                          $  957,831        $1,447,946        $    29,192        $(4,178,862)
Increases (reductions) in expense
  resulting from:
State income taxes, net of
  Federal income tax effect                       129,685           296,439            225,400           (293,642)
Meals and entertainment                           100,151            68,337             65,549             50,530
Federal AMT credit carryover                            -                 -           (232,786)                 -
State manufacturers credit carryover                    -                 -           (965,393)           (17,000)
Other                                             (39,506)          (62,019)          (125,149)            (4,743)
                                               ----------        ----------        -----------        -----------
                                               $1,148,161        $1,750,703        $(1,003,187)       $(4,443,717)
                                               ==========        ==========        ===========        ===========

     Unused state manufacturers credits total approximately $965,000 and will expire on December 31, 2005.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998


11.  Deferred Compensation
     ---------------------

     In 1995, the Company formalized an oral family agreement under which certain key shareholder-employees/or their widows were to receive salary continuation benefits in the event of retirement or disability.

     Historically, family members have remained active in the business for their full life span; actual benefits paid have consisted of payments to a surviving spouse which were minimal. Consequently, the estimate of potential liability regarding the agreement was not material and as such, has not been previously reflected in the Company's financial statement.

     However, in 1997, a key employee/shareholder chose to retire under the terms of the formalized agreement, creating an estimate of liability that is material in nature as well as raising the possibility that other members of the family may do the same. Accordingly, an estimate of potential liability regarding deferred compensation has been reflected in the financial statements.

     The unfunded, nonqualified deferred compensation plan provides benefits in the event of retirement, involuntary termination or disability with additional life-time and widow benefits. Benefits are available after twenty-five years of service and age 52, in amounts ranging from fifty percent to two-thirds of base salary subject to designated Consumer Price (CPI) adjustments plus certain health benefits. After ten years, benefits at a reduced amount are available for life. Widows of covered individuals shall receive reduced amounts, also subject to CPI adjustments, plus health benefits for life or until remarriage. In no event shall the individual benefit exceed $75,000 per year plus the CPI adjustment. The current estimated cost of benefits, including amounts paid as of December 1997, approximates $2.6 million and has been charged to expense in 1997 based on present value computed at a 6.5% discount rate. The liability is estimated at $2,490,000 of which $50,000 is current and included in accrued payroll.

     Should the Company be sold or merged, the plan participants become fully vested. The plan also requires the purchaser to assume the legal obligation to pay all benefits due under the plan. Such amount at December 31, 1997 is estimated at $8.8 million, based on a 6.5% discount rate.

12.  Commitments and Contingencies
     -----------------------------

     Commitments
     -----------

     Leased Property
     ---------------

     The Company leases distribution facilities primarily from related companies (see note 14) at terms ranging up to ten years with options to renew.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998

     Future minimum payments under operating leases with terms in excess of one year are as follows:

            Facility Leases    Equipment/
              (Base Rent)     Other Leases     Total
            ---------------   ------------  ----------
1998           $  576,400       $142,303    $  718,703
1999              570,400         76,990       647,390
2000              509,400         27,132       536,532
2001              509,400         26,232       535,632
2002              509,400         20,221       529,621
               ----------       --------    ----------
               $2,675,000       $292,878    $2,967,878
               ==========       ========    ==========

     Total minimum lease payments include amounts due to related companies of $1,896,000.

     Self-Insurance
     --------------

     The Company is self-insured up to $300,000 per occurrence for workers' compensation benefits. Coverage for risk in excess of this amount up to a maximum of $10,000,000 per occurrence is carried with a commercial carrier. The amounts charged to expense for workers' compensation were $843,845, $1,042,372 and $1,894,913 for 1995, 1996 and 1997 respectively. Such amounts were based on actual and estimated claims liability costs. The current liability for workers' compensation included in accounts payable and accrued expenses as of December 31, 1995 and 1996 approximated $900,000. Accrued expense for 1997 approximates $1,531,000. Estimated amounts are based upon an independent administrator's evaluation of the aggregate exposure on claims or potential claims.

     Capital Expenditures
     --------------------

     The Company has commitments under contracts for purchases relating to the new milk manufacturing facility in Hayward, California. This commitment approximates $3,600,000 at year-end (see note 7).

     Contingencies
     -------------

     Litigation
     ----------

     The Company is party to legal actions arising in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

     Letters of Credit (see note 8)
     -----------------

     Guarantees
     ----------

     Berkeley Farms, Inc. is contingently liable for up to $5,000,000 on bank loans made to Mercantile Finance Co., Inc. (a related company). The amounts outstanding on these loans at December 31, 1997 total $3,187,489.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998


     Year 2000
     ---------

     The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. The Company's outside consultant, who performs the data processing function, is responsible for implementing all necessary changes. Management anticipates that the Year 2000 conversion will be achieved with no effect on customers or disruption to business operations. The cost of achieving Year 2000 compliance will be accomplished through normal software upgrades and replacements that will be covered by existing support agreements. Management does not anticipate these costs to be material.

13.  Retirement Plans
     ----------------

     The Company makes payments to multi-employer pension plan trusts established for the benefit of union employees. Contributions (included in employee benefits) total $1,740,780, $1,887,627 and $1,961,609 for 1995, 1996 and 1997 respectively. The Multi-Employer Pension Plan Amendment Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, whereby the employer is liable upon withdrawal from or termination of such plan for its share of the plan's unfunded vested benefits liability. Based upon information provided by the multi-employer plan administrators, there is no unfunded vested benefit liability as of December 31, 1997. In addition, the Company currently has no intention of withdrawing from these plans.

     For nonunion employees, the Company has a noncontributory profit sharing plan. Contributions are made at the discretion of the Board of Directors and approximate $178,000, $188,000 and $204,000 for 1995, 1996 and 1997.

     The Company also has available for eligible nonunion employees, a 401(k) plan which provides for employee contributions to tax deferred retirement funds. In 1997, the union 401(k) plan was merged into multiemployer plans.

14.  Related Party Transactions
     --------------------------

     Berkeley Land Co., Inc.
     -----------------------

     The Company purchases raw milk product and leases certain of its distribution facilities from an affiliated company.

                             BERKELEY FARMS, INC.
                             --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 Years ended December 31, 1995, 1996, and 1997
                     and the (Unaudited) Six Months ended
                                 June 30, 1998

     Transactions relating to these activities included in operations at December 31, 1995, 1996 and 1997 are as follows:

                                            1995        1996        1997
                                         ----------  ----------  ----------
Purchase of raw milk product             $4,412,913  $5,126,457  $4,890,089
Rent expense relating to distribution       436,971     441,428     442,742
     Facilities (including
     property taxes)
Interest income                              62,849      11,688           -

     Mercantile Finance Co., Inc.
     ----------------------------

     Interest income earned on a note receivable (see note 4) totals $141,917 in 1997 and $212,771 in 1996.

15.  Subsequent Events
     -----------------

     In March 1998, the Company began construction of a freezer unit at the Hayward facility at an estimated total cost of $7.4 million.

     The Company has sales pending on two real estate locations offered for sale as a result of its plant relocation strategy. Such sales are expected to close in the third quarter of 1998 at net amounts substantially in excess of book value.

     The Company entered into an additional $2 million line of credit with its primary bank on August 7, 1998. The line, which expires October 31, 1998, bears interest at prime and is subject to the terms and conditions of the credit agreement dated September 15, 1996, including amendments dated October 3, 1997 and August 7, 1998.

16.  Subsequent Event (Unaudited)
     ----------------------------

      The Company signed an agreement and plan of merger on September 14, 1998 with a publicly-held company. The financial statements do not include all adjustments which may result from the merger.

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT dated September 14, 1998 by and among Dean Foods Company, a Delaware corporation ("Dean"), BFD Acquisition Co., a California corporation and a wholly-owned subsidiary of Dean ("BFD"), Berkeley Farms, Inc., a California corporation (the "Company"), and the Shareholders who are listed on the signature pages (the "Controlling Shareholders").

     WHEREAS, the respective boards of directors of Dean, BFD and the Company have determined that it is advisable for the Company to be merged with and into BFD (the "Merger"), as a result of which all of the outstanding Common Stock, par value $1.00 per share, of the Company ("Company Common Stock") will be converted into rights to receive shares of common stock of Dean, par value $1.00 per share ("Dean Common Stock"), and, unless otherwise elected, cash; all on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Dean, BFD and the Company intend that this Agreement constitute a plan of reorganization and that the Merger described herein qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, a portion of the Dean Common Stock to be issued by Dean at the time the Merger occurs and to be received by each of Company's shareholders (the "Shareholders") will be placed in escrow by the Shareholders and will be subject to possible return to Dean under conditions specified in an Escrow Agreement (defined in Section 1.4 below) and in this Agreement as a mechanism to provide indemnification to Dean under certain circumstances; and

     WHEREAS, it is the express intent of Dean, BFD and the Company that notwithstanding such escrow arrangement, the Shareholders be considered the beneficial owners of the escrowed Dean Common Stock for federal income tax purposes when the Merger is consummated so that such Merger consideration will be treated as received by the Shareholders at that time for federal income tax purposes.

     NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  THE MERGER.

     The respective boards of directors of the Company and BFD have, by resolutions duly adopted, approved the following provisions of this Section 1 as the agreement of merger required by Section 1101 of the California Corporations Code (the "California Law") in connection with the Merger:

     1.1 The Closing and Effective Time of the Merger. Subject to the provisions of Sections 4 and 5, and provided that this Agreement shall not have been terminated pursuant to Section 8, at a closing to be held at the offices of Stark, Wells, Rahl, Schwartz & Schieffer, 1999 Harrison Street, Suite 1300, Oakland, California, or at such other location mutually agreed upon by the parties (the "Closing"). BFD and the Company shall cause the filing with the California Secretary of State, pursuant to Section 1103 of the California Law, of an agreement of merger ("Certificate of Merger") consistent with this Agreement, with an officer's certificate of each of Dean, BFD and the Company and a certificate of satisfaction of the California Franchise Tax Board that all taxes imposed on the Company by the California Bank and Corporation Tax Law have been paid or secured (in this regard, BFD shall execute FTB Form 3555, Assumption of Tax Liability/Request for Tax Clearance). The Closing shall be held on the fourth trading day after the Shareholders' Meeting (as hereinafter defined), at 10:00 A.M., if all conditions to closing specified in Sections 4 and 5 have been satisfied or waived, as provided in such Sections, as of such date. If the Closing is not held on that date, the Closing will be held on the earliest date thereafter when all other such conditions have been satisfied or waived, as provided in such Sections, or on such other date as may be agreed to by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The Merger shall become effective upon filing the Certificate of Merger with the California Secretary of State (the "Effective Time"). References herein to the "Surviving Corporation" shall mean BFD upon and after the Effective Time.

          1.2 Terms of the Merger. Upon the Effective Time, pursuant to this Agreement and the Articles of Merger:

               (a) The Company shall be merged into BFD and the separate existence of the Company (except as may be continued by operation of law) shall cease;

               (b) BFD shall continue as the Surviving Corporation, organized under the laws of the State of California;

               (c) The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of BFD as in effect immediately prior to the Effective Time except that the articles of incorporation of BFD shall be amended to change BFD's name to "Berkeley Farms, Inc.";

               (d) The bylaws of the Surviving Corporation shall be the bylaws of BFD in effect immediately prior to the Effective Time, except that the bylaws of BFD shall be amended to change BFD's name to "Berkeley Farms, Inc.";

               (e) The directors and officers of the Surviving Corporation shall be those specified in Exhibit A attached hereto, except to the extent that the death, resignation or removal of any of the persons specified shall have resulted in a vacancy, in which event Dean will designate a replacement;

               (f) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, without further act by any person, be cancelled and extinguished and shall be automatically converted into and become a right to receive subject to the terms of Section 1.2(g) regarding fractional shares and of Section 1.4 regarding the escrow of certain Dean Common Stock, the following consideration (the "Purchase Price"): (i) that number of shares of Dean Common Stock having a value (based on the Closing Price, as hereinafter defined) equal to $37.99 (the aggregate number of shares of Dean Common Stock into which each Shareholder's Company Common Stock is so converted, rounded down to the next lower whole number of shares, being referred to as such "Shareholder's Indemnity Shares"), and (ii) cash in an amount equal to $1,147.33; provided that if a Shareholder has elected to receive Dean Common Stock with respect to such share of Company Common Stock in accordance with
Section 1.2(g) hereof, such share of Company Common Stock shall instead be automatically converted into and become a right to receive that number of shares of Dean Common Stock having a value (based on the Closing Price) equal to $1,128.33 (the aggregate number of shares of Dean Common Stock into which each Shareholder's Company Common Stock is so converted shall be determined on an aggregate basis as provided in Section 1.2(g).

               (g) Each Shareholder who so wishes may elect to receive Dean Common Stock in lieu of the cash such Shareholder would otherwise receive pursuant to clause (ii) of Section 1.2(f) (for purposes of which, each share of Dean Common Stock shall be valued at the Closing Price) with respect to any or all shares of Company Common Stock of such Shareholder by delivering to Dean at its principal place of business, by the close of business on the trading day after the Shareholders' meeting which is called to approve the Merger (the "Shareholders' Meeting"), such election on the form provided to the Shareholders with the proxy materials for the Shareholders' Meeting

(the "Election Form"). Consequently, a Shareholder may elect to receive Dean Common Stock for certain of the shares of Company Common Stock of such Shareholder, but not other shares of Company Common Stock. The election to receive Dean Common Stock pursuant to this Section 1.2(g) shall be made on a share by share basis and not an aggregate dollar basis. The Company shall cause the Shareholders' Meeting to occur twelve (12) trading days after the S-4 Registration Statement (defined below) becomes effective ("S-4 Effective Date"). In the event a Shareholder has not so delivered an Election Form on a timely basis, such Shareholder shall be deemed to have elected to receive only cash pursuant to clause (ii) of Section 1.2(f). For purposes hereof, the "Closing Price" shall be equal to the average (computed to the fourth decimal place) of the last reported sales prices for a share of Dean Common Stock as reported in The Wall Street Journal or, if unavailable, similar publication for each of the 10 trading days ending on the day prior to the Shareholders' Meeting (the "Pricing Period"). Neither Dean nor any affiliated purchaser (as defined in Securities and Exchange Commission Regulation M) of Dean shall purchase any Dean Common Stock during the period beginning five (5) business days prior to the commencement of the Pricing Period and ending at the conclusion of the Pricing Period, nor shall any of the Shareholders or any affiliated purchaser of any of them sell (including any short sale) any Dean Common Stock during such period. Furthermore, during the Pricing Period Dean shall not split the Dean Common Stock or issue any stock dividends in connection therewith.

     In lieu of issuing fractional shares of Dean Common Stock, Dean shall pay to each person who would otherwise have been entitled to a fractional share of Dean

Common Stock, determined on a holder by holder basis, an amount equal to the product of such fraction multiplied by the Closing Price (hereinafter, the "Fractional Share Consideration"). No conversion of shares of Company Common Stock pursuant to Section 1.2(f) shall occur with respect to any shares of Company Common Stock held by a Shareholder who has perfected statutory dissenter's rights in accordance with Chapter 13 of Division 1 of Title 1 of the California Law (commencing with Section 1300) with respect to such shares (the "Dissenting Shares"). The fair value of the Dissenting Shares shall be determined, and the holder(s) of the Dissenting Shares shall be compensated, in accordance with the procedures set forth in such Chapter 13 of the California Law. The rights accruing from the Dissenting Shares shall be limited to the rights provided in such Chapter 13 of the California Law.

               (h) Under no circumstances will the total amount of cash paid in the Merger with respect to shares of Company Common Stock other than Dissenting Shares, excluding the Fractional Share Consideration, exceed $30,700,000 less the product of $1,185.32 multiplied by the number of Dissenting Shares (the "Maximum Cash"). If, after giving effect to elections under Section 1.2(g), such total amount of cash would otherwise exceed the Maximum Cash, the Maximum Cash shall be pro-rated among those Shareholders who have elected or are deemed to have elected to receive any cash pursuant to Section 1.2(g) on the basis of the respective amounts of cash elected or deemed elected, and each such Shareholder shall receive, in lieu of the amount of cash elected or deemed elected by such Shareholder but not paid, Dean Common Stock having a value equal to 98.34% (i.e., 1,128.33 (divided by) 1,147.33) of such amount (for purposes of which, each share of Dean Common Stock shall be valued at the Closing Price).

               (i) The shares of Dean Common Stock issued to any Shareholder who is an affiliate of the Company will be subject to restrictions on transfer pursuant to Rule 145 promulgated under the Securities Act of 1933. Each certificate evidencing any of such shares will bear the following legend:

          "The securities represented hereby have been issued in a transaction subject to Rule 145 under the Securities Act of 1933, as amended (the "Act"), and may not be offered for sale or sold in the absence of compliance with the Act and until the issuer shall have received from Stark, Wells, Rahl, Schwartz & Schieffer or other counsel acceptable to it a written opinion reasonably satisfactory to it that the proposed disposition will so comply."

A list of those Shareholders who are affiliates of the Company will be provided by the Company to Dean no later than the close of business on the trading day following the Shareholders' Meeting.

               (j) No shares of Dean Common Stock or cash shall be paid with respect to any shares of Company Common Stock which are authorized but unissued or held by the Company as treasury stock; and

               (k) All other classes of the capital stock of the Company, if any, shall be cancelled.

          1.3 Effect of the Merger. Upon the Effective Time, the title to all real estate and the other property owned by each of BFD and the Company (the "Constituent Corporations") is vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation has all liabilities of each of the Constituent Corporations; any proceeding pending against either of the Constituent Corporations may be continued as if the Merger did not occur; and the Surviving Corporation may be substituted in any proceeding against the Company, all with the effect set forth in Section 1107 of the California Law.

          1.4 Exchange and Payments; Escrow. Subject to the provisions of Sections 4 and 5, and provided that this Agreement shall not have been terminated pursuant to Section 8, at the Closing: (i) the Shareholders will deliver to Dean, or to an exchange agent designated by Dean, certificates representing all of the shares of Company Common Stock, other than Dissenting Shares; (ii) Dean will deliver to the Shareholders' Representative, as agent for the Shareholders, certificates representing any shares of Dean Common Stock issued to any Shareholder pursuant to Section 1.2 hereof, other than such Shareholder's Indemnity Shares, plus any cash issued to any Shareholder pursuant to Section 1.2 hereof; (iii) the Company shall deliver to Dean an Indemnification Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), executed by the Shareholders' Representative (defined in the Escrow Agreement), pursuant to which an escrow shall be established with The Harris Trust & Savings Bank, Chicago, Illinois, as escrow agent (the "Escrow Agent"), for the purpose of holding each Shareholder's Indemnity Shares pursuant to the Escrow Agreement; (iv)

Dean shall deliver to the Escrow Agent certificates representing each Shareholder's Indemnity Shares; (v) Dean shall deliver to the Shareholders' Representative a counterpart of the Escrow Agreement duly executed by Dean and BFD and shall request that the Escrow Agent simultaneously deliver a counterpart signature thereto; and (vi) the Company shall deliver to the Escrow Agent assignments separate from certificate endorsed in blank by each Shareholder and such further documentation as shall be required by the Escrow Agent to effect, if necessary, the transfer of all or a portion of each Shareholder's Indemnity Shares to Dean in satisfaction of such Shareholder's indemnification obligations. The respective percentages and/or amounts of Shareholder's Indemnity Shares issued to the Shareholders will be attached to the Escrow Agreement prior to the Effective Date.

     If a Shareholder fails to deliver at the Closing his or her Company Common Stock certificates and/or assignment separate from certificate as required, Dean will retain any certificate representing Dean Common Stock and any cash that would otherwise be delivered pursuant to clause (ii) above until such time as such Company Common Stock certificates and/or assignment separate from certificate have been delivered. Pending such delivery, such Shareholder's Company Common Stock certificates shall represent solely the right to receive, upon such delivery, such Dean Common Stock and cash and any dividends paid on such Dean Common Stock to holders of record as of record dates on or after the Closing Date and prior to such delivery, without interest on such cash or dividends.

     Dean, BFD, the Company and the Shareholders agree to treat this transaction as a tax-free reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(D) and Dean, BFD, the Company, and the Shareholders agree to report this transaction for income tax reporting purposes in accordance with this treatment.

     The foregoing actions shall discharge all obligations of Dean, BFD, the Company and the Surviving Corporation with respect to the shares of Company Common Stock outstanding at the Effective Time (other than Dissenting Shares). Notwithstanding anything in the Agreement to the contrary, no party hereto shall be liable to a holder of any certificate theretofore representing any shares of Company Common Stock for any amount paid to or deposited with a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock outstanding immediately prior to the Effective Time shall thereafter be made.

          1.6 Post-Closing Actions by Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or BFD in order to carry out and effectuate the transaction contemplated by this Agreement.

Section 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS.

          As material inducements to Dean's and BFD's entering into and performing this Agreement, the Company and Shareholders represent, warrant and covenant to Dean and BFD that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made thereon, except as set forth in the schedules referred to in this Section 2 (collectively the "Disclosure Schedules"). Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.

          2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to do business as a foreign corporation in all jurisdictions in which failure by the Company so to qualify could have an adverse effect on the financial condition, operating results, assets, liabilities, customer or employee relations, business or prospects of the Company. The Company has full power and authority (corporate and other) to own and lease its properties and conduct its business as it is now being conducted. Correct and complete copies of the Company's articles of incorporation and by-laws have been delivered to Buyer on or before the date of this Agreement, and there have been no amendments thereof not reflected in such copies. The Company is not in default in the performance, observance or fulfillment of any of the terms or conditions of its articles of incorporation or by-laws.

          2.2 Capital Stock Investment. The Company has no subsidiaries. Except as disclosed in Schedule 2.2, the Company does not own, directly or indirectly, any capital stock of any corporation, association, trust or other entity, any interest in the equity of any partnership or other entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

          2.3 Due Authorization; Effect of Transaction. No provision of the Company's articles of incorporation or by-laws or of any agreement, instrument, judgment, decree, law, rule or regulation to which the Company is a party or by which the Company is bound or to which any of the Company Common Stock is subject has been or will be violated by, or has resulted or will result in the imposition of any lien, charge, security interest or other encumbrance on account of, the execution and delivery by the Company and the Shareholders of this Agreement or any other agreement or document executed or delivered or to be executed or delivered by the Company and the Shareholders pursuant hereto or the performance or satisfaction by the Company and the Shareholders of any action contemplated herein or therein or any agreement or condition herein or therein contained or provided for upon their part to be performed or satisfied. This Agreement and any other agreements or instruments contemplated hereby constitute the legal, valid and binding obligations of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their respective terms. Except as set forth in Schedule 2.3 no authorization or approval of, or filing with, any governmental agency, authority or other body is or will be required by the Company or any of the Shareholders in connection with the execution and delivery of this Agreement or the transactions contemplated hereby. When duly executed and delivered, this Agreement shall be a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          2.4 Books and Records; Financial Statements. The books and records of account of the Company have been maintained in accordance with good business practices and in accordance with GAAP, consistently applied, and any applicable regulatory requirements.

     Attached as Schedule 2.4 are the following financial statements of the Company (collectively the "Financial Statements"): (i) audited balance sheets for the years ending December 31, 1995, 1996 and 1997, together with related audited statements of income and retained earnings and cash flow for the fiscal years then ended; and (ii) unaudited financial statements for the six-month period ending June 30, 1998, including the balance sheet as of such date and the related profit and loss statement and cash flows for the fiscal period then ended. Such Financial Statements, including the notes to such Financial Statements, if any, have been prepared in accordance with generally accepted accounting principles (excluding footnotes) consistently applied throughout the periods covered thereby and fairly present the financial condition of the Company and the results of its operations at the dates thereof and for the periods covered thereby.

     The Company has no liabilities or obligations of any nature, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent, whether or not of a kind required by generally accepted accounting principles to be accrued or disclosed on a financial statement, except for (i) liabilities disclosed as such on the June 30, 1998 Balance Sheet (the "Balance Sheet"), (ii) liabilities which have arisen after the Balance Sheet in the ordinary course of business (none of which results from, arises out of, or relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and liabilities covered by insurance. Since June 30, 1998, there have not been any changes which individually or in the aggregate have adversely affected the financial condition, operating results, assets, liabilities, customer or employee relations or business of the Company, and no fact or condition exists or is contemplated or, to the best knowledge of the Company, is threatened which might cause any such effect.

          2.5 Real Property. Schedule 2.5 contains a brief description of all real property which is owned by the Company, including all land and all buildings, plants, improvements or important structures located thereon (the "Real Property"). The exceptions set forth in the title insurance commitment are not violated by and do not interfere with the present use of the Real Property and the use and location of the improvements located therein. The Company has not granted any options to purchase any of the Real Property. Dean and BFD acknowledge that the Real Property owned by the Company at 1400 Doolittle, San Leandro, California and 4575 San Pablo Avenue, Emeryville, California, are subject to agreements pursuant to which such properties will be sold. Neither the whole nor any portion of any Real Property has been or is now being condemned, requisitioned or otherwise taken by any public authority. The Company does not own or use any land, building, plant, improvement, important structure or other real estate in connection with its business other than as set forth in Schedule 2.5 or Schedule 2.6. The buildings, plants, improvements or structures owned or leased by the Company have been and are being maintained in good condition and repair and are adequate for the conduct of the present business of the Company. The assessed valuation of the Real Property for real estate tax purposes, and taxes paid or payable with respect thereto for the latest available fiscal year, are set forth on
Schedule 2.5. Dean and BFD are aware that the transaction which is the subject of this Agreement may constitute a change in ownership of the Real Property which could result in revisions to such assessed values and/or supplemental assessments. Except as otherwise set forth on Schedule 2.5, there are no tax abatements or exemptions affecting the Real Property. All off-site utilities are installed to the property lines of the Real Property and, except in the case of drainage facilities, are connected to the buildings located on the Real Property with valid permits and are adequate to service the buildings. The buildings are properly connected directly to and served exclusively by public water and sewer systems. Since June 30, 1998, all buildings, plants, improvements and structures located on the Real Property have been and are being maintained in good condition and repair and, taking into consideration the ongoing construction at the New Plant, are adequate for the business of Seller as currently conducted.

          2.6 Leased Real Property. Schedule 2.6 sets forth the real estate leases for real property used by the Company as of the date hereof (the "Leased Real Property"), including identification of the lessor, lessee, rent payable and street address. The Company has delivered to Dean and BFD complete and accurate copies of all such leases as the same may have been amended or modified. The Company has not exercised or assigned any options to purchase any Leased Real Property. Neither the whole nor any portion of any Leased Real Property has been or is now being condemned, requisitioned or otherwise taken by any public authority. No amount payable under any real estate lease is past due. The Company has not delivered any notices of default to any landlord of the Leased Real Property for defaults not yet cured, except as set forth on Schedule
2.6. The Company has not received any written or oral notice of a default (which has not been cured), offset or counterclaim under any real estate lease, or any other written communication calling upon the Company to comply with any provision of any real estate lease or asserting noncompliance and, no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any real estate lease, except as may be disclosed on Schedule 2.6. To the best knowledge of the Company, no grounds exist which would warrant the declaration of a default under any real estate lease. Such real estate leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles. Except as set forth in Schedule 2.6, the Company has not received any written notice from any city, village or other governmental authority, or from any other third party, of any zoning, building, fire or health code violation in respect of the Leased Real Property that has not been corrected.

          2.7 Personal Properties. The Company owns and has good, marketable and insurable title to all of the tangible and intangible personal properties and assets (other than leaseholds) used by it, located on the Real Property and the Leased Property, reflected in the Balance Sheet, or acquired after the date thereof (except as sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons, of whatever kind and character, except as reflected in Schedule 2.7. The Company has furnished BFD and Dean with a list of all items of fixed assets, including machinery and equipment, owned by the Company or used by it in the conduct of its business as of June 30, 1998. After the execution of this Agreement and prior to the Closing, such fixed assets and machinery and equipment have been and are being maintained in good repair and condition and are adequate for the conduct of the present business of the Company.

          2.8  Employment Arrangements.  Except as disclosed in Schedule 2.9 or
Schedule 2.26, the Company has no employment agreements, collective bargaining or other labor agreements, agreements containing severance or termination pay arrangements, deferred compensation agreements, retainer or consulting arrangements, pension or retirement plans, bonus or profit-sharing plans, stock option or purchase plans or other employee contracts or arrangements, group life, health, medical or hospitalization insurance plans or programs or other employee or fringe benefit plans or programs, including vacation, sick leave or severance plans or programs, to which the Company is a party or under which it is bound. The Company has performed all obligations required to be performed under all such agreements, arrangements, plans, contracts and programs and is not (nor to the knowledge of the Company is any other party thereto or beneficiary thereof) in breach of or in default or arrears under the terms thereof. Neither the Company nor any of its employees is now nor has been subject to or involved in or, to the best of the Company's knowledge, threatened with, any union election, petition therefor or other organizational activity, except as described in
Schedule 2.8. Since June 30, 1998, the Company has not experienced any work stoppage or any other general labor difficulty or unrest; no increases in wages or contributions shall take effect either prior to or after the date of the Closing without Dean's or BFD's prior written consent; any successorship rights under the Company's collective bargaining agreements have been disclosed to Dean and BFD; and no notice requirements are necessary with respect to any employee, representative or labor organization regarding this Agreement. Schedule 2.8 includes a true and complete list of the name, current annual salary, and all bonuses, incentive payments and perquisites, whether paid or payable in cash, a cash equivalent or tangible or intangible property, paid or required to be paid with respect to calendar year 1998 to each employee of the Company.

          2.9  Contracts and Commitments

               (a) Schedule 2.9 contains a complete list of (or with respect to oral contracts a summary description of) each contract, commitment and license agreement of Company that is material to the operations, assets, business or financial condition of Company or that by its terms can reasonably be expected to require future payment by or to Company of $50,000 or more per year individually (except with respect to contracts relating to the construction of the Company's new plant in Hayward, California (the "New Plant"), for which a budget for the remaining projects for the New Plant as of August 31, 1998, is attached hereto as Schedule 2.9(a)), including but not limited to the following (together the "Material Contracts"):

               (i) all employment contracts and commitments between the Company and its employees;

               (ii) all collective bargaining agreements and union contracts to which the Company is a party;

               (iii) all contracts or commitments, written or oral, with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives, customers, and other persons, firms, or corporations engaged in the sale or distribution of products;

               (iv) all purchase orders for goods or services issued by the Company in excess of $50,000, all sales orders received by the Company in excess of $50,000 (except for public agency agreements for which the Company shall provide a list of such agreements) and all purchase or sales orders that call for delivery or performance on a date more than one year from the date of this Agreement;

               (v) all contracts and arrangements between the Company and any person or entity that controls, is controlled by, or is under common control with, the Company or any family member of any such person (such entity or person, being hereinafter referred to as an "Affiliate");

               (vi) all contracts and commitments and instruments of the Company reflecting obligations for borrowed money or for other indebtedness or guarantees thereof; and

               (vii) all contracts or licenses related to proprietary rights of the Company or third party.

               (b) Sellers have furnished Dean and BFD on or before the date of this Agreement with correct and complete copies of all Material Contracts, and there have been no modifications, amendments or terminations thereof not reflected in such copies. Each of the Material Contracts is valid, binding, subsisting and enforceable in accordance with its terms. The Company has performed, and has the ability to continue to perform, all obligations required to be performed by it under each contract, commitment and understanding, written or oral, to which it is a party or by which it is bound (whether or not a Material Contract), and is not in any respect in breach of or default under, nor in receipt of any claim of default or breach under, any such contract, commitment or understanding; no event has occurred which with the passage of time or giving of notice or both would cause such a breach of or default under any such contract, commitment or understanding; the Company has no present expectation or intention of not fully performing, or inability to perform, its obligations under any such contract, commitment or understanding; the Sellers have no knowledge of any breach or anticipated breach by any other party to any such contract, commitment or understanding; each such contract, commitment or understanding has been entered into in the ordinary course of business; and none of the contracts, commitments or understandings binding on the Company contains terms or conditions that are materially adverse to the Company.

               (c) The Company is not a party to any written agreement that would restrict it from carrying on any line of business anywhere in the world.

               (d) To Shareholders' best knowledge, the Company enjoys good working relationships under all of its distributor, sales representative, and similar agreements necessary to the normal operation of its business.

          2.10  Ordinary Course of Business.  Except as disclosed in Schedule
2.9 attached hereto since June 30, 1998, the Company:

               (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business, including, without limitation, the maintenance of inventory (of all categories) at normal operating levels consistent with prior practice;

               (b) has not sold or otherwise disposed of, or contracted to sell or otherwise dispose of, any of its properties or assets, other than inventory or other assets sold or otherwise disposed of for a fair consideration;

               (c) has not amended or terminated any outstanding lease, contract or agreement except in the ordinary course of business and except for items disclosed in Schedule 2.9 (including without limitation, the New Plant construction), has not entered into any contract, lease, or license involving aggregate obligations or expenses in excess of $50,000 or outside the ordinary course of business;

               (d) except for items disclosed in Schedule 2.9 (including without limitation, the New Plant construction), the Company has not made or committed to make any additions to its property or any purchases of machinery or equipment in excess of $50,000 in any one instance, except for normal maintenance and replacements;

               (e) has not discharged or satisfied any lien or encumbrance or paid, in whole or in part, any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts or commitments then existing or thereafter entered into or liabilities thereafter incurred in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;

               (f) has not mortgaged or pledged any of its assets or subjected any of its assets to any lien, security interest or other encumbrance;

               (g) has not made any principal payments of any Funded Indebtedness (other than scheduled payments in the ordinary course of business), canceled any other debts or claims except in the ordinary course of business or waived any rights of substantial value without adequate consideration;

               (h) has not sold, assigned or transferred any patents, trademarks, trade names, trade secrets, copyrights or other intangible assets;

               (i) except as disclosed in Schedule 2.8, the Company has not increased the compensation (including any bonus) payable or to become payable to any of its directors, officers, employees or agents, except for wage increases authorized in the ordinary course of business and in amounts which are consistent with past practices;

               (j) has not suffered any damage, destruction or loss by fire or other casualty to any of its properties and assets (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority, which in either case or in the aggregate could materially adversely affect the conduct of the Company's business;

               (k) has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain any of its capital stock;

               (l) except for matters relating to the New Plant construction included in the budget set forth in Schedule 2.9(a), the Company has not entered into any transaction which individually, or in the aggregate with other transactions, is material to the Company other than in the ordinary course of business;

               (m) has not experienced any change in: the Company's financial condition, operating results, assets, liabilities, except for matters relating to the New Plant construction included in the budget set forth in Schedule 2.9(a) or as a result of the operation of the New Plant; customer or employee relations, business or prospects, and changes which have occurred in the ordinary and regular course of business which are not materially adverse;

               (n) has not made any loan or advance to or for the benefit of any of its officers, directors, employees, agents or stockholders or any affiliate thereof which has not been paid in full;

               (o) has not experienced, or received any claim or notice of, any quality problem with respect to a material volume of the Company's products;

               (p) has not permitted to exist any unpaid bill for materials or services supplied to the Company by its suppliers, except in accordance with the Company's customary practices, which practices are summarized in Schedule 2.10;

               (q) has not issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations; or

               (r)  has not committed to any of the foregoing.

          2.11  Litigation and Compliance with Laws.  Except as disclosed in
Schedule 2.11, neither the Company nor any of its officers or directors (in their capacities as such) is or has been subject to, engaged in or, to the best knowledge of the Company, threatened by any litigation or legal or other actions, suits, proceedings or investigations, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Federal Bankruptcy Code). To the best knowledge of the Company, there are no existing grounds on which any such action, suit, proceeding or investigation might be commenced. Except as disclosed in Schedule 2.11, there are no legal or other actions, suits, proceedings, investigations or injunctions pending or outstanding, at law or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, against or involving any of the issued and outstanding capital stock of the Company, this Agreement, the Company or its properties or business. The Company is in compliance with all laws and governmental rules and regulations, domestic or foreign, applicable to it or its business, affairs, properties or assets, including without limitation state and federal antitrust, immigration, environmental and health insurance laws. The Company has been in compliance with all such laws and governmental rules and regulations during the past five (5) years and during such earlier periods as shall remain subject to investigation and prosecution under applicable statutes of limitation.

          2.12 Trademarks, Patents, Etc. The Company owns or possesses all trademarks, trade names, service marks, patents, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted. Schedule 2.12 sets forth all of the Company's trademarks, trade names, service marks, patents, copyrights, registrations or applications with respect thereto, and licenses or rights under the same owned, used or intended to be acquired or used by the Company, including, without limitation, all software licenses or sublicenses held by the Company. To the extent indicated in Schedule 2.12, the same have been duly registered in such offices as are indicated therein. On or prior to the date of this Agreement, the Company has furnished Buyer with correct and complete copies of all licenses or other contracts relating to such trademarks, trade names, service marks, patents and copyrights, and there have been no modifications, amendments or terminations thereof not reflected in such copies. The Company is the sole and exclusive owner of such trademarks, trade names, service marks and copyrights within its marketing area, the holder of the full record title to such trademark registrations and the sole owner of the inventions covered by such patents and patent applications. Such registrations and applications are in full force and effect and have not been abandoned or withdrawn. The Company has the sole and exclusive right to use such trademarks, trade names, service marks, patents and copyrights and all the aforesaid are free and clear of any mortgages, liens, encumbrances, equities, claims and obligations to other persons of whatever kind and character. There are no claims or demands of any other person, firm or corporation pertaining to the aforesaid, no proceedings have been instituted, are pending or, to the best knowledge and belief of the Company, are threatened which challenge the Company's rights in respect thereto and none of the trademarks, trade names, service marks, patents or copyrights listed in Schedule
2.12 infringes upon or otherwise violates the rights of others or is being infringed by others, and none is subject to any outstanding order, decree, judgment or stipulation. The continued conduct of the Company's business will not involve infringement or other unlawful invasion of any third party's proprietary rights. To the knowledge of the Company, no other person or business entity is using any of the trademarks, trade names or service marks on products of the same general type as the Company's products. The Company has not been, at any time during the past five (5) years, charged with or otherwise notified of its infringement of any copyright, trademark, service mark, trade name, patent or other proprietary right held by a third party. The Company has the sole and exclusive right to do business under its corporate name.

          2.13 Licenses and Permits. The Company has all permits, licenses, approvals, authorizations and memberships necessary to conduct its business in the manner in which it has been conducted. True and correct copies of each such permit, license, approval, authorization and evidence of membership have been made available to BFD and Dean. All such permits, licenses, approvals and authorizations are in full force and effect, and the Company is not in violation of any term or provision or requirement of any such permit, license, approval or authorization. The consummation of the transactions contemplated hereunder will not affect the validity or effectiveness of, and will not require the consent or approval of any party to, or any other person or governmental agency having jurisdiction of, any such permit, license, approval or authorization. Other than in connection with or in compliance with the provisions of the California Law (including without limitation, issuance of a tax clearance certificate by the Franchise Tax Board), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"), the securities or "blue sky" laws of the various states, and the rules and regulations thereunder, no authorization or approval of, or filing with, any governmental agency, authority or other body is or will be required by the Company in connection with the execution and delivery of this Agreement or the transactions contemplated hereby.

          2.14 Insurance Policies. Schedule 2.14 contains a correct and complete list and description of the insurance policies in force and effect in respect of the Company's business, properties and assets, including, without limitation, insurance on personnel of the Company. The Company maintains in full force and effect adequate insurance against fire, theft and other casualties, covering all of the Company's buildings, machinery, equipment, inventory and other personal property and fixtures. The Company maintains in full force and effect adequate insurance against risks covered in general public liability insurance policies and against product liability. On or prior to the date of this Agreement, the Company has furnished Dean and BFD with a five (5) year survey of its claims experience under all its forms of insurance. The Company is not in default under, or in non-compliance with any insurance policy. The Company has not been refused insurance by any insurance carrier to which it has applied for insurance. For purposes of this Section 2.14, "adequate" shall mean consistent with customary and general practice in the Company's industry as to amounts, deductibles, exclusions, risks covered and companies providing coverage.

          2.15 Suppliers and Customers. Schedule 2.15 is a true and complete list of the current top ten suppliers and customers of the Company, based on sales volume from January 1, 1998 through June 30, 1998, in the ordinary course of business. Neither the Company nor any officer, director, employee, agent or stockholder of the Company has a prospective obligation to convey, directly or indirectly, to any customer or supplier, or any officer, director, or employee of such customer or supplier, any benefit (whether in the form of cash, a cash equivalent, or tangible or intangible property), which would violate or contradict any applicable federal, state or local statute.

          2.16 Dividends and Distributions. Except as disclosed in Schedule 2.16, since December 31, 1997, the Company has not declared, set aside or paid any dividend or declared, set aside or made any distribution whatsoever to any of its stockholders, either in cash, stock or other property, through purchases or redemptions of stock or otherwise.

          2.17 Extraordinary Events. Since December 31, 1997 through the date hereof, neither the financial condition, operating results, assets, liabilities, customer or employee relations, business nor prospects of the Company has been adversely affected in any material way as the result of any fire, explosion, accident, casualty, strike, work stoppage or other labor disturbance, requisition or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption or diminution of operations, whether or not covered by insurance.

          2.18 Management; Bank Accounts; Etc. Schedule 2.18 contains a list of the Company's officers and directors, which is correct and complete except for any changes after the date of this Agreement of which the Company concurrently advises Dean and BFD. Schedule 2.18 contains a true, correct and complete list of all banks, trust companies, savings and loan associations and brokerage firms in which the Company has an account or a safe deposit box, the names of all persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, and the names of all persons, if any, holding powers of attorney from the Company. The Company has furnished Dean and BFD with copies of all such powers of attorney, and there have been no modifications, amendments or terminations of any such powers of attorney not reflected in such copies.

          2.19 Inventories; Accounts Receivable.

               (a) All inventory of the Company reflected on the Balance Sheet was, and all inventory of the Company currently existing is, merchantable and usable and saleable in the ordinary and regular course of the Company's business. All obsolete, spoiled, adulterated, misbranded, damaged or otherwise unusable inventory or unmerchantable inventory was charged off prior to the date of, and not included on, the Balance Sheet. All inventory of the Company shown on the Balance Sheet was valued for financial statement purposes in accordance with the Company's normal inventory valuation policy, a description of which policy is set forth in Schedule 2.19(a). Quantities of inventory on hand are not excessive for current requirements and have not increased or decreased to any significant degree since June 30, 1998. The Company had as of such date and, except for sales thereof in the ordinary course of business, at Closing will have, good and marketable title to all inventory free and clear of any liens, mortgages, pledges, encumbrances, claims or charges of any kind whatsoever. All inventory conforms in all respects to applicable specifications and warranties. All of the products manufactured, distributed or sold to others by the Company, all of the methods, processes and know-how used in connection with the manufacture, by or on behalf of the Company, of any such products, and all matter appearing in or in connection with labels, packages, cartons, packaging materials, labeling, displays and advertising matter used in connection with any of such products, have conformed and conform to all requirements of all applicable governmental laws, rules, orders, ordinances, decrees and regulations. No claims have been made by any governmental regulatory agency, whether federal, state or local, that any of the aforesaid was not or is not in conformity with any applicable law, rule, order, decree, ordinance or regulation. All finished products and work in process included in the Company's inventory of foods are (i) not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetics Act (the "FDC Act"), as amended, 21 U.S.C.
Section 301, et seq., including the Food Additives Amendment of 1958; (ii) not an article which may not, under the provisions of Section 404 or 505 of the FDC Act, be introduced into interstate commerce; and (iii) not adulterated or misbranded within the meaning of any applicable or potentially applicable state or municipal food and drug law, regulation or ordinance.

               (b) All accounts receivable reflected on the Balance Sheet or owned by the Company at Closing have been collected or are good and collectible within ninety (90) days after Closing in the ordinary course of business without litigation, net of bad debt reserve. The Company's practices with respect to charges and credits to its reserve for uncollectible accounts are summarized in
Schedule 2.19(b). None of the Sellers nor the Company knows of any right of set-off against any such receivables. All trade receivables arose in the ordinary and regular course of business. None of the products of the Company are sold on a consignment basis.

          2.20 Tax Returns. For purposes of this Section 2.20, as well as any portions of this Agreement dealing with Taxes, the "Company" shall include any current or former subsidiary of Berkeley Farms, Inc. The Company has timely and in accordance with applicable laws filed, or caused to be filed, all tax returns required to be filed, including those based upon the assets, operations, ownership, or activities of the Company, and the information shown on such income tax returns of the Company is true, accurate and complete and fairly reflects the information purported to be shown. The provision for taxes shown on the Balance Sheet is or was sufficient to satisfy all taxes of the Company, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, contingent, due, absolute or deferred, for all periods ended on or prior to the date of the Balance Sheet. For purposes hereof, "tax" or "taxes" shall mean any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether foreign, national, local or municipal) or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether by law or contractual agreement) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group. "Tax Period" shall mean, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws. All taxes and other assessments and levies which the Company is required by law to withhold or to collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. No tax liabilities have been assessed or proposed which remain unpaid, and the Company has not signed any extension agreement with the Internal Revenue Service (the "IRS") or any state which has not expired by its terms. The Company is not aware of any basis upon which any assessment of additional income taxes could be made except as otherwise disclosed in this Agreement or in the Disclosure Schedules and Exhibits attached hereto. The Company has furnished Buyer with true and correct copies of the Company's local, state and federal income tax returns for all tax periods which have not been audited by the relevant taxing authority or for which the applicable statute of limitations period has not expired. For purposes hereof, "tax return" or "tax returns" shall mean, with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the applicable tax law in respect of such Tax, any claims for refund of Taxes paid, and any amendment or supplements to any of the foregoing. The Company has disclosed in its federal income tax returns positions taken therein that could give rise to an understatement of federal income tax within the meaning of Internal Revenue Code Section 6662. The federal income tax return of the Company for the fiscal year ended December 31, 1993 is the last return of the Company examined by the IRS. The examinations of the Company's federal and state tax returns for fiscal years prior to 1993 have been closed and paid. The Company does not own, directly or indirectly, any interest in an entity classified as a partnership for federal income tax purposes. There is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company that, individually or collectively, could give rise to the payment by the Company or BFD or Dean or their affiliates, of an amount that would not be deductible by reason of Section 280G of the Code or similar provisions under other applicable tax laws. There are no outstanding rulings of, or requests for rulings with, any tax authority that are, or, if issued, would be, binding on BFD or Dean for any tax period beginning after the Closing Date ("Post-Closing Period"). The Company has not, in a manner that would be binding on BFD or Dean for any Post-Closing Period, (i) executed, become subject to, or entered into any closing agreement, or (ii) received approval to make, or agreed to, a change in accounting method or has any application pending for any such change. None of the assets of the Company is:
(i) required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code; (ii) secures any debt the interest on which is tax-exempt; (iii) is "limited use property" within the meaning of Rev. Proc. 76-30; or (iv) will be treated as owned by any other person under former Section 168(f). There are no liens, encumbrances or security interests on the Company, the Company Common Stock, or any of the Company's assets that arose (or may arise with the lapse of time) in connection with any failure (or alleged failure) of the Company to pay taxes.

          2.21 Adverse Restrictions. Except as set forth on the Financial Statements, the Company is not subject to any provision of any charter, mortgage, lien, agreement, commitment, lease, order, judgment, decree or regulation which could materially and adversely affect the financial condition, operating results, assets, liabilities, customer or employee relations, business or prospects of the Company.

          2.22 Material Information; Copies of Documents. Neither this Agreement (including the Schedules hereto), nor any certificate or other document furnished by or on behalf of the Company to Dean and BFD pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading. There is no fact which the Company has not disclosed to Dean and BFD in writing or which does not appear on the Financial Statements, except as otherwise disclosed in this Agreement or in the Disclosure Schedules and Exhibits attached hereto, of which the Company is aware which could reasonably be anticipated to have a material adverse effect upon the financial condition, operating results, assets, liabilities, customer or employee relations, business or prospects of the Company.

          2.23 Capitalization. The Company's authorized capital stock consists of 200,000 shares of Voting Common Stock, $1.00 par value, of which Fifty-two Thousand Six Hundred Forty-Four (52,644) shares of Voting Common Stock are issued and outstanding and the remaining authorized shares are unissued. Each Shareholder represents severally that with respect to the shares standing in his or her name: (a) he or she is the sole and exclusive record and beneficial owner of all of the shares of the Company Common Stock in the amounts set forth on
Schedule 2.23; (b) he or she has all requisite power and authority to enter into this Agreement and to sell and transfer his or her shares of Stock as provided herein; (c) the Company Common Stock is owned by him or her, free and clear of all claims, liens, charges and encumbrances; each person who has any community property rights in the Company Common Stock has consented to the transfer of such Company Common Stock as provided herein; (d) there are no voting trusts or other agreements or understandings to which he or she is a party with respect to the voting of the Company Common Stock; (e) he or she has not entered into any, or is bound by, agreements or understandings restricting the transfer of the Company Common Stock; (f) he or she will not sell (or otherwise dispose of) or encumber any interest in his or her shares of Company Common Stock prior to the Closing without Dean's and BFD's prior written consent; (g) there is not outstanding nor has he or she agreed to sell options, rights, warrants, calls or other commitments (either in the form of convertible securities or otherwise) pursuant to which the holder thereof has or will have the right to purchase or otherwise acquire such Shareholder's shares of Company Common Stock; (h) he or she is not a party to any agreement or arrangement under which any person has or will have, the right to purchase or otherwise acquire, or to cause the Company or any Shareholder to redeem, purchase or otherwise acquire, his or her shares. Each personal representative of a Shareholder who dies before the Closing Date shall be bound by the terms hereof as if his or her death had not occurred. The Company warrants that all of the shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and no personal liability for payment of any portion of the consideration for which said shares were issued will attach to the holders thereof under the Laws of the State of California. The Company does not have outstanding any options, rights, warrants, calls or other commitments (either in the form of convertible securities or otherwise) pursuant to which the holder thereof has or will have, and the Company is not a party to any agreement or arrangement under which any person has or will have, the right to purchase or otherwise acquire, or to cause the Company or any Shareholder to redeem, purchase or otherwise acquire any capital stock of the Company or any other equity or other security of the Company. Between the date hereof and the Closing Date, the Company will not issue any additional shares of capital stock. No shares of capital stock of the Company were issued in violation of any preemptive rights of any person. The Company has not incurred any liability arising out of any purchase or sale by the Company of capital stock or other securities of the Company, whether or not disclosed in Schedules hereto. Upon consummation of the Merger, Dean will own the entire equity interest in the Company, and there will be no options, rights, warrants, calls or other agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock of the Company or of any of its subsidiaries or of any other person or any securities or obligations of any kind convertible into or exercisable or exchangeable for any shares of capital stock of the Company or of any of its subsidiaries or of any other person. The Controlling Shareholders represent that they have voting control over more than fifty percent (50%) of the Company Common Stock. Each share of Company Common Stock outstanding on, or prior to, the Closing Date, was issued in accordance with all applicable state and federal securities laws.

          2.24 Absence of Sensitive Payments. Since its inception, the Company has not made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was illegal under the laws of the United States or any other jurisdiction. The Company has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, and the Company has not made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

          2.25 Certain Transactions. Except as described in Schedule 2.25, no officer, director or employee of the Company or Shareholder, nor any member of his or her family, nor any corporation, partnership, trust or other entity controlled by any of the foregoing or in which any of the foregoing has any interest is presently a party to any transaction with the Company (other than for services as officers, directors and employees), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such person; nor does any such person have any direct or indirect interest in any entity which is competitive with the business of the Company or any asset, property or right which is used by the Company in the conduct of its business.

          2.26 Compliance with ERISA. All "employee pension benefit plans" (the "Pension Plans") and all "employee welfare benefit plans" (the "Welfare Plans") of which the Company is the "plan sponsor" or to which the Company is required to contribute pursuant to any collective bargaining or labor agreement are listed in Schedule 2.26 and on or before the date of this Agreement the Company has furnished Dean and

BFD with a true and complete copy of each Pension Plan (other than any "multiemployer plan"), the most recently filed IRS Form 5500, including all schedules, and the most recent actuarial valuations of each such Pension Plan, and of each Welfare Plan, and a copy of the most recent IRS determination letter, if any, with respect to the qualification of each Pension Plan (other than any "multiemployer plan") under Section 401(a) of the Internal Revenue Code (the "Code"), and there have been no amendments, modifications or terminations thereof not reflected in such copies. Each Pension Plan (other than any "multiemployer plan") is qualified under Section 401(a) of the Code. The Company has not been the plan sponsor of, nor has it been required to contribute pursuant to any collective bargaining or labor agreement to, any employee pension benefit plan or employee welfare benefit plan other than the Pension Plans and the Welfare Plans.

     Each Pension Plan which is not a multiemployer plan (a "Company Pension Plan") and each Welfare Plan has been administered in compliance with its terms and all applicable laws including the Code and the Employee Retirement Income Security Act of 1974 ("ERISA"), and there is no fact which would adversely affect the qualified status of any Company Pension Plan under the Code or the deductibility of Company contributions for income tax purposes to any Company Pension Plan or any Welfare Plan. None of the Company Pension Plans, Welfare Plans, nor any trust related thereto has incurred any federal, state or local tax liability.

     The Company is not in default of any of its obligations with respect to any Pension Plan or any Welfare Plan. Except for any such plan maintained pursuant to a collective bargaining or labor agreement of which a copy has been furnished to Buyer on or prior to the date of this Agreement, the Company has reserved the exclusive power to amend, terminate or curtail any Pension Plan or Welfare Plan at any time, and pursuant to such amendment, termination or curtailment the Company may cease or diminish its contributions or its cost of providing benefits under any such plan, or require participants to increase their contributions to any such plan, except as to employee benefits vested or accrued, contractually or otherwise, prior to such amendment, termination or curtailment and except as otherwise required by ERISA.

     With respect to each Company Pension Plan, the Company has complied in full with the minimum funding requirements of ERISA and the Code. No Company Pension Plan has been either completely or partially terminated. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") because of termination or partial termination of any Company Pension Plan. There has not been any "reportable event" or other condition or event with respect to any Company Pension Plan which might constitute grounds for termination of the Plan by the PBGC or for the appointment by a United States District Court of a trustee to administer such Plan, nor has there been any other risk of liability of the Company to the PBGC with respect to any Company Pension Plan. The market value of assets under each Company Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan termination on the date for determination.

     With respect to each Pension Plan which is a multiemployer plan ("Multiemployer Plan"), the Company is not in default as to any contributions required of it or any other obligations pertaining to such Plan it has under any collective bargaining or labor agreement. The Company has not incurred, nor has it taken any action which will result in the Company incurring, any withdrawal liability with respect to any Multiemployer Plan. The Company has not entered into any agreement under Section 4204 of ERISA within the last five (5) years. Except as disclosed in Schedule 2.26, no "withdrawal liability" would be incurred if the Company completely or partially withdrew from any Multiemployer Plan at or before the Closing Date. The Company has not been notified by the plan sponsor of any Multiemployer Plan that such plan is "insolvent" or in "reorganization status", and to the knowledge of the Company no Multiemployer Plan is reasonably expected to become insolvent or enter into reorganization status under current actuarial projections, nor has any such plan incurred a minimum funding standard deficiency under the Code or ERISA, or obtained a waiver of such minimum funding standard.

     No Welfare Plan and no Company Pension Plan has engaged in a transaction with the Company or any other "party in interest" or "disqualified person" which might subject any such plan or any trust created thereunder or any party in interest or disqualified person with respect thereto to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA. The Company has not engaged in any "prohibited transaction" with any Multiemployer Plan. Except as set forth in
Schedule 2.26, the Company has complied in all respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code for all Company Pension Plans and Welfare Plans.

     Except as set forth on Schedule 2.26, the Company does not maintain nor has ever maintained or contributes, ever has contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

     As used in this Section 2.26, the terms "employee pension benefit plan", "employee welfare benefit plan", "party in interest" and "plan sponsor" shall have the respective meanings assigned to such terms in Section 3 of ERISA; the term "multiemployer plan" shall have the meaning assigned to such term in
Section 4001 of ERISA; the term "reportable event" refers to the events described in Section 4043 of ERISA; the term "withdrawal liability" refers to any liability of an employer which would be determined to exist pursuant to Subtitle E of Title IV (Section 4201 ff.) of ERISA upon the employer's complete withdrawal or partial withdrawal from a multiemployer plan; the term "reorganization status" shall have the meaning assigned to such term in Section 4241 of ERISA; the term "insolvent" shall have the meaning assigned to such term in Section 4245 of ERISA; and the term "disqualified person" shall have the meaning assigned to such term in Section 4975 of the Code.

          2.27   Environmental

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

               (a) Except as set forth on Schedule 2.27(a), the Company has complied and are in compliance with all Environmental, Health, and Safety Requirements.

               (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Schedule 2.27(b).

               (c) Neither the Company nor its predecessors have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements, except as described in Schedule 2.27(a).

               (d) Except as set forth in Schedule 2.27(d), none of the following exists at any property or facility owned or operated by the Company:
(1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
(4) landfills, surface impoundments, or disposal areas.

               (e) Neither the Company nor its predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

               (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

               (g) Neither the Company nor its predecessors have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

               (h) No facts, events or conditions relating to the past or present facilities, properties or operations of Company or any of its respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, or unliquidated) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          2.28 Complete Rights. The Company owns or leases all buildings, machinery, equipment, and other tangible and intangible assets necessary for the conduct of its business as it has been and is presently being conducted, without infringing on the rights of any other person or entity.

          2.29 Shareholder Vote Required. Under California Law and the Company's articles of incorporation and bylaws, the Company's shareholders can approve the Merger in accordance with the terms of this Agreement upon the affirmative vote of a majority of the shares of Company Common Stock entitled to vote thereon.

          2.30 S-4 Registration Statement and Other Information. The information provided by the Company for inclusion in the registration statement on Form S-4 (the "S-4 Registration Statement") to be filed by Dean with the Securities Exchange Commission (the "SEC") in connection with this transaction will not include an untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time at which the S-4 Registration Statement is declared effective by the SEC, (ii) the time at which the prospectus included in the S-4 Registration Statement is mailed to the shareholders of the Company, or (ii) the time of the meeting of shareholders referred to in Section 7.9.

     For purposes of the foregoing, the Company will be deemed to have provided for inclusion in the S-4 Registration Statement all the information therein (including without limitation financial information and discussion and analysis thereof) regarding the Company, the Company Common Stock, the Company's shareholders, directors and executive officers (and their interests in the Merger), the Company's background to and reasons for the Merger, the Shareholders' Meeting referred to in Section 7.9 and related solicitation of proxies, the vote of Shareholders required for approval of the Merger, the recommendation of the Company's board of directors, the rights of dissenting shareholders, the comparative rights of holders of Company and Dean Common Stock and the federal income tax consequences of the Merger.

          2.31   Special Tax Matters of the Company.

               (a) The Company is not an investment company within the meaning of Section 368(a)(2)(F)(iv) of the Code, nor is it under the jurisdiction of a court in a "Title 11 or similar case" within the meaning of the Section 368(a)(3)(A) and Section 368(a)(3)(D) of the Code.

               (b) At the Effective Time of the Merger, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the transferred assets are subject.

               (c) The number of shares of Dean Common Stock and amount of cash to be received by each holder of Company Common Stock (inclusive of the Shareholder's Indemnity Shares initially placed in escrow by the Shareholders, pursuant to the terms of the Escrow Agreement) plus the cash received in lieu of a fractional share of Dean Common Stock has been negotiated between the parties at arms length in accordance with each party's opinion of the fair market value of such party's common stock with the intent that such number of Dean Common Stock and cash will be approximately equal to the fair market value of the Company Common Stock to be surrendered in the Merger.

               (d) The Company will transfer as a result of the Merger at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held by the Company.

               (e) The Shareholders have no plan or intention to sell Dean any of the Dean Common Stock to be issued in the Merger except: (i) as may occur pursuant to the terms and conditions of the Escrow Agreement concerning indemnification for claims made by Dean against the escrow described in Section 1.4 hereof, and
(ii) to the extent that Dean makes purchases of outstanding Dean Common Stock from time to time pursuant to its on-going stock repurchase program.

               (f) There will be no intercorporate indebtedness existing between Dean and the Company or between BFD and the Company that was issued, acquired, or will be settled in the Merger at a discount.

               (g) None of the compensation received by any Shareholder who is also an employee of the Company (a "shareholder/employee") will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Dean Common Stock to be received by a shareholder/employee in the Merger will be separate consideration for, or allocable to, any employment, consulting or other agreement including without limitation the agreements described in Section 4.15 hereof; and the compensation to be paid (or deemed paid for whatever reason for federal income tax purposes) to any shareholder/employee following the Merger will be for services actually rendered (or in consideration for agreeing not to compete with Dean) and is anticipated to be commensurate with amounts paid to third parties bargaining at arm's length for similar services or for agreeing not to compete in the future.

Section 3.  REPRESENTATIONS AND WARRANTIES OF DEAN AND BFD

          As material inducements to the Company entering into this Agreement, Dean and BFD represent, warrant and covenant to the Company that:

          3.1 Organization and Corporate Power. Dean and BFD are corporations duly organized, validly existing and in good standing under the laws of its state of incorporation, and have full power and authority (corporate and other) to execute and deliver, and to carry out the transactions on its part contemplated by, this Agreement.

          3.2 Due Authorization; Effect of Transaction. No provision of Dean's or BFD's certificate of incorporation or by-laws or of any agreement, instrument, judgment, decree, law, rule or regulation to which Dean or BFD is a party or by which they are bound has been or will be violated by, or has resulted or will result in the imposition of any lien, charge, security interest or other encumbrance on account of, the execution and delivery by Dean and BFD of this Agreement or any other agreement or document executed or delivered or to be executed or delivered by Dean and BFD pursuant hereto or the performance or satisfaction of any action contemplated herein or therein or any agreement or condition herein or therein contained or provided for upon its part to be performed or satisfied. The execution, delivery and performance by Dean and BFD of this Agreement and any other agreements and instruments contemplated hereby have been duly authorized by all necessary corporate and other action on the part of Dean and BFD, and such agreements and instruments constitute the legal, valid and binding obligations of Dean and BFD enforceable against each of them in accordance with their respective terms. The Articles of Merger, when duly executed and delivered by BFD, will be the legal, valid and binding obligations of BFD, enforceable against it in accordance with its terms.

     3.3 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority or other body is or will be required by Dean or BFD in connection with the execution and delivery of this Agreement or the transactions contemplated hereby other than notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), compliance with the provisions of California Law, the Exchange Act, the Securities Act, or the securities or "blue sky" laws of the various states, and the rules and regulations thereunder.

     3.4 S-4 Registration Statement and Other Information. The information provided by Dean for inclusion in the S-4 Registration Statement will not include an untrue statement of a material fact, or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the S-4 Registration Statement is declared effective by the SEC, (ii) the time at which the prospectus included in the S-4 Registration Statement is mailed to the shareholders of the Company, or (iii) the time of the meeting of shareholders of the Company referred to in Section 7.9.

     3.5  Special Tax Matters of Dean and BFD.

               (a) Except for fractional share interests in Dean Common Stock, Dean has no plan or intention to reacquire any of the Dean Common Stock to be issued in the Merger except: (i) as may occur pursuant to the terms and conditions of the Escrow Agreement concerning indemnification for claims made by Dean against the escrow described in Section 1.4 hereof, and (ii) to the extent that Dean makes purchases of outstanding Dean Common Stock from time to time pursuant to its on-going stock repurchase program.

               (b) Neither Dean nor BFD is an investment company within the meaning of Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv) of the Code.

               (c) The payment of Fractional Share Consideration to the Shareholders pursuant to Section 1.2(f) hereof is not separately bargained for consideration and is being made solely for the purpose of eliminating the expense and inconvenience of issuing and accounting for the fractional Dean Common Stock. The total cash consideration that will be paid to holders of Company Common Stock instead of issuing fractional Dean Common Stock will not exceed one percent (1%) of the total value of the Merger consideration paid to all Shareholders.

               (d) There will be no intercorporate indebtedness existing between Dean and the Company or between BFD and the Company that was issued, acquired, or will be settled in the Merger at a discount.

               (e) No capital stock of BFD will be issued to any of the Shareholders in the Merger.

               (f) None of the compensation received by any Shareholder who is also an employee of the Company (a "shareholder/employee") will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Dean Common Stock to be received by a shareholder/employee in the Merger will be separate consideration for, or allocable to, any employment, consulting or other agreement including without limitation the agreements described in Section 4.15 hereof; and the compensation to be paid (or deemed paid for whatever reason for federal income tax purposes) to any shareholder/employee following the Merger will be for services actually rendered (or in consideration for agreeing not to compete with Dean) and is anticipated to be commensurate with amounts paid to third parties bargaining at arm's length for similar services or for agreeing not to compete in the future.

Section 4.  CONDITIONS PRECEDENT TO DEAN'S AND BFD'S OBLIGATIONS.

          The obligations of Dean and BFD herein are subject to the satisfaction, as of the Closing Date, of the following conditions except to the extent that any such condition may have been waived in writing by Dean and BFD at or prior to the Closing:

          4.1 Representations and Covenants. The representations and warranties of each of the Shareholders and the Company contained in this Agreement or otherwise made in writing by them or on their behalf pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, subject only to exceptions expressly permitted or contemplated by this Agreement; each and all of the agreements and conditions to be performed or satisfied by the Shareholders and the Company hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and the Shareholders and the Company shall have furnished Dean and BFD with such certificates and other documents (including without limitation title commitments and lien searches) evidencing the truth of such representations and warranties and the performance of such agreements or conditions as Dean and BFD shall have reasonably requested.

          4.2 Opinion of Counsel for the Company. The Company shall have furnished Dean and BFD with a favorable opinion, dated and speaking as of the Closing Date of counsel to the Company, in a form reasonably acceptable to counsel for Dean and BFD.

          4.3 Update. The Company shall have furnished Dean and BFD, as supplemental information and not as an amendment to the Disclosure Schedules, with a schedule reasonably acceptable to Dean and BFD containing the information that would have been required to be set forth in the Disclosure Schedule had this Agreement been dated the Closing Date. It is expressly understood that the information set forth therein shall not constitute "exceptions expressly permitted or contemplated by this Agreement" for purposes of Section 4.1 unless Dean and BFD elect to proceed with the Closing after the receipt of such supplemental information and neither the Company nor the Shareholders knew or had reason to know such information on or prior to the date hereof. If Dean and BFD elect not to proceed with the Closing, neither the Company nor the Shareholders shall be in breach of this Agreement by virtue of such supplemental information unless such supplemental information was knowingly or willfully not disclosed (by the Company or the Shareholders) in the Disclosure Schedules delivered upon the execution of this Agreement.

          4.4 Satisfaction of Counsel. The validity of all transactions herein mentioned, as well as the form and substance of all opinions, certificates and other documents hereunder, shall be satisfactory in all reasonable respects to counsel for Dean and BFD.

          4.5 Resignation of Directors and Officers. Each of the directors and officers of the Company shall have executed and delivered to the Company their resignations as directors and officers of the Company effective as of the Closing Date.

          4.6 Company Consents. The Company shall have obtained the consents of third parties required in order that the consummation of the transactions contemplated hereunder not constitute events which of themselves, or with the giving of notice or the passage of time or both, could constitute, on the part of the Company, a violation of, or could conflict with or result in any breach of, or any default under the terms, conditions or provisions of, any judgment, law or regulation, or the Company's articles of incorporation or by-laws, or any agreement or instrument to which the Company is a party or by which it is bound, or could result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever on the property or assets of the Company, or could result in the acceleration of the due date of any obligation of the Company.

          4.7 No Legal Prohibition. No law, statute, rule or regulation shall have been enacted or promulgated, nor shall any suit, action or proceeding be pending or threatened before or by any court or governmental body, (a) either seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (b) directly or indirectly, (i) imposing material limitations on the ability of Dean or BFD effectively to acquire or hold or to exercise full rights of ownership of the Company, (ii) imposing material limitations on the ability of the Company to continue effectively all or any material portion of its business as heretofore conducted or to continue to own or operate effectively all or any material portion of its assets as heretofore owned or operated, (iii) imposing material limitations on the ability of Dean or BFD to continue effectively all or any material portion of the Company's business as heretofore conducted or to continue to own or operate effectively all or any material portion of the Company's assets as heretofore owned or operated, or (iv) having or potentially having, in Dean's or BFD's reasonable judgment, a material adverse affect on the condition (financial or other), operating results, assets, liabilities, customer or employee relations, business or prospects of the Company.

          4.8 Survey. If the Title Insurance referred to in Section 4.9 reflects an exception in Schedule B of the title report for matters which would be disclosed by a survey, Dean and BFD shall have received from the Company, at Dean or BFD's expense, surveys of the Real Property (excluding the property situated at 1400 Doolittle, San Leandro, California, and 4575 San Pablo Avenue, Emeryville, California) set forth in Schedule 2.5, dated of recent date, prepared by a registered land surveyor, and including legal descriptions and certifications, in form reasonably satisfactory to Dean's and BFD's counsel, showing the boundary lines and location of the Real Property and the location of all buildings and improvements thereon in compliance with the standards of the American Land Title Association and the title insurer's requirements for issuance of its extended coverage endorsement.

          4.9 Title Insurance. Dean and BFD shall have obtained from the Company a preliminary title report dated within 90 days prior to the Closing Date from a reputable title insurance company, reasonably satisfactory to Dean and BFD, reflecting that the Company has good, marketable and insurable title, in fee simple, to all of the Real Property, free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons except for easements, covenants, conditions and restrictions of record which do not materially and adversely affect the value of the Real Property or its use for the purposes for which currently used, insuring the Company's title in all of the Real Property listed in Schedule 2.5.

          4.10 Indemnification Escrow Agreement. Dean, BFD and the Shareholders shall have entered into an Indemnification Escrow Agreement in the form attached hereto as Exhibit 1.

          4.11 Approval of Shareholders. The terms of this Agreement and the Merger shall have been approved by Shareholders owning at least ninety percent (90%) of the Company Common Stock.

          4.12 S-4 Effective. The S-4 Registration Statement shall have become effective, and no stop order suspending such effectiveness shall have been issued or proceedings for such purpose shall have been instituted, and the prospectus included in the S-4 Registration Statement shall not contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.13 NYSE Listing. All shares of Dean Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          4.14 Hart-Scott-Rodino Compliance. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated and the transactions contemplated by this Agreement can be consummated in their entirety without (i) divestiture or disposition of any of the Company's assets, (ii) any modification in the structure of the transaction, (iii) Shareholders, the Company, Dean or BFD entering into any consent agreement or other restriction imposed on Shareholders, the Company, Dean or BFD after the Closing Date, or (iv) any other concession by the parties hereto mandated by the U.S. Justice Department or other state or federal antitrust enforcement agency as a condition of consummating the transactions contemplated herein.

          4.15 Non-Compete Agreements. All of the Shareholders (except Randy Sabatte, Pat McChristy, Patrick Roland and Norman Alberts) involved in the Company's business as of the date hereof shall have executed Non-Compete Agreements in favor of the Company, Dean and BFD in the form attached hereto as
Exhibit 4.15.

          4.16 Real Estate Owned by Affiliated Company. Dean, BFD or the Company shall purchase from Berkeley Land Co., Inc. an approximately 4.6 acre real estate parcel adjacent to the Company's processing facility in Hayward California for

$1,000,000 and on such other terms and conditions as are set forth in the agreement set forth in Exhibit 4.16.

          4.17 Damage or Destruction. There has been no uninsured damage, destruction or loss by fire or other casualty to any of the Company's properties and assets or any acquisition or taking of property by any governmental authority, which in either case or in the aggregate materially and adversely affects the conduct of the Company's business.

          4.18 Intercompany Obligations. All obligations owed to the Company by Berkeley Land Company and Mercantile Finance Company shall be paid in full on or prior to the Closing Date.

          4.19 Extended Insurance Coverage. The Company shall exercise the minimum 12 month extended reporting provisions under Fiduciary Liability Policy FRP 000 0213-03 and Employment Practices Liability Policy 0085-65517. The Company shall also exercise the unlimited Employee Benefits Errors and Omission Insurance Supplemental Extended Reporting Period under Policy P TV-444738 0099. To the extent reportable prior to Closing, the Company agrees to report any alleged act or omission that may result in a claim according to the terms and conditions of the respective policies.

Section 5.  CONDITIONS PRECEDENT TO THE COMPANY'S AND SHAREHOLDERS'
            OBLIGATIONS.

          The obligations of the Shareholders and the Company specified herein are subject to the satisfaction, as of the Closing Date, of the following conditions except as and to the extent that any such condition may have been waived in writing by the Representative (as hereinafter designated) at or prior to the Closing Date:

          5.1 Representations and Covenants. The representations and warranties of Dean and BFD contained in this Agreement or otherwise made in writing by them or on their behalf pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, subject only to exceptions expressly permitted or contemplated by this Agreement; each and all the agreements and conditions to be performed or satisfied by Dean and BFD hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Dean and BFD shall have furnished the Shareholders with such certificates or other documents evidencing the truth of such representations and warranties and the performance of such agreements and conditions as the Shareholders shall have reasonably requested.

          5.2 Opinion of Counsel for Dean and BFD. Dean and BFD shall have furnished the Shareholders with a favorable opinion, dated and speaking as of the Closing Date of counsel to Dean and BFD, in a form reasonably acceptable to counsel for the Shareholders and the Company.

          5.3 No Opposition. No suit, action or proceeding shall be pending or threatened before or by any court or governmental body seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          5.4 Satisfaction of Counsel. The validity of all transactions herein mentioned, as well as the form and substance of all opinions, certificates and other documents hereunder, shall be satisfactory in all reasonable respects to Shareholders' counsel.

          5.5 Indemnification Escrow Agreement. Dean and BFD shall have entered into an Indemnification Escrow Agreement in the form attached hereto as
Exhibit 1.

          5.6 S-4 Effective. The S-4 Registration Statement shall have become effective, and no stop order suspending such effectiveness shall have been issued or proceedings for such purpose shall have been instituted, and the information provided by Dean for inclusion in the S-4 Registration Statement shall not contain an untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.7  [This section has been intentionally left blank.]

          5.8 NYSE Listing. All shares of Dean Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          5.9 Purchase of Real Estate. Dean, BFD or the Company shall purchase from Berkeley Land Co., Inc. an approximately 4.6 acre real estate parcel adjacent to the Company's processing facility in Hayward, California for $1,000,000 and on such other terms and conditions as are mutually agreed to by the parties.

          5.10 Absence of Certain Changes. Since May 31, 1998, there shall not have been any material adverse changes in the financial condition or operating results of

Dean, other than changes arising out of facts, conditions or events that adversely affect the industries in which Dean participates or the economy of the United States of America in general.

          5.11 Opinion of Tax Counsel. The Company and the Shareholders shall have received an opinion of Venture Counsel Associates, LLP ("Venture"), special tax counsel to the Company dated the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided that receipt of such opinion shall not be a condition to the obligations of the Shareholders and Company specified herein unless the federal tax laws (including the Code, regulations, rulings and case law) change between the date hereof and the Closing Date such that Venture is unable to deliver such opinion. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of officers of Dean, BFD, the Company, affiliates of the foregoing and others. In addition, Venture shall have received the opinion, dated the Closing Date, of counsel for Dean covering the usual and customary matters.

Section 6.  BROKER OR FINDER.

     Shareholders jointly and severally represent to Dean and BFD that no person or persons assisted in or brought about the negotiation of this Agreement in the capacity of broker or agent or finder on their behalf. Dean and BFD represent to

Shareholders that no person or persons assisted in or brought about the negotiation of this Agreement in the capacity of broker or agent or finder on their behalf. Shareholders jointly and severally agree to indemnify and hold harmless Dean and BFD against any claims asserted against Dean or BFD for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Shareholders or the Company. Dean and BFD agree to indemnify and hold harmless Shareholders against any claims asserted against Shareholders for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Dean or BFD.

Section 7.  AGREEMENTS PRIOR TO THE CLOSING.

          7.1 Fulfillment of Conditions. Each party hereto agrees to use its reasonable efforts to take any action necessary or appropriate to cause the conditions set forth in Sections 4 and 5 (including, without limitation, the obtaining of any required consents of third parties) to be fulfilled at or prior to the Closing. Without limiting the generality of the foregoing, each party will refrain from taking any action which would cause, and shall use its best efforts to take any action necessary to prevent, any of the representations and warranties made by it in this Agreement not to be true and correct in all respects at and as of the Closing Date with the same force and effect as if then made, subject only to exceptions permitted or expressly contemplated by this Agreement. Promptly upon becoming aware of any fact, or of the occurrence or impending or threatened occurrence of any event, which would cause or constitute a breach, or would have caused or constituted a breach of any representations and warranties made by either party had such fact been known or such event occurred prior to the date hereof, each party shall give detailed written notice thereof to the other.

          7.2 Inspection and Information. Dean and BFD may, through their representatives, accountants and attorneys, make such investigation of the business, properties and assets of the Company, including without limitation contacting personnel, customers and suppliers of the Company, and of the financial and legal condition of the Company, as it may deem necessary or advisable, and the Company agrees to make available to such persons its books, tax returns, records and other data and its personnel, customers and suppliers as may from time to time be reasonably requested (provided, however, that such investigation shall be made only at reasonable hours and so as not to interfere with the Company's operations). The Company further agrees to furnish Dean and BFD with such financial and operating data and other information with respect to the Company's business, properties, assets and financial and legal condition as Dean and BFD or their representatives, accountants and attorneys may from time to time reasonably request.

          7.3 Confidentiality. Whether or not the transactions contemplated hereby are consummated, each of Dean and BFD and Shareholders agrees to use its best efforts to keep confidential any and all information and data with respect to the other party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the parties; provided, however, that notwithstanding the foregoing each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law and (b) during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated.

          7.4 Conduct of Business. Between the date of this Agreement and the Closing, except as specifically provided in this Agreement or the Disclosure Schedules attached hereto, the Company shall conduct its businesses in the usual and ordinary course in compliance with all laws applicable to the conduct of the Company's business and shall not (without the prior written consent of Dean and BFD) except as necessary to maintain its real and personal property in the condition required under Sections 2.5 and 2.7 of the Agreement: (a) subject or suffer to be subjected any of the Company's assets to any lien or encumbrances;
(b) sell or transfer any of the Company's assets other than by sales except pursuant to agreements in the Disclosure Schedules made in the ordinary course of business, (c) cancel any receivables, debts or claims except in the ordinary course of business; (d) sell, transfer or license any patents, inventions, know-how, trade secrets or other intangible assets; (e) make any changes in director or officer compensation, or any commitments therefor; (f) purchase any property or assets other than in the ordinary course of business or lease any property or guarantee the indebtedness of any other person or entity; (g) amend or modify in any material respect the terms of, or terminate, any material contract, engagement, agreement, commitment or order; (h) enter into any contracts, commitments or transactions other than in the ordinary course of business or in connection with the New Plant construction pursuant to the budget set forth in Exhibit 2.9(a); (i) pay any dividends or make any distributions of assets to the shareholders; (j) obligate itself to make capital expenditures in excess of $50,000 except in connection with the New Plant construction pursuant to the budget set forth in Exhibit 2.9(a); (k) issue or sell any of the capital stock of the Company; (l) incur any debt or pay any existing debt except such amounts as come due in accordance with the terms of such debt except in connection with the New Plant construction pursuant to the budget set forth in Exhibit 2.9(a); (m) take any action that may result in or create an inaccuracy in any of the representations and warranties of each Shareholder contained in the Agreement, or that may otherwise result in or create any breach of this Agreement; or (n) agree to do any of the foregoing.

          7.5 Preservation of the Company's Existing Relationships. Between the date of this Agreement and the Closing, the Company shall use its reasonable best efforts to continue the Company's existing relationships with its customers, suppliers, employees and others having business relations with the Company and to keep intact the business and properties of the Company, including the Company's present operations, physical facilities and working conditions.

          7.6 No Negotiations, Etc. The Shareholders and Company will not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers or employees) relating to any liquidation, dissolution or recapitalization of, merger or consolidation with or into, or acquisition or purchase of assets of or of any equity interest in, the Company or relating to any other similar transaction or business combination involving the Company, or participate in any discussions or negotiations regarding, or furnish to any other person or entity except as required by legal process any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Shareholders and Company shall immediately notify Dean and BFD if any such proposal or offer, or any inquiry or contact with any person or entity with respect thereto, is made.

          7.7  S-4 Registration Statement and Shareholder Materials.

               (a) The Company and Dean shall prepare, Dean shall file with the SEC and the Company and Dean shall use diligent efforts to have declared effective by the SEC, the S-4 Registration Statement which shall contain all information required under applicable law to register the shares of Dean Common Stock to be issued by Dean in the Merger. Dean shall deliver to the Company on the trading day following the effective date of the S-4 Registration Statement, one copy of the Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus included in the S-4 Registration Statement and each of the other documents which such Notice of Special Meeting of Shareholders indicates accompany it. Not later than the second trading day following the effective date of the S-4 Registration Statement, the Company shall deliver to each of its Shareholders entitled to vote at the Shareholders' Meeting, either personally or by mailing the same first class mail, postage prepaid, a copy of each of the foregoing, together with any other information required under applicable law to be furnished to the shareholders of the Company in connection with their vote on the Merger. The S-4

Registration Statement shall include all information and statements which any party shall reasonably believe necessary for inclusion therein but shall not include any statement which any party shall reasonably believe to be inaccurate or misleading.

               (b) Without limiting by implication the generality of the foregoing, the Company shall as expeditiously as practicable supply all information of the kind described in the second paragraph of Section 2.30 hereof as may be required to meet the requirements of SEC Form S-4, and shall take all other actions as reasonably may be requested by Dean in connection with its preparation of the S-4 Registration Statement, its response to any comments received by the SEC with respect to the S-4 Registration Statement and its other efforts to satisfy any requirements imposed in connection with the Merger by the federal securities laws or the securities laws of any state or by the SEC or any other governmental agency acting pursuant to any of those laws.

          7.8 Accountant's Comfort Letter. Prior to the date the prospectus included in the S-4 Registration Statement is mailed to the shareholders of the Company, the Company shall deliver to Dean a letter from Hirose Oto and Bailey Accountants, Inc. addressed to the Company and Dean and dated a date not more than one day (excluding Saturdays, Sundays and holidays) before the effective date of the S-4 Registration Statement, confirming that they are independent accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder and that the response in the S-4 Registration Statement to Item 8 of Form S-4 is correct insofar as it relates to them, and stating to the effect that:

               (i) in their opinion the audited financial statements and financial statement schedules included in the S-4 Registration Statement and reported on by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the related published rules and regulations;

               (ii) on the basis of a reading of the amounts included in the S-4 Registration Statement in response to Item 301 of Regulation S-K and the latest unaudited financial statements included in the S-4 Registration Statement relating to the Company, a reading of the minutes of the meetings of the shareholders, directors and executive committees of the Company; and inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company as to transactions and events subsequent to June 30, 1998, nothing came to their attention which would cause them to believe that the unaudited financial statements included in the S-4 Registration Statement of the Company do not comply as to form in all material respects with applicable accounting requirements of the Securities Act and with the published rules and regulations of the SEC with respect to registration statements on Form S-4; or that said unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the S-4 Registration Statement and reported on by them.

          7.9 Actions of Company Shareholders. The Company shall take all action necessary in accordance with the California Law and its articles of incorporation and by-laws to convene a meeting of its shareholders promptly to consider and vote upon this Agreement and the Merger. The materials sent by the Company to its shareholders in connection with such shareholders meeting shall contain the recommendation of the board of directors of the Company in favor of the Merger, and the board of directors of the Company shall recommend that the shareholders of the Company vote to approve this Agreement and the Merger. The Company shall, if and to the extent requested by Dean, use its best efforts to solicit from shareholders of the Company proxies in favor of such adoption and approval and take all other action necessary or, in the opinion of Dean, helpful to secure a vote of shareholders in favor of the Merger.

          7.10 Shareholder Claims. The Company shall not settle or compromise any claim brought by any shareholder of the Company in connection with the Merger prior to the Effective Time without the prior written consent of Dean and BFD.

          7.11  [This Section is intentionally left blank.]

          7.12  Preparation and Filing of Tax Returns: Payment of Taxes.
Between the date hereof and the Closing Date, the Shareholders and/or the Company shall prepare and file on or before the due date therefor all Tax Returns required to be filed by the Company (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Closing Date, and shall pay, or cause the Company to pay, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices with respect to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to BFD's and Dean's consent (not to be unreasonably withheld or delayed).

          7.13 Notification of Tax Proceedings. Between the date hereof and the Closing Date, to the extent the Company has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Company shall provide prompt notice to BFD and Dean of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

          7.14 Retirement Plan. On or prior to Closing, the Company shall (i) amend the Berkeley Farms, Inc. Profit Sharing and Saving Plan (the "Retirement Plan") to provide that each employee (who will not be transferred to Berkeley Land Company or Mercantile Finance Company on or prior to the Closing) (the "Affected Employee") of the Company shall be fully vested in such plan as of the Closing Date, (ii) cause a profit sharing contribution to be made to the Retirement Plan equal to 5% of the Affected Employee's compensation as defined in the Retirement Plan as of the Closing Date, and (iii) cause sponsorship of the Retirement Plan to be transferred to another entity controlled by the Shareholders which is not part of the transaction contemplated herein.

Within a reasonable time after the Closing Date, the Shareholders shall take whatever action is required to cause the Retirement Plan to transfer the account balances of the Affected Employees of the Company to the Dean Foods' defined contribution plan provided Dean approves the transfer which approval shall not be unreasonably withheld, and if Dean reasonably disapproves the transfer, the account balances of the Affected Employees shall be distributed to them. On or prior to the Closing Date, the Company shall take all actions that are necessary to amend the Berkeley Farms, Inc. Sabatte Family Executive Retirement Plan in the form of the amendment set forth on Schedule 7.14.

Section 8.  TERMINATION.

          8.1 Damage by Fire or Other Casualty Prior to the Closing. In the event that, between the time of execution of this Agreement and the Closing, any of the assets of the Company shall be damaged, destroyed or lost by fire or other casualty (whether or not such damage, destruction or loss is covered by insurance) or acquired or taken by any governmental authority, Shareholders and Company will promptly notify Dean and BFD that such damage, destruction or loss has occurred and the estimated extent thereof and shall provide Dean and BFD full information as to any applicable insurance coverage. If such damage, destruction or loss is material to the conduct of the Company's business, Dean and BFD may, at their sole election, by notice given prior to the Closing or within 10 days after receipt of such notice from Shareholders and Company, whichever occurs first: (a) terminate this Agreement without liability to Shareholders and Company, or (b) require the consummation of the transactions provided for in this Agreement, and in such latter case (or in the case of any damage, destruction or loss not entitling Dean and BFD to terminate this Agreement) the Purchase Price shall be reduced to the extent of such loss less the proceeds of all insurance and other claims by the Company of every kind arising as a result of such damage, destruction or loss, all of which shall become the property of Dean or BFD at the Closing. Neither Shareholders nor the Company shall compromise or settle any such claim prior to or subsequent to the Closing without the prior written consent of Dean and BFD.

          8.2 [This section has been intentionally left blank.]

          8.3 Termination or Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company:

               (a) By Dean or BFD in accordance with Sections 8.1, or by Dean or BFD if the shareholders meeting contemplated by Section 7.9 is held and at such meeting the vote contemplated to be taken thereat is taken and the requisite approval described in Section 4.11 is not obtained;

              (b) By Dean or BFD, upon notice to the Company, if the conditions set forth in Section 4 have not been satisfied on or before ninety (90) days after the date of this Agreement (the "Termination Date") or if the Company shall have failed to complete the Closing despite satisfaction of the conditions precedent to the Company's obligations on or before the Termination Date;

               (c) By the Company, upon notice to Dean and BFD, if the conditions set forth in Section 5 shall not have been satisfied on or before the Termination Date or if Dean and BFD shall have failed to complete the Closing despite satisfaction of the conditions precedent to their obligations on or before the Termination Date; or

               (d) At any time by mutual agreement of the Boards of Directors of Dean, BFD and the Company; provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to such party or to any shareholder, employee, agent or representative of such party.

        8.4 Survival of Certain Provisions. Termination of the Agreement shall not affect the provisions of Sections 6, 7.3 and 9, which shall survive, nor, except as provided in Section 8.5, shall termination affect the rights of any party with respect to the performance or non-performance by any other party of its obligations hereunder.

        8.5 Other Failure to Close. If the transactions contemplated by this Agreement shall not be consummated, no party which is not in willful default hereof and which has not willfully breached any of the terms or conditions hereof or willfully made any inaccurate, untruthful or erroneous representation or warranty, shall be required to provide any legal or equitable relief.

        8.6 Specific Performance; Other Rights. The parties recognize that various of the rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, and except as otherwise provided elsewhere in this Section 8, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law.

Section 9.    EXPENSES.

          Shareholders, the Company, Dean and BFD shall each pay their own expenses in connection with the transactions contemplated by this Agreement, including all fees and expenses of counsel and accountants, provided that if the transactions contemplated hereby are consummated, there shall be paid to BFD from the escrow established pursuant to the Escrow Agreement referred to in Paragraph 1.4 any such expenses incurred by the Company in excess of Fifty Thousand Dollars ($50,000), and the Shareholders, severally in proportion to their Company shareholdings, shall pay BFD any such expenses incurred by the Company in excess of $100,000.

Section 10.  FURTHER ASSURANCES.

          Shareholders will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional actions as Dean and BFD may reasonably request to effect, consummate, confirm or evidence the Merger. Shareholders will execute such documents as may be necessary to assist Dean and BFD in preserving or perfecting their rights in the Company Stock and will also do such acts as are necessary to perform their representations, warranties and agreements herein.

     Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. If, at any time after the Effective Time, BFD shall consider or be advised that any conveyance, assignment, transfer, deed or other instrument or act is necessary or desirable to vest, perfect or confirm of record or otherwise, property or rights in BFD, including without limitation its right, title or interest in, to or under any rights of the Company acquired or to be acquired by BFD as a result of, or in connection with, the Merger, or to otherwise carry out this Agreement, the officers and directors of Dean and BFD shall, and will be authorized to, execute, acknowledge and deliver such instruments and perform such acts. For such purposes, the existence of the Company and the authority of its officers and directors shall be continued, notwithstanding the Merger.

Section 11.   NATURE AND SURVIVAL OF REPRESENTATIONS AND
              WARRANTIES; ENTIRE AGREEMENT.

          All statements contained in the Disclosure Schedules or any certificate or other document or instrument delivered by or on behalf of any of the parties pursuant to this Agreement shall constitute representations and warranties by the party making such statements or on whose behalf such statements are made. Shareholders, Company, Dean and BFD agree that this Agreement and the certificates and other documents and instruments delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations with respect thereto. The representations, warranties, covenants and agreements provided for in this Agreement shall be unaffected by any investigation made by or on behalf of any party hereto. All representations and warranties made by Shareholders, Company, Dean and BFD in Sections 2 and 3, respectively, of this Agreement shall terminate five (5) years after the Closing Date, except that Shareholders' and Company's representations in Sections 2.11, 2.20, 2.23 and 2.27, hereof shall survive the Closing until thirty (30) days after all claims with respect thereto are barred by the applicable statute of limitations. All covenants and agreements made by the parties herein shall survive the Closing. Consummation of the transactions contemplated herein shall not be deemed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of the Closing that such right or remedy existed.

Section 12.  WAIVERS; AMENDMENTS; SPECIFIC PERFORMANCE AND OTHER RIGHTS:
             ENFORCEABILITY.

          Any waiver of any term or condition or of the breach of any covenant, representation or warranty of this Agreement, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof.

     This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. This Agreement may be amended in any manner and at any time prior to the submission of the Merger to the shareholders of the Company, and, after such submission, may be amended to make amendments which, in the opinion of the respective counsel for Dean and the Company, do not substantially alter the terms hereof or otherwise violate the California Law, by written instrument stating that it is an amendment to this Agreement.

     The parties recognize that various of the rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, but subject to the limitation on recourse set forth in the Escrow Agreement referred to in Section 1.4, have the right to enforce their rights hereunder by action for injunctive relief and specific performance to the extent permitted by law.

     Insofar as any of the representations and warranties contained in Sections 3 and 4 of this Agreement, or the opinions contemplated by Sections 5 and 6 of this Agreement, relate to the enforceability of an agreement in accordance with its terms, in each instance such representation, warranty or opinion is subject, as to enforceability of remedies, to any applicable limited recourse provisions of the Escrow Agreement, applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect and to the discretion of the court before which any proceeding therefor is brought in ordering any equitable relief such as specific performance or injunctive relief.

Section 13.  NOTICES.

          All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if mailed by United States registered mail or express mail, return receipt requested, postage prepaid, as follows:

          If to Dean or BFD, to:

               Dean Foods Company
               3600 North River Road
               Franklin Park, Illinois 60131
               Attn: President

          With a copy to:

               Eric Blanchard
               Dean Foods Company
               3600 N. River Road
               Franklin Park, Illinois 60131

          If to Shareholders, to:

               Merrill Schwartz, Esq.
               Stark, Wells Rahl, Schwartz & Schieffer
               1999 Harrison Street, Suite 1300
               Oakland, CA 94612-3508

          With a copy to:

               Robert Oto
               Hirose, Oto & Bailey Accountants, Inc.
               1800 Harrison Street
               Suite 2300
               Oakland, CA 94612

or (b) if delivered in person, to the General Counsel of Dean on behalf of Dean, and to Shareholders' Representative on behalf of Shareholders, or to such other person or such other address as Dean or BFD, or Shareholders, may hereafter designate to the other. Any communication to Shareholders' Representative shall be deemed a communication as to all Shareholders. Each party hereby agrees to acknowledge receipt of any such communication simultaneously with the receipt of the same. Each communication shall be deemed to have been given and received as of the opening of business on the second business day after so mailed or at the time of such delivery if delivered in person.

Section 14.  SHAREHOLDERS' REPRESENTATIVE.

          The Shareholders each appoint the following persons as the "Shareholders' Representative" hereunder: John A. Sabatte, John B. Sabatte, Roger Sabatte, Donald Sabatte, and the vote or consent of any three (3) of such persons shall be required for any action to be taken by the Shareholders' Representative hereunder. The Shareholders'

Representative shall be the agent of all Shareholders for the purpose of giving and receiving notices (before and after the Closing Date), modifying or making additions to this Agreement, executing, delivering and receiving any certificates or other documents or doing any other acts which are required or permitted to be done by the Shareholders under this Agreement. Until otherwise advised in writing by a majority in interest of Shareholders, Dean and BFD shall be entitled to rely on the agency relationship hereby created and to treat any action taken by Shareholders' Representative on behalf of the Shareholders as the action of the Shareholders on whose behalf such action was taken. In the event of resignation, death or incapacity of any of such persons, the remaining persons shall be the Shareholders' Representative, and the vote or consent of a majority in number shall be required for any action to be taken by the Shareholders' Representative hereunder.

Section 15.  PUBLIC ANNOUNCEMENT.

          It is understood that no formal public announcement shall be made relating to the Merger except as mutually agreed upon; provided, however, that if, in the opinion of counsel for Dean, BFD or the Company, public disclosure of the pendency of the transaction contemplated by this letter is required by law, the consent or approval of the other to the release of such publicity and the content thereof shall not be unreasonably withheld.

Section 16.  PRE-CLOSING AND POST-CLOSING AGREEMENTS

          16.1 Tax Reporting. Dean, BFD, the Company, and the Shareholders will file their respective income tax returns on the basis that the Merger qualifies as a

"reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Dean, BFD, the Company, and the Shareholders will not take a tax return position inconsistent with the foregoing tax return positions unless such inconsistent position shall arise out of or through an audit of such returns by the Internal Revenue Service or other taxing authority.

          16.2 Tax Elections, Waivers and Settlements. Between the date hereof and the Closing Date, the Company shall not take any of the following actions without the express permission of Dean, such permission not to be unreasonably withheld:

          (i)   make, revoke or amend any Tax election;

          (ii) execute any waiver of restrictions on assessment or collection of any Tax; or

          (iii) enter into or amend any agreement or settlement with any Tax authority.

          16.3  Preparation of Tax Returns.

                    (i) The Shareholders shall provide to BFD and Dean such Tax information as is reasonably requested by BFD or Dean with respect to the operations, ownership, assets or activities of the Company for Pre-Closing Periods to the extent such information is relevant to any Tax Return which BFD or Dean has the right and obligation hereunder to file. For purposes hereof, "Pre-Closing Period" shall mean tax periods ending on or prior to the Closing Date.

                    (ii) The Shareholders shall, on the one hand, or BFD and
                Dean shall, on the other, with respect to any Tax Return which such party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Tax Return and related work papers available for review by the other party if the Tax Return (A) could affect Taxes for which the other party may be liable hereunder or under applicable tax law, or (B) claims Tax benefits which the other party is entitled to receive hereunder. The filing party shall use its reasonable best efforts to make Tax Returns available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing.

          16.5  Tax Controversies; Assistance and Cooperation.

                The Shareholders on the one hand, and BFD and Dean on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company available to the other party. The Company shall transfer to BFD all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate.

          16.6 Tax-Free Reorganization. In no event will BFD or Dean be liable to the Shareholders as a result of any breach of a representation or warranty made in Section 3.5 of this Agreement unless the Merger fails to qualify as a tax-free reorganization solely as a result of such breach, and then in accordance with the indemnification provisions contained herein, and only to the extent that BFD or Dean made such representation or warranty knowing that the representation or warranty was untrue when made.

          16.7  Tax Allocation Agreements.

                As of the Closing Date, Shareholders shall cause any and all Tax allocation, Tax sharing, Tax reimbursement and similar arrangements or agreements between Shareholders and their Affiliates, on the one hand, and the Company, on the other, to be extinguished and terminated with respect to the Company and any rights or obligations existing under any such agreement or arrangement to have no further force or effect.

          16.8 Credit for Seniority. All employees of the Company shall receive credit for their period of employment with the Company for purposes of eligibility and vesting under the employee benefit plans made available to them as employees of BFD.

          16.9 SEC Filings. For a period of two (2) years following the Closing (or such lesser period of time specified in Rule 145(d)(3) under the Securities Act of 1933), Dean shall timely file (taking into account any extensions of filing deadlines) all reports required to be filed by it with the SEC pursuant to the Securities Exchange Act.

          16.10 Transition Services. The Shareholders and the Company shall use their best efforts to cease utilizing the Company for administrative services (accounting, human resources and payroll) used by Berkeley Land Company and Mercantile Finance Company prior to, or within a reasonable period of time, after the Closing.

           16.11 Tax Returns. BFD and/or Dean shall prepare and file on or before the due date therefor all Tax Returns required to be filed by the Company after the Closing Date.

Section 17.  CONSTRUCTION.

          Whenever used herein, unless the context otherwise requires, the singular number shall include the plural, the plural shall include the singular and the use of one gender shall include all genders.

Section 18.  EXPENSES OF LITIGATION.

          In the event that any party hereto seeks judicial enforcement of the other parties' duties hereunder, the prevailing party in such litigation shall be entitled to recover from the losing party the prevailing party's reasonable attorneys' fees and expenses incurred in such litigation.

Section 19.  GOVERNING LAW.

          This Agreement shall be governed by and construed and enforced in accordance with the laws (other than the law governing conflicts of law questions) of the State of California.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first mentioned above.


BERKELEY FARMS, INC.                            DEAN FOODS COMPANY


By:  /s/ John A. Sabatte                        By:  /s/ Robert E. Baker
     ------------------------------                  ---------------------------
Its: President                                  Its: Vice President
     ------------------------------                  ---------------------------
By:  /s/ Norman J. Alberts                      By:  /s/ Eric A. Blanchard
     ------------------------------                  ---------------------------
Its: Secretary                                  Its: Secretary
     ------------------------------                  ---------------------------


SHAREHOLDERS:                                   BFD ACQUISITION CO.


/s/ John A. Sabatte                             By:  /s/ Robert E. Baker
-----------------------------------                  ---------------------------
John A. Sabatte                                 Its: Vice President
                                                     ---------------------------
                                                By:  /s/ Eric A. Blanchard
/s/ John B. Sabatte                                  ---------------------------
-----------------------------------             Its: Secretary
John B. Sabatte                                      ---------------------------


/s/ Roger Sabatte
-----------------------------------
Roger Sabatte


/s/ Donald J. Sabatte
-----------------------------------
Donald J. Sabatte


/s/ George P. Sabatte, Jr.
-----------------------------------
George P. Sabatte, Jr.


/s/ Frank E. Sabatte
-----------------------------------
Frank E. Sabatte


/s/ Gary M. Sabatte
-----------------------------------
Gary M. Sabatte


/s/ Norman Sabatte
-----------------------------------
Norman Sabatte

                                                                       Exhibit B

                       INDEMNIFICATION ESCROW AGREEMENT
                       --------------------------------

                         HARRIS TRUST AND SAVINGS BANK
                              Escrow No. ________


     AGREEMENT made _______ __, 1998, by and among Dean Foods Company, a Delaware corporation ("Dean"), BFD Acquisition Co., a California corporation ("BFD"), Ronald Hufft, Esq., as agent and attorney-in-fact for all of the persons listed as "Shareholders" on Exhibit A attached hereto ("the Shareholders"), and Harris Trust & Savings Bank, Chicago, Illinois, as escrow agent (the "Escrow Agent").


RECITALS:
--------

     A. Dean holds all of the shares of common stock of BFD.

     B. Dean, BFD, Berkeley Farms, Inc. (the "Company") and certain of the Shareholders of the Company have entered into an Agreement and Plan of Merger dated September 14, 1998 (the "Merger Agreement"), pursuant to which the Company will be merged with and into BFD (the "Merger"), with BFD being the surviving corporation. All of the outstanding shares of Company Common Stock held by the Shareholders immediately prior to the Merger will be converted in whole or in part into shares of Dean Common Stock. Capitalized terms used but not defined herein shall, unless the context otherwise requires, have the meanings given to them in the Merger Agreement.

     C. The Merger Agreement provides that Dean's and BFD's obligations to consummate the transactions contemplated thereby are conditioned upon the execution and delivery by the other parties hereto of an indemnification escrow agreement in the form hereof.

     D. Pursuant to Section 1.4 of the Merger Agreement, at the Closing Dean shall deliver to the Escrow Agent certificates representing shares of Dean Common Stock issued to the Shareholders in connection with the Merger having a market value of approximately $2,000,000 based on the Closing Price specified in the Merger Agreement (the "Indemnity Shares"), all in satisfaction of any Shareholder indemnification obligations as provided herein. Each of the Shareholders shall deliver to the Escrow Agent assignments separate from certificate endorsed in blank and such further documentation as shall be required by the Escrow Agent to effect, if necessary, the transfer to Dean of all or a portion of the Indemnity Shares deposited in escrow by Dean as described below. The Indemnity Shares and any substitutes therefor (as permitted under Section 1 below) shall be referred to collectively as the "Escrow Items". The number and percentage of the Indemnity Shares issued to each Shareholder is set forth in Exhibit A attached hereto.

    E. It is the express intent of Dean, BFD and the Company that notwithstanding this Agreement, the parties intend that the Shareholders be considered the beneficial owners of the

Indemnity Shares for federal income tax purposes when the Merger is consummated so that the Indemnity Shares will be treated as received by the Shareholders at that time for federal income tax purposes.

     F. The foregoing recitals are made as representations and statements of fact by Dean, BFD and the Shareholders and not by the Escrow Agent.

     NOW, THEREFORE, in consideration of the recitals and the covenants and agreements herein contained, and in consideration of the Shareholders, Dean and BFD proceeding with the consummation of the transactions contemplated by the Merger Agreement, the parties hereto covenant and agree as follows:

     1. Investment of Escrow Items.
        --------------------------

     (a) The Escrow Agent shall invest and liquidate the Escrow Items and shall invest any proceeds thereof, or dividends, investments or reinvestments thereof received by the Escrow Agent, in accordance with the instructions of the "Shareholders' Representative" (hereinafter defined). Permissible investments shall be limited to:

          (i) interest bearing term deposits issued by the Escrow Agent, but only in amounts and accounts such that the Escrow Items remain at all times fully insured by the Federal Deposit Insurance Corporation;

          (ii) federal and federal agency obligations, including obligations federally guaranteed;

          (iii) money market funds and money market deposit accounts of the Escrow Agent, but only in amounts and accounts such that the Escrow Items remain at all times fully insured by the Federal Deposit Insurance Corporation;

          (iv) tax-free bonds of single A or better quality and tax-free mutual funds; and

          (v) other investments mutually agreed upon by the Shareholders' Representative and Dean and so certified to the Escrow Agent by them.

     (b) Cash dividends and income actually earned on Escrow Items and received by the Escrow Agent shall be paid to the Shareholders quarterly, in the proportions specified on Exhibit A; provided, however, the Shareholders shall pay any expenses associated therewith.

     (c) The Escrow Agent may use its own Bond Department in executing purchases and sales of permissible investments.

     2. Indemnification Rights.
        ----------------------

     (a) Subject to the limitations set forth in section 2(b) and 2(c) below and the provisions of the Merger Agreement, the Shareholders hereby severally (pro rata in the percentages described in Exhibit

A) agree to indemnify, defend and save harmless Dean and BFD and their respective successors and assigns (collectively, the "Dean Parties"), from and against any and all Payment Amounts (as hereinafter defined).

     (b) For purposes of determining the rights of the Dean Parties to indemnification payments, the term "Payment Amount" shall mean and include any and all of the following, and any and all loss, liability, damage or expense (including reasonable attorneys' fees and expenses and interest and penalties which the Dean Parties are entitled to recover from the Shareholders pursuant hereto) suffered or incurred by any of the Dean Parties arising out of or resulting from any of the following:

          (i) any obligation or liability of any Shareholder with respect to the Company Common Stock which any of the Dean Parties at any time may be required to pay or become liable for; provided, however, that in such case the Shareholder from whose shares such obligation or liability arises shall be responsible for one hundred percent (100%) of the Payment Amount arising out of such obligation or liability (rather than all of the Shareholders being responsible severally).

          (ii) any representation or warranty on the part of any of the Shareholders or the Company in the Merger Agreement, or in any certificate or other document or instrument delivered to Dean or BFD thereunder by or on behalf of any of the Shareholders or the Company (collectively, the "Related Documents"), being untrue in any respect;

          (iii) any breach or non-fulfillment by any of the Shareholders or Company of any covenant or agreement (except those representations, warranties or covenants set forth in Section 2 of the Merger Agreement) on his, her or its part contained in the Merger Agreement or any Related Document ;

          (iv) any liability of any of the Dean Parties for the payment of dissenters' appraisal rights;

          (v) all professional fees, costs and expenses incurred by the Company or the Shareholders in connection with the Merger, which exceed $50,000, provided that the total of such costs plus the amount paid by the Company at or prior to close of escrow under the Merger Agreement shall not exceed $100,000 (it being understood that should such fees, costs and expenses exceed $100,000, the Dean Parties may recover such amounts directly from the Shareholders); and

          (vi) any amount due to the Escrow Agent from the Shareholders pursuant to Section 3(b) of this Agreement; and

          (vii) any actions, suits, proceedings, demands, or assessments incident to any of the foregoing, and any investigation or defense against claims which, if proven, would be covered thereby (it being no defense to the claim by any Dean Party for indemnification hereunder that a third party claimant cannot or does not prove its claim).

Notwithstanding the foregoing, the Shareholders shall not be obligated to indemnify the Dean Parties pursuant to clause (ii) of this Section 2(b) (or clause (vii) to the extent the result of clause (ii) of this

Section 2(b)) (other than with respect to representations and warranties set forth in Section 2.23 of the Merger Agreement) and the Dean Parties shall not be entitled to any payment from the Escrow Items in the event that the aggregate losses, liabilities, damages and expenses constituting Payment Amounts pursuant to such clauses do not exceed $100,000. Any Payment Amount for breach of the Company's representations and warranties in Section 2.20 of the Merger Agreement arising solely out of the disallowance of depreciation deductions taken by the Company in its Tax Returns for the periods ending December 31, 1997 and the Closing Date shall be reduced to the extent it gives rise to an increase in income tax liability for a Pre-Closing Period and gives rise to actual reduction in an income Tax liability of BFD or Dean for a Post-Closing Period. No Payment Amount shall include any interest and penalties assessed by the IRS with respect to such disallowed deductions. Further, no Payment Amount shall include any adjustment of the Company's California Manufacturers Investment Credit or related penalties and interest. The Escrow Items shall be available, subject to the conditions and provisions hereof, to the Dean Parties to cover losses, liabilities, damages and expenses which constitute Payment Amounts for which Shareholders are obligated to indemnify the Dean Parties. The Escrow Items shall be paid to the Shareholders five (5) years following the Closing Date (the "Termination Date"), except for any Escrow Items for which the Dean Parties shall have, before such date, made a claim for a Payment Amount in the manner set forth below, and as to any such items they shall be paid to the Shareholders upon resolution of the claim as to any balance remaining.

     (c) Notwithstanding any contrary provision herein or in the Merger Agreement or the Related Documents, the liability of the Shareholders for any Payment Amount specified in subparagraphs 2(b)(ii) (other than with respect to representations and warranties set forth in Section 2.23 of the Merger Agreement) and under (vii) (only as it relates to Section 2(b)(ii)) shall be limited to the Escrow Items, and the Dean Parties' sole and exclusive remedy with respect thereto shall be to proceed in accordance with subparagraph 2(d) of this Agreement. No action or proceeding at law or in equity shall be brought against any of the Shareholders with respect to any such Payment Amounts for which recourse is so limited, and the Shareholders shall not be personally liable therefor.

     (d) After the Closing Date, if any written claim is made by a third party to, or any suit is brought by a third party against, any of the Dean Parties for injury, loss, damage or compensation in respect of any liability or claim with respect to which any Dean Party intends to seek indemnification pursuant hereto, Dean shall within ten (10) days after receipt of notice of such claim or suit, notify the Shareholders' Representative who on behalf of the Shareholders shall have the option to assume the defense of such claim or suit at their sole expense, (such defense to be conducted, if Dean so elects, in association with such other counsel as Dean may select, the fees and expenses of such other counsel to be paid by Dean). However, only with respect to claims under Section 2(b)(ii) hereof and under 2(b)(vii) (only as it relates to Section 2(b)(ii)), the attorneys' fees and expenses related thereto shall be deemed additional Payment Amounts related to the claim or suit to which the defense relates and the Escrow Agent shall pay such fees and expenses upon receipt of appropriate invoices. The settlement of any such claim or suit shall be determined by the Shareholders' Representative, and the amount thereof shall be a Payment Amount, but no settlement shall be made without Dean's prior approval, which shall not be unreasonably withheld. In the event that (i) the Shareholders' Representative shall fail to accept the defense of such claim or suit by written notice to Dean within ten (10) days after having been notified of such claim or suit, or (ii) the Shareholders shall fail to diligently maintain such defense after such acceptance, Dean may assume such defense, but shall permit counsel selected by

Shareholders' Representative to participate therein. The fees and expenses of such counsel selected by Shareholders' Representative shall be paid by Shareholders. The failure of Dean to fulfill its obligations to notify, advise and inform the Shareholders' Representative hereunder shall not relieve the Shareholders of their obligations to indemnify any Dean Party except to the extent of any prejudice to the Shareholders resulting from such failure. All of Dean's out-of-pocket expenses shall be Payment Amounts.

     (e) Dean shall provide written notice to the Escrow Agent of any claim for a Payment Amount. Such notice shall contain a certification signed by Dean stating the actual or, if not available, a good faith estimate of the Payment Amount and, in reasonable detail, the basis for the claim. Dean shall send copies of all notices of claims made by it to the Shareholders' Representative concurrently with sending them to the Escrow Agent.

     (f) Upon the receipt by the Escrow Agent of notice of a claim for a Payment Amount, unless a written objection is filed by the Shareholders' Representative with the Escrow Agent and Dean within thirty (30) days thereafter (the "Objection Period"), the Escrow Agent shall pay to Dean (or as otherwise directed by Dean), on the day after the Objection Period expires, the amount which Dean has certified to the Escrow Agent as a Payment Amount. If an objection is made within the Objection Period, then Escrow Items having a then fair market value equal to such amount shall be subtracted from the Escrow Items and segregated by the Escrow Agent and invested solely in investments permitted by sections 1 (a) (ii) and/or (iii) above as directed by Dean until receipt by the Escrow Agent of either (i) a joint notice from Dean and the Shareholders' Representative or (ii) an order of a court of competent jurisdiction, resolving the dispute between Dean and the Shareholders concerning their respective rights with respect to the disputed Payment Amount, and the amount determined by such joint notice or court order to be payable to Dean shall promptly be paid to Dean (or as otherwise directed by Dean).

     (g) The Escrow Items may be claimed against by any Dean Party, in the manner herein provided, until the Termination Date. Within ten (10) days after the Termination Date, after setting aside of funds pursuant to Section 2(f) above with respect to unresolved claims for Payment Amounts, the Escrow Agent, without further instructions, shall pay the balance of the Escrow Items not subject to any pending claim or segregated in connection therewith to the Shareholders. Except as set forth in this Agreement (including Shareholder indemnification pursuant to Section 2(b)(i) hereof) or to the extent otherwise specified in writing from time to time to the Escrow Agent by Shareholders' Representative, all payments from the Escrow Items to the Shareholders shall be paid to them in the percentages set forth on Exhibit A. Each Shareholder hereby confirms that the Shareholders' Representative shall allocate any claim for a Payment Amount which arises solely from a defect in the ownership or title to the shares of Company Common Stock owned by such Shareholder solely to such Shareholder in accordance with Section 2(b)(i) hereof. All other claims for a Payment Amount shall be allocated among the Shareholders in proportion to their respective percentages set forth on Exhibit A. The Escrow Agent shall be entitled to rely upon the most recently received written specification of the Shareholders' Representative on hand at the time it makes payments hereunder. In the absence of any such specification, the Escrow Agent shall make such payments in said proportions. If on or before the Termination Date a notice of a claim for a Payment Amount has been served on the Escrow Agent by Dean, then the Escrow Agent shall continue to hold the Escrow Items or such lesser portion thereof that is equal to the amount of such claim (plus income thereon) and deal with the same in accordance with the terms hereof.

    (h) The Shareholders' Representative and Dean covenant each with the other to give all notices to the Escrow Agent required to effect prompt transfer to the Shareholders and/or Dean Parties of all Escrow Items to which the Shareholders and/or Dean Parties become entitled hereunder.

    3. Escrow Agent's Fees, Expenses and Indemnification.
       -------------------------------------------------

    (a) The Escrow Agent shall receive from Dean as reasonable remuneration for its services hereunder a base fee of $2,500 for the period from the date hereof through the Termination Date (plus a base fee at the rate of $2,500 per year for any period thereafter that Escrow Items are still held hereunder), plus its normal transaction fees (other than transaction fees which relate solely to the trading of securities which become part of the Escrow Items, which fees shall be charged solely to Shareholders) and all reasonable expenses and disbursements incurred or made by the Escrow Agent from time to time in the good faith performance of its duties under this Agreement (including the reasonable compensation and disbursements of its counsel and other advisers and assistants who are not employees of the Escrow Agent). Shareholders hereby direct that the portion of the fees and expenses of the Escrow Agent for which Shareholders are responsible be deducted by the Escrow Agent from the Escrow Items. The Escrow Agent from time to time shall invoice Dean for its share of such fees and expenses and shall notify the Shareholders' Representative no less frequently than quarterly of any amounts deducted from the Escrow Items.

    (b) The Shareholders and Dean jointly and severally (but as between them, on a 50-50 basis) covenant and agree to indemnify and hold harmless the Escrow Agent from and against any and all liability, loss or expense incurred by it hereunder or arising out of or in connection with the good faith and non-negligent performance of its duties under this Agreement (including the reasonable compensation and disbursements of its counsel and other advisers and assistants who are not employees of the Escrow Agent).

    (c) The Escrow Agent may act on the advice of counsel (including counsel to Dean or the Shareholders' Representative) and shall be fully protected in acting in good faith in accordance with such advice.

    4. Escrow Agent's Resignation; Successor Escrow Agent.
       --------------------------------------------------

    The Escrow Agent may resign and be discharged from all further duties and liabilities hereunder by giving to the Shareholders' Representative and Dean not less than sixty (60) days' notice in writing or such shorter notice as the Shareholders' Representative and Dean may accept as sufficient. The Shareholders' Representative and Dean shall have the power jointly at any time to remove the Escrow Agent and to appoint a new Escrow Agent. In the event of the Escrow Agent's resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Shareholders' Representative and Dean shall forthwith appoint a new Escrow Agent; failing such appointment, the retiring Escrow Agent may apply to a Judge of the Federal District Court for the Northern District of Illinois to act in his individual and not judicial capacity, on such notice as such Judge may direct, for the appointment of a new Escrow Agent. In the event of the appointment of a new Escrow Agent, the Escrow Agent shall transfer all Escrow Items to such new Escrow Agent.

    5. Shareholders' Representative.
       ----------------------------

    The Shareholders hereby confirm their appointment of Ronald Hufft, Esq. as the "Shareholders' Representative". The Shareholders' Representative shall be the agent of all Shareholders for the purposes of giving and (except as contemplated in the last sentence of this section) receiving notices hereunder, executing, delivering and receiving (except as contemplated in the last sentence of this section) any certificates, service of process or other documents or doing any other actions which are required or permitted to be done by the Shareholders hereunder. Until otherwise advised in writing by a majority in interest of the Shareholders that a then acting Shareholders' Representative has been removed by such majority, or until advised of the Shareholders' Representative's death, resignation or refusal to act, Dean and the Escrow Agent shall be entitled to rely upon such Shareholders' Representative's authority to act for all Shareholders hereunder and to treat any action taken by such Shareholders' Representative as the action of all Shareholders. In the event of the death, incapacity, resignation, removal or refusal to act of Ronald Hufft, the successor Shareholders' Representative hereunder shall be Merrill J. Schwartz. In the event of his death, incapacity, resignation, removal or refusal to act, the successor Shareholders' Representative shall be such person as the majority in interest of the Shareholders shall designate by written instrument delivered to Dean and the Escrow Agent. In the event of the death, incapacity, resignation, removal or inability to act of a then acting Shareholders' Representative, if no successor Shareholders' Representative has been designated by the Shareholders within fifteen (l5) days after written request therefor from Dean and/or the Escrow Agent, the successor Shareholders' Representative shall be such person as may be appointed by a Judge of the Federal District Court for the Northern District of Illinois to act in his individual and not judicial capacity, on such notice as such Judge may direct. During any period when no Shareholders' Representative is acting hereunder, the Shareholders collectively (acting as the majority in interest of them shall determine) shall be deemed the Shareholders' Representative for purposes of this Agreement and notices, directions or other instruments required or permitted to be given to the Shareholders' Representative shall during such period be given to all Shareholders.

    6. Notices.
       -------

    (a) Dean: Any notice, direction or other instrument required or permitted to be given to Dean shall be in writing and shall be given by mailing the same postage prepaid, registered or express mail, addressed to Dean, at:

        3600 North River Road
        Franklin Park, Illinois 60131
        Attention: President

or by delivering the same to such person.

    (b) To the Shareholders' Representative: Any notice, direction or other instrument required or permitted to be given to the Shareholders' Representative hereunder shall be in writing and may be given by mailing the same, postage prepaid, registered or express mail, addressed to:

        Ronald Hufft, Esq.
        1211 Newell Street, Suite 118
        Walnut Creek, CA 94596-5331

or by delivering the same to such person.

    (c) To the Shareholders: Any notice, direction or other instrument required or permitted to be given to the Shareholders hereunder shall be in writing and may be given by mailing the same, postage prepaid, registered or express mail, addressed to such Shareholders at their respective addresses set forth on Exhibit A hereto (or to such other addresses as they may direct in accordance with the terms hereof) or by delivering the same to such persons.

    (d) To the Escrow Agent: Any notice or direction or other instrument required or permitted to be given to the Escrow Agent hereunder shall be in writing and may be given by mailing the same, postage prepaid, registered or express mail, addressed to:

        Harris Trust & Savings Bank
        Escrow No. 88506
        111 West Monroe Street
        Chicago, Illinois 60690
        Attention:  ___________________________

or by delivering the same to the Escrow Agent.

    (e) Any notice, direction or other instrument aforesaid shall be deemed to have been given on the date on which it was delivered or if mailed as aforesaid shall be deemed to be given on the second business day after the mailing thereof; provided no notice, direction or other instrument shall be deemed given to the Escrow Agent prior to its actual receipt thereof.

    (f) Dean, the Shareholders' Representative, any Shareholder or the Escrow Agent may change its address for service from time to time by notice to each of the other parties given in accordance with the foregoing.

    (g) Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the next business day.

    7. Escrow Agent's Duties.
       ---------------------

    (a) The Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement, and the Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between any or all of the parties hereto even though reference thereto may be made herein; provided, however, that with the Escrow Agent's written consent (which will not be unreasonably withheld in the case of any amendment hereto which does not increase the duties or potential liabilities of the Escrow Agent), this Agreement may be amended at any time or times by an instrument in writing signed by Dean and the Shareholders' Representative.

    (b) The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any of the undersigned or by any other person, firm or corporation, except (i) only such notices or instructions as are hereinabove specifically provided for and (ii) orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished, or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

    (c) The Escrow Agent shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith, non-negligently and in the exercise of its own best judgment. The Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine.

    (d) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder (other than those issued by the Escrow Agent), or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons (other than itself) executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be liable for any depreciation or change in the value of such documents or securities or any property evidenced thereby.

    8. Federal Income Tax Treatment.
       ----------------------------

        The Shareholders will report for federal income tax purposes in each year the income generated by the Escrow Items. All dividends payable on the Indemnity Shares will be paid quarterly to the Shareholders.

    9. Governing Law; Binding Effect.
       -----------------------------

    This Agreement shall be construed, enforced and administered in accordance with the laws of the State of Illinois, shall be binding upon the respective heirs, legatees, executors, personal representatives, successors and permitted assigns of the parties and shall inure to the benefit of the respective successors and permitted assigns of the parties.

    10. Nonassignability.
        ----------------

        The rights and obligations of a Shareholder hereunder may not be assigned or delegated without the prior written consent of Dean, which consent shall not be unreasonably withheld, except such rights may be transferred by the laws of descent and distribution, by a deceased Shareholder's will or by the terms of any trust which is a party hereto or pursuant to any trust hereafter established primarily for the benefit of a Shareholder or members of his or her family, provided that any such transfer pursuant to the terms of a trust shall be made only to beneficiaries thereof on the date hereof or to members of the family of the trustor. Any permitted assignee of any such rights shall, to the extent of the rights assigned, become a Shareholder for purposes of this Agreement. Unless and until notified of, and provided with satisfactory evidence of, a transfer by the laws of descent and distribution or by a decedent's will, Dean and the Escrow Agent shall be entitled to treat the deceased Shareholder (or his estate if Dean has been notified of his personal representative), rather than the person claiming under such laws or such will, as the person entitled to notices and distributions hereunder.

    11. Counterparts.
        ------------

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

     IN WITNESS WHEREOF, this Indemnification Escrow Agreement has been executed by the parties hereto as of the day and year first above written.


DEAN FOODS COMPANY                      SHAREHOLDERS


By________________________________      _____________________________

Its_______________________________      _____________________________

                                        _____________________________



                                        SHAREHOLDERS' REPRESENTATIVE


BFD ACQUISITION CO.                     _____________________________


By: ______________________________

Its: _____________________________


Accepted:

HARRIS TRUST & SAVINGS BANK,
      as Escrow Agent


By:  _____________________________

Its:  ____________________________

                                EXHIBIT A
                                ---------





                                 PERCENTAGE OF
SHAREHOLDERS                     ESCROW ITEMS
------------                     -------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     Under certain provisions of the Delaware General Corporation Law, Dean has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Dean, or is or was serving at the request of Dean as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with such action, suit or proceeding; except that under such provisions indemnification relating to a derivative action or suit is limited to expenses reasonably incurred in connection with the defense or settlement thereof. To be eligible for indemnification under such provisions as to a particular action, suit or proceeding (or claim, issue or matter therein), a director, officer, employee or agent must either be successful in his or her defense thereof (in which event indemnification against related expenses is mandatory) or must meet certain statutory standards (generally, that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful). The indemnification provided by such provisions does not exclude any other rights to which a person seeking indemnification may otherwise be entitled.

     Article Twelfth of the Dean Certificate of Incorporation provides that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she
(i) is or was or has agreed to become a director or officer of Dean or (ii) is or was serving or has agreed to serve (at or during such time as he or she is or was a director or officer of Dean) as an employee, agent or fiduciary of Dean or, at the request of Dean, as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or entity, or by reason of any action alleged to have been taken or omitted by him or her in any such capacity, shall be indemnified and held harmless by Dean to the fullest extent permitted by Delaware law, as the same existed on October 19, 1987 or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Dean to provide broader indemnification rights than said law permitted Dean to provide prior to such amendment), against all expense (including attorneys' fees and amounts expended in seeking indemnification granted to him or her under applicable law, such Article, the Dean By-laws or any agreement with Dean) and, in each case other than an action by or in the right of Dean, all liability and loss (including judgments, fines and amounts paid or to be paid in settlement), actually and reasonably incurred or suffered by him or her in connection with such action, suit or proceeding and any appeal thereof, if in each case he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Dean, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that, in the case of an action or suit by or in the right of Dean, no indemnification shall be made in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to Dean unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery of Delaware or such other court shall deem proper. Article Twelfth provides that such indemnification shall continue as to any such person who has ceased to be a director or officer of Dean and shall inure to the benefit of his or her heirs, executors and administrators.

     Any indemnification under Article Twelfth (other than (i) indemnification for expenses actually and reasonably incurred in connection with the successful defense of any action, suit or proceeding, appeal thereof or claim, issue or matter therein, which is mandatory, and (ii) the advance of expenses, which is mandatory if Dean receives an undertaking to repay such advance if it shall ultimately be determined that the indemnified person is not entitled to be indemnified by Dean) shall, unless ordered by a court, be made by Dean only as authorized in the specific case upon a determination, made as provided in Article Twelfth, that indemnification is proper in the circumstances because the indemnified director or officer has met the applicable standard of conduct.

     Article Twelfth provides that the rights conferred thereunder shall not be exclusive of any other right which the indemnified director or officer may have had at October 19, 1987 or thereafter acquire under any law, provision of the Dean's Certificate of Incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise, and further provides that the Dean Board of Directors is authorized to enter into a contract with any director or officer of Dean providing for indemnification rights equivalent to or, if the Dean Board of Directors so determines, greater than those provided for in Article Twelfth.

     The by-laws of Dean include provisions substantially identical to those of Article Twelfth.

     Pursuant to the authorization in Article Twelfth, and as authorized by the stockholders of Dean, Dean has entered into indemnification agreements with all of its directors and elected officers. Such agreements provide for and define more particularly the indemnification contemplated by Article Twelfth (including mandatory advance of expenses), also provide for indemnification against all liability or loss actually and reasonably incurred in connection with actions by or in the right of Dean, and require Dean to maintain (or to provide indemnification to the full extent of the coverage which would otherwise have been provided by) directors' and officers' liability insurance in the amount of $25,000,000; except that the agreements exclude any obligation to make any indemnity payment or advance of expenses in connection with any proceeding to the extent that there has been a final adjudication by a court of competent jurisdiction that the indemnified director or officer derived an improper personal benefit or otherwise breached his or her duty of loyalty to the Company or its stockholders or to the extent that there has been a final adjudication by a court of competent jurisdiction that he or she committed acts or omissions other than in good faith or which involved intentional misconduct or knowing violation of law. The agreements effectively place on Dean the burden of proving that an indemnified director or officer is not entitled to indemnification, and specify the manner in which any necessary determinations of entitlement to indemnification are to be made, including any determinations after any Change in Control (as defined in the agreements).

     The agreements provide that no proceeding shall be brought and no cause of action shall be asserted by Dean or any subsidiary or by any stockholder on behalf of Dean or any subsidiary against the indemnified director or officer, his or her spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission upon which such proceeding is based (or, in the event that the indemnified director or officer has fraudulently concealed the facts underlying such cause of action, after the expiration of one year from the earlier of (i) the date Dean or any subsidiary of Dean discovers such facts, or (ii) the date Dean or any subsidiary of Dean could have discovered such facts by the exercise of reasonable diligence); and that any claim or cause of action of Dean or any subsidiary of Dean, including claims predicated upon the negligent act or omission of the indemnified director or officer, shall be extinguished and deemed released unless asserted by filing of a legal action within such period; except that such limitation and release shall not apply to any cause of action which had accrued on the date of an agreement and of which the indemnified director or officer was aware on such date but as to which Dean had no actual knowledge apart from his or her knowledge.

     The agreements provide that the provisions for indemnification and advancement of expenses set forth therein shall not be deemed exclusive of any other rights which the indemnified director or officer may have under any provision of law, Dean's Certificate of Incorporation or By-laws, the vote of Dean's stockholders or disinterested directors, other agreements, or otherwise, both as to action in his or her official capacity and to action in another capacity while occupying his or her position as an agent of Dean, and that the indemnified director or officer's rights thereunder shall continue after he or she has ceased acting as an agent of Dean and shall inure to the benefit of his or her heirs, executors and administrators.

     Dean maintains a policy of liability insurance which, subject to various exclusions and deductibles, covers its directors and officers (and Dean's indemnification obligations to them), to the extent of $35,000,000 each policy year, for damages, judgments, settlements, costs and other amounts payable by them for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty, or any other matter claimed against them solely by reason of being directors or officers of Dean.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, Dean has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

     a.  Exhibits

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

Exhibit Number                            Description
--------------                            -----------

2 Agreement and Plan of Merger, dated September 14, 1998, by and among Dean Foods Company, BFD Acquisition Co., Berkeley Farms, Inc. and the shareholders of Berkeley Farms Inc. party thereto, excluding the Exhibits thereto, other than Exhibit B, the Indemnification Escrow Agreement (included as Appendix A to the Proxy Statement/Prospectus which forms a part of this Registration Statement).

4 Rights Agreement, dated as of May 22, 1998, by and between Dean Foods Company and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4(a) to the Annual Report on Form 10-K filed by Dean Foods Company on August 31, 1998 (File No. 1-08262)).

5               Opinion of Eric A. Blanchard, General Counsel of the Registrant.

8               Opinion of Venture Counsel Associates, LLP.

23.1 Consent of Eric A. Blanchard, General Counsel of the Registrant (included in Exhibit 5).

23.2            Consent of Venture Counsel Associates, LLP (included in Exhibit
                8).

23.3            Consent of PricewaterhouseCoopers LLP.

23.4            Consent of Hirose Oto and Bailey Accountants, Inc.

24 Power of Attorney (included on the signature page to this Registration Statement).

b. Financial Statement Schedules

   Schedule VIII - Valuation and Qualifying Accounts.

Item 22. Undertakings

     (1) The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Franklin Park, State of Illinois on September 29, 1998.

                             DEAN FOODS COMPANY


                             By: /s/ Eric A. Blanchard
                                 --------------------------
                                   Eric A. Blanchard
                                   Vice President, General Counsel and Secretary


                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 29, 1998. Each person whose signature appears below in so signing also makes, constitutes and appoints Howard M. Dean and Eric A. Blanchard, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                              *     *     *     *

            Signature                                       Capacity
            ---------                                       --------
        /s/ Howard M. Dean            Chairman of the Board and Chief Executive Officer and
----------------------------------    Director (Principal Executive Officer)
            Howard M. Dean


     /s/ William R. McManaman         Vice President, Finance and Chief Financial Officer
----------------------------------    (Principal Financial Officer)
         William R. McManaman


   /s/ William M. Luegers, Jr.        Corporate Controller (Principal Accounting Officer)
----------------------------------
       William M. Luegers, Jr.


     /s/ Richard E. Bailey            Director
----------------------------------
         Richard E. Bailey


     /s/ Edward A. Brennan            Director
----------------------------------
         Edward A. Brennan


      /s/ Lewis M. Collens            Director
----------------------------------
          Lewis M. Collens


        /s/ Paula H. Crown            Director
----------------------------------
            Paula H. Crown


         /s/ Bert A. Getz             Director
----------------------------------
             Bert A. Getz

          /s/ Janet Hill              Director
----------------------------------
              Janet Hill


    /s/ John S. Llewellyn, Jr.        Director
----------------------------------
        John S. Llewellyn, Jr.


       /s/ Richard P. Mayer           Director
----------------------------------
           Richard P. Mayer


      /s/ Andrew J. McKenna           Director
----------------------------------
          Andrew J. McKenna


     /s/ Thomas A. Ravencroft
----------------------------------    Director
         Thomas A. Ravencroft

                             BERKELEY FARMS, INC.
               SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS


                                                                                       Amount
                                                                                      charged
                                                                          Balance    (credited)
                                                                             at       to costs                   Balance
                                                                         beginning      and         Accounts     at end
                        Classification                                   of period    expenses    written off   of period
----------------------------------------------------------------------   ---------   ----------   -----------   ---------
                                                                                          (In thousands)
Fiscal Year Ended December 31, 1997
Allowance for doubtful accounts and notes receivable..................    $  650       $  157        $  257       $  550
                                                                          ======       ======        ======       ======
Fiscal Year Ended December 31, 1996
Allowance for doubtful accounts and notes receivable..................    $  550       $  349        $  249       $  650
                                                                          ======       ======        ======       ======
Fiscal Year Ended December 31, 1995
Allowance for doubtful accounts and notes receivable..................    $  575       $  264        $  289       $  550
                                                                          ======       ======        ======       ======